AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1996
                                                    REGISTRATION NO. 333-05877

                        SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                     INTEGRATED LIVING COMMUNITIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware...........................  8059                             52-1967027
(State or other jurisdiction of ...  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization) ....  Classification Code Number)      Identification No.)



 Bernwood Centre, 24850 Old 41 Road, Suite 10, Bonita Springs, Florida 34135
                                (941) 947-7200
      (Address,including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                EDWARD J. KOMP
                               Bernwood Centre
                         24850 Old 41 Road, Suite 10
                        Bonita Springs, Florida 34135
                              Tel.: 941-947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               with copies to:


 CARL E. KAPLAN, ESQ.             MARSHALL A. ELKINS, ESQ.              FREDERICK W. KANNER, ESQ.
Fulbright & Jaworski L.L.P.       Integrated Health Services, Inc.      Dewey Ballantine
666 Fifth Avenue                  10065 Red Run Boulevard               1301 Avenue of the Americas
New York, New York 10103          Owings Mills, Maryland 21117          New York, New York 10019-6092
Tel.: 212-318-3000                Tel.: 410-998-8400                    Tel.: 212-259-8000


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------------

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] --------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall thereafter become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     INTEGRATED LIVING COMMUNITIES, INC.
                            CROSS-REFERENCE SHEET

FORM S-1 ITEM AND CAPTION                                                     PROSPECTUS CAPTIONS
- ------------------------------------------------------------- --------------------------------------------------
 1.      Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus                       Outside Front Cover Page of Prospectus

 2.      Inside Front and Outside Back Cover Pages of
         Prospectus                                           Inside Front Cover Page and Outside Back Cover
                                                              Page of Prospectus; Additional Information
 3.      Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges                            Prospectus Summary; Risk Factors (Ratio of
                                                              Earnings to Fixed Charges Not Applicable)
 4.      Use of Proceeds                                      Use of Proceeds

 5.      Determination of Offering Price                      Outside Front Cover Page of Prospectus; Risk
                                                              Factors; Underwriting
 6.      Dilution                                             Risk Factors; Dilution
 7.      Selling Security Holders                             Principal and Selling Stockholders
 8.      Plan of Distribution                                 Outside and Inside Front Cover Pages of
                                                              Prospectus; Underwriting
 9.      Description of Securities to be Registered           Outside Front Cover Page of Prospectus;
                                                              Description of Capital Stock; Underwriting
10.      Interests of Named Experts and Counsel               Not Applicable
11.      Information With Respect to the Registrant:

         (a)  Description of Business                         Prospectus Summary; Company History; Management's
                                                              Discussion and Analysis of Financial Condition
                                                              and Results of Operations; Business
         (b)  Description of Property                         Business-Properties
         (c)  Legal Proceedings                               Business-Legal Proceedings
         (d)  Market Price and Dividends on Registrant's
              Common Equity and Related Stockholder Matters   Description of Capital Stock; Dividend Policy

         (e)  Financial Statements                            Financial Statements; Pro Forma Financial
                                                              Information

         (f)  Selected Financial Information                  Prospectus Summary; Selected Consolidated
                                                              Financial Data
         (g)  Supplementary Financial Information             Not Applicable

                                        2


FORM S-1 ITEM AND CAPTION                                                     PROSPECTUS CAPTIONS
- ------------------------------------------------------------- --------------------------------------------------

         (h)  Management's Discussion and Analysis of
              Financial Condition and Results of Operations   Management's Discussion and Analysis of Financial
                                                              Condition and Results of Operations
         (i)  Changes in and Disagreements With Accountants
              on Accounting and Financial Disclosures         Not Applicable
         (j)  Directors and Executive Officers                Management
         (k)  Executive Compensation                          Management-Executive Compensation
         (l)  Security Ownership of Certain Beneficial
              Owners and Management                           Principal and Selling Stockholders

         (m)  Certain Relationships and Related
              Transactions                                    Prospectus Summary; Company History; Management
                                                              -- Compensation Committee Interlocks and Insider
                                                              Participation; Certain Transactions
12.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities       Not Applicable

               SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1996

PROSPECTUS

                               5,130,600 SHARES

                               [PASTE-UP LOGO]
                                 COMMON STOCK

   Of the 5,130,600 shares of Common Stock offered hereby, 2,435,700 shares are being sold by Integrated Living Communities, Inc. ("ILC" or the "Company") and 2,694,900 shares are being sold by Integrated Health Services, Inc. ("IHS"), the sole stockholder of the Company prior to this offering. Upon completion of this offering, IHS and its directors and executive officers will continue to beneficially own approximately 23.0% of the Company's outstanding Common Stock (approximately 20.7% if the Underwriters exercise their over-allotment option in full). The Company will not receive any proceeds from the sale of shares by IHS.

   Prior to this offering there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for information related to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "ILCC."

   See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED
                THE MERITS OF THE OFFERING. ANY REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

   --------------------------------------------------------------------------

                             Underwriting
                Price to     Discounts and     Proceeds to     Proceeds to
                Public       Commissions(1)    Company(2)      IHS
Per Share       $            $                 $               $
Total (3)       $            $                 $               $

   --------------------------------------------------------------------------
(1) The Company and IHS have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
See "Underwriting."

   (2) Before deducting estimated expenses of $      payable by the Company.


   (3) The Company has granted to the Underwriters a 30-day option to purchase up to 769,590 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
be $       , $       and $       , respectively.  See "Underwriting."

   The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, and subject to certain conditions. It is expected that certificates for the shares of the Common Stock offered hereby will be available for delivery on or about , 1996 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

   SMITH BARNEY INC.
                              ALEX. BROWN & SONS
                                 INCORPORATED
                          Donaldson, Lufkin & Jenrette
                                                  Securities Corporation

           , 1996


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

   The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under "Risk Factors."

                                 THE COMPANY

   The Company provides assisted living and related services to the private pay elderly market. Assisted living facilities combine housing, personalized support and healthcare services in a cost-effective, non-institutional setting designed to address the individual needs of the elderly who need regular assistance with activities of daily living, such as eating, bathing, dressing and personal hygiene, but who do not require the level of healthcare provided in a skilled nursing facility. The Company currently operates 19 assisted living and other senior housing facilities containing 1,812 units in seven states. The 1,812 units operated by the Company consist of 1,187 assisted living units (including 172 units devoted to Alzheimer's and dementia care), 544 independent living units for persons who require occasional assistance with the activities of daily living, and 81 skilled nursing units. The Company is pursuing a strategy of rapid growth through development and acquisition and intends to acquire, develop or obtain agreements to manage approximately 60 to 75 assisted living facilities per year in each of the next three years. As part of this strategy, ILC is currently developing 33 new assisted living facilities, of which 24 are scheduled to open during 1997, has entered into an agreement to acquire one facility containing 258 units simultaneous with the closing of this offering and is evaluating numerous additional acquisition opportunities. All of ILC's revenues from its owned and leased facilities for 1995 and the first six months of 1996 were derived from private-pay sources.

   The Company's objective is to expand its operations to become a leading provider of high-quality, affordable assisted living services. Key elements of the Company's strategy to achieve this goal are to: (i) provide high-quality healthcare-oriented services; (ii) grow rapidly through development and acquisition of assisted living facilities; (iii) utilize a flexible, cost-effective approach for the development of new assisted living facilities; and (iv) target a broad segment of the private-pay population.

   The  assisted  living  industry is highly  fragmented  and  characterized  by numerous small operators whose scope of services vary widely. Annual expenditures for assisted living services were estimated to be $10 to 12 billion in 1995. The Company believes that factors contributing to the growth of the assisted living industry include: (i) the aging of the U.S. population; (ii) the increasing affluence of the elderly and their families; (iii) the decreasing availability of family care in the home; (iv) consumer preference for greater independence and a less institutional setting; (v) the increasing emphasis by both federal and state governments and private insurers on containing long-term care costs; and (vi) the reduced availability of skilled nursing beds for less medically intensive residents. The Company believes that the foregoing factors, combined with the fragmented nature of the industry and the inexperience and lack of resources of many operators, have created a significant opportunity for ILC to become a leading provider of high-quality, affordable assisted living services.

   The Company believes that its approach to the development of new assisted living facilities differs from that of many other operators. Unlike many assisted living operators, the Company intends to rely primarily on a limited number of third-party developers, rather than maintain a large internal development staff. ILC currently has relationships with three developers, which developers are responsible for 29 of the 33 facilities currently under development by the Company. The Company has, together with these developers, developed three flexible and expandable prototype building designs. The flexibility feature is expected to allow the facility's assisted living and Alzheimer's bed allotment to be quickly and cost-effectively reconfigured based on changing market demand. The expandability feature is expected to allow the prototype buildings to be easily and cost-effectively expanded with little or no disruption to current operations. The Company believes its development approach will offer many advantages, including better construction quality control, lower architectural and engineering fees, bulk purchasing of materials and fixtures, and faster development and construction schedules.

                                 THE OFFERING

Common Stock being offered by:

     The Company                           2,435,700 shares
     IHS                                   2,694,900 shares

Common Stock to be outstanding
  after the offering                       6,333,600 shares(1)

Use of proceeds                            For  acquisition  and  development of
                                           assisted   living   facilities,   for
                                           repayment  of  certain   indebtedness
                                           due to IHS  and for general corporate
                                           purposes

Proposed Nasdaq National Market
  symbol                                   ILCC
- ----------
   (1) Excludes (i) 855,500 shares of Common Stock issuable upon exercise of outstanding options and (ii) 94,540 additional shares of Common Stock reserved for issuance pursuant to the Company's stock option plans. See "Management -- Stock Options."

                     SUMMARY CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                                  ------------------------          --------------------------------
                                                                    1995                               1996
                                                            -----------------------          -----------------------
                                                                            PRO
                                           1993      1994     ACTUAL     FORMA(1)     1995     ACTUAL   PRO FORMA(1)
                                         -------- --------- ---------- ------------ -------- --------- -------------
Statement of Operations Data(2):
Net revenues ..........................  $5,240   $11,645   $16,269    $27,452      $8,018   $11,295   $14,241
Facility operations....................   3,455     8,254    11,243     18,522       5,576     7,138     9,379
Facility rents.........................     856     1,466     2,430      1,770       1,215     1,309     1,005
Corporate administrative and general ..     315       726     1,005      3,895         499       678     1,948
Depreciation and amortization .........      24       369       415      1,672         206       480       912
Loss on impairment of long-lived
assets(3)..............................         --         --  5,126     5,126             --         --         --
                                         -------- --------- ---------- ------------ -------- --------- -------------
Earnings (loss) before income taxes
 and minority interest.................     590       830    (3,950)    (3,533)        522     1,690       997
Minority interest......................      10       (29)       37            --       23           --         --
                                         -------- --------- ---------- ------------ -------- --------- -------------
Earnings (loss) before income taxes ...     580       859    (3,987)    (3,533)        499     1,690       997
Federal and state income taxes  .......     226       322      (643)      (468)        192       651       384
                                         -------- --------- ---------- ------------ -------- --------- -------------
Net earnings (loss) ...................  $  354   $   537   $(3,344)   $(3,065)     $  307   $ 1,039   $   613
                                         ======== ========= ========== ============ ======== ========= =============
Earnings (loss) per common share ......  $ 0.09   $  0.14   $ (0.86)   $ (0.63)     $ 0.08   $  0.27   $  0.13
                                         ======== ========= ========== ============ ======== ========= =============
Weighted average shares
 outstanding(4)........................   3,898     3,898     3,898      4,835       3,898     3,898     4,835
                                         ======== ========= ========== ============ ======== ========= =============

                                             JUNE 30, 1996
                                 ---------------------------------------
                                                            PRO FORMA
                                 ACTUAL    PRO FORMA(5)   AS ADJUSTED(6)
                                 ------    ------------   --------------
Balance Sheet Data:
Cash and cash equivalents  ....  $   120      $   120            $14,920
Total assets...................   55,465       67,745             82,545
Note payable to parent company     3,363        3,363                 --
Stockholder's equity...........   40,331       52,531             70,694

- ----------
   (1) The pro forma statement of operations data for the year ended December 31, 1995 and the six months ended June 30, 1996 were prepared as if the Company's interest in the following facilities had been acquired on January 1, 1995: Vintage Healthcare Center ("Vintage"), which was leased by the Company commencing January 29, 1996; Terrace Gardens Healthcare and Retirement Center ("Terrace Gardens"), which the Company has agreed to acquire simultaneous with the closing of this offering; Homestead of Garden City ("Garden City"), which the Company leased effective July 1, 1996; and Carrington Pointe, which the Company acquired effective December 31, 1995. Effective October 31, 1995, a subsidiary of IHS (which subsidiary is now a subsidiary of the Company) exchanged its 60.5% partnership interest in a retirement community for the 39.5% minority partnership interest in the Waterside Retirement Estates ("Waterside") facility. The pro forma statement of operations data for the year ended December 31, 1995 is adjusted to
                                        4
reflect the acquisition of the minority interest in the Waterside facility as if such acquisition had occurred on January 1, 1995. Effective June 1, 1996, the Company received as a capital contribution condominium interests in the assisted living and related portions of the Vintage, Treemont Retirement Community ("Treemont") and West Palm Beach Retirement ("West Palm Beach") facilities which the Company had previously leased from IHS. Accordingly, the pro forma statement of operations data is adjusted to decrease rent expense associated with these facilities and to increase depreciation resulting from the receipt of a condominium interest in these facilities. The pro forma statement of operations data is also adjusted to (i) increase facility rents to reflect an increase in rent for the Company's Shores and Cheyenne Place Retirement ("Cheyenne Place") facilities effective June 1, 1996 and (ii) increase corporate administrative and general expenses to reflect management's estimate of the additional corporate administrative and general expense that would have been incurred during the period if the Company had operated on a stand-alone basis. No pro forma adjustments have been made to reflect the operations of the Homestead of Wichita facility ("Homestead Wichita"), which the Company leased commencing July 17, 1996, or the Cabot Pointe facility, which the Company acquired in August 1996 and intends to sell and lease back pursuant to a sale/leaseback transaction which the Company anticipates will close in October 1996, because such facilities were not in operation at June 30, 1996. See "Company History," "Use of Proceeds," "Pro Forma Financial Information," "Business -- Properties" and Notes 2 and 12 of Notes to Consolidated Financial Statements.

   (2)  The  Company  has  grown  substantially  through   acquisitions,   which
materially affects the comparability of the financial data reflected herein.
See "Company History" and "Certain Transactions."

   (3) In 1995, the Company implemented Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 in connection with IHS' implementation thereof. Through evaluation of the recent financial performance and a recent appraisal of one of its facilities, the Company estimated the fair value of this facility and determined that the carrying value of certain long-lived assets, including goodwill and buildings and improvements, exceeded their fair value. The excess carrying value was written off and is included in the statement of operations for 1995 as a loss on impairment of long-lived assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   (4) The pro forma weighted average shares outstanding is presented as if the Company sold 937,020 shares of Common Stock, representing the number of shares which would be required to be sold by the Company at the assumed initial public offering price of $14.00 per share (net of estimated underwriting discounts) in order for the Company to pay the purchase price for the Terrace Gardens facility. See "Use of Proceeds."

   (5) The pro forma balance sheet data as of June 30, 1996 was prepared as if the acquisition of the Terrace Gardens facility, which is expected to close simultaneous with the closing of this offering, had been consummated as of June 30, 1996. No pro forma adjustments have been made to reflect the acquisition of leasehold interests in the Garden City and Homestead Wichita facilities because such acquisitions will have no effect on the Company's balance sheet. No pro forma adjustments have been made to reflect the acquisition of Cabot Pointe because the Company intends to sell and lease back that facility in a sale/leaseback transaction which the Company anticipates will close in October 1996 and, as a result, such transaction will have no effect on the Company's balance sheet. See "Company History," "Use of Proceeds," "Pro Forma Financial Information" and "Business -- Properties."

   (6)  Adjusted to reflect (i) the  transaction  reflected  in note 5 above and
(ii) the sale of 2,435,700 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

             RELATIONSHIPS WITH INTEGRATED HEALTH SERVICES, INC.

     The Company is a wholly-owned subsidiary of Integrated Health Services, Inc. Upon completion of this offering, IHS and its directors and executive officers will continue to beneficially own approximately 23.0% of the Company's outstanding Common Stock (approximately 20.7% if the Underwriters exercise their over-allotment option in full), and IHS will be the Company's largest stockholder. As a result of its ownership interest upon completion of this offering, IHS could have a significant influence over, and may be able to control, the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary transactions. Currently, two of the six members of the Company's Board of Directors are directors and executive officers of IHS. Prior to this offering, IHS provided capital and healthcare and administrative services to the Company. Following completion of this offering certain of these arrangements and services will Be terminated and others will be modified. See "Risk Factors -- Dependence on IHS," "-- Potential Conflicts of Interest with IHS" and "Certain Transactions."

   Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' option to purchase from the Company up to 769,590 additional shares of Common Stock to cover over-allotments, if any, and (ii) gives effect to the issuance of 4,960,900 shares of Common Stock as a dividend to effect a 49,610-for-1 stock split of the Common Stock on June 10, 1996 and IHS' subsequent surrender of 1,063,100 shares of Common Stock to the Company in August 1996. As used herein, unless the context requires otherwise, the terms "Company" and "ILC" include Integrated Living Communities, Inc. and its subsidiaries and predecessors and the term "IHS" includes Integrated Health Services, Inc. and its subsidiaries other than the Company.

                                 RISK FACTORS

   Prospective purchasers of the Common Stock offered hereby should consider carefully the factors set forth below, as well as other information contained in this Prospectus, before making a decision to purchase the Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

RECENT ORGANIZATION; HISTORY OF LOSSES; ANTICIPATED OPERATING LOSSES

   The Company was organized in November 1995 to own, operate and develop assisted living facilities and has a limited operating history. The Company is currently a wholly-owned subsidiary of IHS, which operated 14 of the 19 facilities currently operated by the Company until such operations were transferred to the Company following its formation. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company had net income
(loss) of $(3,344,000) and $1,039,000, respectively. On a pro forma basis, giving effect to the acquisition of the Terrace Gardens facility, which is expected to close simultaneous with this offering (the "Proposed Acquisition"), the acquisition of a leasehold interest in two facilities in July 1996, the acquisition of the Cabot Pointe facility in August 1996 and the subsequent sale/leaseback of such facility, which the Company anticipates will close in October 1996, the acquisition of the Carrington Pointe facility, the acquisition of the minority interest in the Waterside facility and the contribution by IHS to the Company's capital of the condominium interests in the Treemont, Vintage and West Palm Beach facilities as if such transactions had occurred on January 1, 1995, as well as the related adjustments to facility rents, depreciation and corporate administrative and general expense, the net income (loss) for the year ended December 31, 1995 and the six months ended June 30, 1996 would have been $(3,065,000) and $613,000, respectively. See "Pro Forma Financial Information."

   Under Florida insurance regulations relating to life-care contracts, IHS' transfer of the Waterside facility to the Company is subject to review by the Florida Department of Insurance. The Company believes that the Department of Insurance will approve the transfer of the facility, although there can be no assurance that such transfer will be approved. If the transfer is not approved, the Company will be obligated to transfer ownership of the Waterside facility back to IHS. During the year ended December 31, 1995 and the six months ended June 30, 1996, the Waterside facility generated revenues of $3,644,000 and $1,807,000, respectively, and earnings (loss) before income taxes of $(4,850,000) and $402,000, respectively. At December 31, 1995 and June 30, 1996, total assets of the Waterside facility were $10,693,000 and $10,873,000, respectively, total liabilities were $10,025,000 and $10,111,000, respectively, and stockholder's equity was $668,000 and $762,000, respectively.

   The Company's growth strategy focuses on the rapid acquisition and development of assisted living facilities. The Company currently expects to open 24 newly developed assisted living facilities in 1997, all of which are expected to incur start-up losses for at least eight months after commencing operations. The Company estimates that it will take approximately six to 12 months for a newly developed assisted living facility to achieve a stabilized level of occupancy (i.e., an occupancy level in excess of 90%). As a result, the Company expects to incur losses at least through the end of 1997. The Company may incur additional operating losses thereafter if it fails to achieve expected occupancy rates at newly acquired or developed facilities or if expenses related to the development, acquisition or operation of newly acquired or developed facilities exceed expectations. There can be no assurance as to when the Company's operations will become profitable, if at all. The inability to achieve profitability at a newly acquired or developed facility on a timely basis could have an adverse effect on the Company's business, operating results and financial condition and the market price of the Common Stock. The success of the Company's future operations is dependent to a large extent on expansion of the Company's operational base. There can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays which could result in greater than anticipated operating losses or otherwise materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations," "-- Liquidity and Capital Resources" and "Business -- Business Strategy."

DIFFICULTIES OF MANAGING RAPID GROWTH

   The Company expects the number of facilities it operates will increase substantially as it pursues its rapid growth strategy. The Company's success will depend in large part on identifying suitable development and acquisition opportunities, and its ability to pursue such opportunities, complete developments, consummate acquisitions, create demand for its facilities and effectively operate its assisted living facilities. The Company competes for acquisition and expansion opportunities with companies which have significantly greater financial and management resources than the Company. The Company's growth will place a significant burden on the Company's management and operating personnel and its financial resources. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. There can be no assurance that the Company will be able to implement its rapid growth strategy or that such strategy will ultimately be profitable. If the Company is unable to implement its rapid growth strategy or to manage its growth effectively, its business, operating results and financial condition could be adversely affected. See "-- Difficulties of Integrating Acquisitions," "-- Limited Development Experience; Development Delays and Cost Overruns," "-- Need for Substantial Additional Capital," "-- Dependence on Senior Management and Skilled Personnel," "-- Competition," "Business -- Business Strategy" and "Management -- Directors and Executive Officers."

DIFFICULTIES OF INTEGRATING ACQUISITIONS


   The Company's growth strategy depends significantly upon the rapid acquisition (through purchase, lease or management agreements) of existing assisted living facilities and other properties that it believes it can efficiently reposition as assisted living facilities. The Company's strategy of acquiring, developing or attaining agreements to manage 60 to 75 assisted living facilities per year in each of the next three years is likely to place a significant strain on the Company's management and financial resources. If the Company is unsuccessful in operating newly acquired facilities and integrating them into the Company's existing operations, the Company's business, operating results and financial condition could be adversely affected. There can be no assurance that the Company's acquisition of assisted living facilities will occur at the rate currently expected by the Company or that future acquisitions will be completed in a timely manner, if at all. The success of the Company's acquisitions will be determined by numerous factors, including the Company's ability to identify suitable acquisition candidates, competition for such acquisitions, the purchase price, the financial performance of the facilities after acquisition and the ability of the Company to integrate effectively the operations of acquired facilities. Acquisitions of facilities are typically subject to a number of closing conditions, including those regarding the status of title to real property included in the acquisition, the results of environmental investigations performed on the Company's behalf, the transfer of applicable licenses or permits and the availability of appropriate financing. In addition, the Company may under certain circumstances acquire skilled-nursing facilities that for various reasons it does not reposition as assisted living facilities or integrate into a continuing care retirement community. There can be no assurance that the Company will successfully dispose of or operate such skilled-nursing facilities. Furthermore, the acquisition of skilled nursing facilities by the Company may exacerbate potential conflicts of interest between the Company and IHS, and could expose directors of the Company to claims that duties to one or both companies have not been met. Any failure by the Company with respect to the repositioning, integration or operation of any acquired facilities may have a material adverse effect on the Company's business, operating results and financial condition. See "-- Potential Conflicts of Interest with IHS," "-- Difficulties of Managing Rapid Growth," "Business -- Business Strategy" and "Certain Transactions."


LIMITED DEVELOPMENT EXPERIENCE; DEVELOPMENT DELAYS AND COST OVERRUNS

   The Company currently expects to open approximately 25 to 35 newly developed assisted living facilities per year over the next three years, and currently has 33 assisted living facilities in various early stages of development. The Company has very limited experience in developing new assisted living facilities and its ability to achieve this objective will be dependent to a great extent upon the experience and abilities of the third-party developers with which the Company has established relationships. To date, the Company has not opened any newly developed assisted living facilities, and there can be no assurance it will be successful in doing so. There can be no assurance that the Company will not suffer delays in its development program, which could slow the Company's growth. Achieving the Company's plan to open 25 to 35 new assisted living facilities in each of the next three years is dependent on numerous factors, many of which the Company is unable to control or significantly influence, which could adversely affect the Company's growth. These factors include, but are not limited to: (i) locating sites for new facilities at acceptable costs; (ii) obtaining proper zoning use permits, development plan approval, authorization and licensing from governmental units in a timely manner; (iii) obtaining adequate financing under acceptable terms;
(iv) relying on third-party architects and contractors and the availability and costs of labor and construction materials, as well as weather; and (v) obtaining qualified staff. Development of assisted living facilities can be delayed or precluded by various zoning, healthcare licensing and other applicable governmental regulations and restrictions. ILC may also incur construction costs that exceed original estimates, may experience competition in the search for suitable development sites and may be unable to arrange financing for development. The Company intends to rely on third-party developers to construct new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with developers, project managers, general contractors and subcontractors, any of which difficulties could result in increased construction costs and delays. The Company estimates that the development cost of most of its assisted living facilities will generally range from approximately $68,000 to $75,000 per unit, depending on local variations in land and construction costs, with an overall average development cost of approximately $72,000 per unit. The Company estimates that it will require approximately six months from the date of land acquisition to develop its 40 unit facilities and approximately nine months from the date of land acquisition to develop its 80 unit facilities. However, project development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of  applying  such laws and  regulations.  If the  Company's  development schedule is delayed, the Company's business, operating results and financial condition could be adversely affected. In addition, the Company estimates that it will take approximately six to 12 months for a newly developed assisted living facility to achieve a stabilized level of occupancy (i.e., an occupancy level in excess of 90%) and that each new facility will incur start-up losses for at least eight months after commencing operations. See "-- Recent Organization; History of Losses; Anticipated Operating Losses," "-- Difficulties of Managing Rapid Growth," "-- Dependence on Senior Management and Skilled Personnel," "Business -- Business Strategy," "-- Development and Acquisition" and "-- Properties -- Development."

NEED FOR SUBSTANTIAL ADDITIONAL CAPITAL

   To achieve its growth objectives, the Company will need to obtain substantial additional financial resources to fund its development, construction and acquisition activities and anticipated operating losses. Accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company does not expect any of its newly developed assisted living facilities to generate positive cash flow for at least eight months after commencing operations. As a result, the Company expects negative cash flow for at least the next several years as it continues to develop and acquire assisted living facilities. There can be no assurance that any newly developed facility will achieve a stabilized occupancy rate and resident mix that meets the Company's expectations or generates positive cash flow. The Company currently estimates that the net proceeds to be received by it in this offering, together with financing commitments and sale/leaseback and mortgage financing that it anticipates will be available, will be sufficient to fund its acquisition and development program and its anticipated operating losses for at least the next 12 months. There can be no assurance, however, that the Company will not be required to seek additional capital earlier. There are a number of circumstances beyond the Company's control that may result in the Company's financial resources being inadequate to meet its needs. The Company expects from time to time to seek additional funds through public or private financing, including equity financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. To the extent the Company finances its activities through debt or sale/leaseback arrangements, the Company may become subject to certain financial and other covenants which may restrict its ability to pursue its rapid growth strategy and to pay dividends on the Common Stock. There can be no assurance that adequate equity, debt or sale/leaseback financing will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate all or some of its development and acquisition projects and could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Recent Organization; History of Losses; Anticipated Operating Losses," "-- Substantial Anticipated Debt and Lease Obligations," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital Stock."

SUBSTANTIAL ANTICIPATED DEBT AND LEASE OBLIGATIONS

   The Company intends to finance the development and acquisition of its assisted living facilities through mortgage financing, operating leases (including sale/leaseback financing) and lines of credit. As a result, the
Company expects to incur substantial indebtedness and debt related payments (including payments on operating leases) as the Company pursues its growth strategy. The Company is presently a party to long-term operating leases for four of its residential facilities and anticipates that it will lease the Cabot Pointe facility commencing in October 1996. These leases require minimum annual lease payments aggregating approximately $2.4 million in 1996, and generally provide for annual rent increases. The Company currently expects to finance 24 of its assisted living facilities currently under development through sale/leaseback transactions or mortgage financing, although the Company may lease certain of these facilities from the developer. The remaining nine facilities currently under development are expected to be leased from the developer which owns the facilities. As a result, it is anticipated that a substantial portion of the Company's cash flow will be devoted to debt service and lease payments. There can be no assurance that the Company will generate sufficient cash flow from operations to cover required interest, principal and lease payments. If the Company were unable to meet interest, principal or lease payments, or satisfy financial covenants relating to, among other things, cash flow and debt coverage ratios, it could be required to seek renegotiation of such payments or obtain additional equity or debt financing. There can be no assurance that any such efforts would be successful or timely or that the terms of any such financing or refinancing would be acceptable to the Company. Any payment or other default could cause the lender to foreclose upon the facilities securing such indebtedness or, in the case of an operating lease, could result in termination of the lease, with a consequent loss of income and asset value to the Company. Furthermore, to the extent the Company's mortgage and sale/leaseback agreements contain cross-default and cross-collateralization provisions, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's properties. The Company's leverage may also adversely affect the Company's ability to respond to changing business and economic conditions or continue its development and acquisition program. See "-- Need for Substantial Additional Capital," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Properties."

UNCERTAINTY OF THE PROPOSED ACQUISITION(); DIFFICULTIES OF INTEGRATING THE PROPOSED ACQUISITION

   The Company has entered into an agreement to acquire one assisted living facility for an aggregate purchase price of $12.2 million. The closing of the Terrace Gardens acquisition is subject to certain customary conditions, including conditions regarding the status of title to real property being acquired, the results of environmental investigations performed on the Company's behalf and the transfer of applicable licenses and permits. Although the Company expects the proposed acquisition of the Terrace Gardens facility to be consummated simultaneous with the closing of this offering, there can be no assurance that the conditions to closing will be satisfied in a timely manner, if at all. Any delay or failure to consummate the acquisition of Terrace Gardens could have an adverse effect on the Company's operating results. Additionally, there can be no assurance that the Company's anticipated sale and leaseback of the Cabot Pointe facility will be consummated in October 1996 as scheduled or at all. The Terrace Gardens acquisition, together with the acquisition of a leasehold interest in two facilities in July 1996 and the acquisition of the Cabot Pointe facility in August 1996, will result in a 23.5% increase in the number of facilities, and a 21.1% increase in the number of units, operated by the Company at June 30, 1996. Such an increase in the Company's operations may strain the Company's available resources, and there can be no assurance that the Company will successfully assume operational control over the newly acquired facilities or integrate them with the Company's existing operations. If the Company is unsuccessful in operating the newly acquired facilities and integrating them into the Company's existing operations, the Company's business, operating results and financial condition could be adversely affected. See "-- Difficulties of Managing Rapid Growth," "-- Difficulties of Integrating Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Properties -- Proposed Acquisition."

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

   The Company depends,  and will continue to depend,  on the services of Robert
N. Elkins, M.D., its Chairman of the Board, Edward Komp, its President and Chief Executive Officer and other key management staff. The loss of the services of Dr. Elkins or Mr. Komp could have a material adverse effect on the Company's business, operating results and financial condition. Dr. Elkins is Chairman of the Board and Chief Executive Officer of IHS. As a result, he will not be devoting his full time and efforts to the Company. See "-- Potential Conflicts of Interest with IHS." The Company also depends on its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each of its residential facilities. The Company's ability to attract and retain management personnel for its facilities will be critical to the success of the Company's rapid growth strategy, which contemplates acquiring, developing or acquiring agreements to manage 60 to 75 new assisted living facilities per year for each of the next three years. If the Company is unable to hire qualified management to operate its assisted living facilities, the Company's business, operating results and financial condition could be adversely affected. See "Management."

STAFFING AND LABOR COSTS

   The Company competes with various healthcare providers, including other assisted living providers, with respect to attracting and retaining qualified or skilled personnel. The Company also depends on the available labor pool of low-wage employees. A shortage of nurses or other trained personnel or general inflationary pressures may require the Company to enhance its wage and benefits package in order to compete. There can be no assurance that the Company's labor costs will not increase or, if they do, that they can be matched by corresponding increases in revenues. Any significant failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Employees."

DEPENDENCE ON ATTRACTING SENIORS WITH SUFFICIENT RESOURCES TO PAY

   The Company currently, and for the foreseeable future, expects to rely primarily on its residents' ability to pay the Company's fees from their own or familial financial resources. Generally only seniors with income or assets meeting or exceeding the comparable median in the region where the Company's assisted living facilities are located are expected to be able to afford the Company's fees. Inflation or other circumstances that adversely affect the ability of seniors to pay for the Company's services could have an adverse effect on the Company. If the Company encounters difficulty in attracting seniors with adequate resources to pay for its services, its business, operating results and financial condition could be adversely affected. See "Business -- Services."

SUBSTANTIAL PORTION OF THE OFFERING TO BENEFIT IHS

   IHS will receive approximately $35.1 million (assuming an initial public offering price of $14.00 per share and after deducting estimated underwriting discounts) for the shares of Common Stock to be sold by it in this offering, which shares were received by IHS from the Company in January 1996 in consideration of IHS' transfer to the Company of 14 of the 19 assisted living facilities currently operated by the Company. In addition, the Company will use a portion of the proceeds of this offering to repay all amounts the Company has borrowed from IHS, which at August 31, 1996 aggregated $7.4 million. See "-- Potential Conflicts of Interest with IHS," "Company History" and "Use of Proceeds."

DEPENDENCE ON IHS

   The Company was formed in November 1995 as a wholly-owned subsidiary of IHS to operate the assisted living and other senior housing facilities owned, leased or managed by IHS. To date, IHS has provided all required financial, legal, accounting, human resources and information systems services to the Company, and has satisfied all the Company's capital requirements in excess of internally generated funds. Subsequent to the closing of this offering, the Company will be responsible for obtaining its own external sources of financing and for its own financial, legal, accounting, human resources and information systems services. The Company believes that the cost of these services following this offering will exceed substantially the expense for these services allocated to the Company by IHS. There can be no assurance that the Company will be successful in obtaining these services. IHS has agreed to provide certain accounting and information systems services to the Company until it has implemented its own MIS and accounting systems, which the Company anticipates will occur in the fourth quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Operations" and "Certain Transactions."

   The Company currently subleases The Shores and Cheyenne Place facilities from IHS. IHS leases these facilities, as well as 41 other facilities, from Litchfield Asset Management Corp. ("LAM"). IHS is required to meet certain financial tests under its agreement with LAM and, to the extent IHS is unable to meet such tests, LAM has the right to terminate IHS' lease of the 43 facilities, which would result in the termination of the subleases. The loss of these facilities, which accounted for approximately 39.0% and 29.0% of the Company's revenues, and approximately 39.6% and 14.8% of the Company's earnings before loss from impairment of long-lived assets in the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that IHS will be able to meet such tests.

POTENTIAL CONFLICTS OF INTEREST WITH IHS

   Robert N. Elkins, M.D., the Chairman of the Board of the Company, and Lawrence P. Cirka, a director of the Company, are the Chairman of the Board and Chief Executive Officer and President, Chief Operating Officer and a director, respectively, of IHS and, as a result, may have conflicts of interest in addressing business opportunities and strategies with respect to which the Company's and IHS' interests differ. The Company and IHS have not adopted any formal procedures designed to assure that conflicts of interest will not occur or to resolve any such conflicts. Dr. Elkins is also a director and principal stockholder of Community Care of America, Inc. ("CCA"), which operates long-term care and assisted living facilities, and is a director of Capstone Capital Corporation, a real estate investment trust from which the Company expects to receive financing. IHS will continue to operate Alzheimer's units in certain of its skilled nursing facilities, including the skilled nursing facilities located in the condominiums in which the Company's Treemont and West Palm Beach facilities are located. The Company is prohibited from including a segregated and secured Alzheimer's ward in its portion of these facilities. In geographic areas where the Company and either IHS or CCA operates a facility, ILC will be competing with these companies for residents for its facilities. In addition, upon completion of this offering IHS, Dr. Elkins and Mr. Cirka will continue to beneficially own in aggregate approximately 23.0% of the Company's outstanding Common Stock (approximately 20.7% if the Underwriters' exercise their over-allotment option in full), and IHS will be the Company's largest stockholder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Properties," "Certain Transactions" and "Principal and Selling Stockholders."

DISCRETIONARY USE OF PROCEEDS

   The Company will use approximately $12.2 million of the net proceeds from this offering to finance the purchase of the Terrace Gardens facility and a portion of the net proceeds to repay outstanding loans from IHS, which aggregated $7.4 million at August 31, 1996. The Company expects to use the remaining net proceeds (approximately $10.8 million, assuming an initial public offering price of $14.00 per share (approximately $13.5 million if the sale/leaseback transaction for the Cabot Pointe facility is consummated prior to the closing of this offering) to fund the development and acquisition of additional assisted living facilities and for general corporate purposes, including working capital. The Company will have broad discretion in using the unallocated net proceeds of this offering. See "Use of Proceeds."

POSSIBLE ENVIRONMENTAL LIABILITIES

   Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials or petroleum, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations, and could exceed the value of the property and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, to borrow using the property as collateral or, in the case of facilities currently being developed, to occupy and use the property. Under these laws and regulations, an owner, operator or any entity which arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held, operated or developed by the Company could have an adverse effect on the Company's business, operating results and financial condition. Further, the Company cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted with respect to activities to which they have not previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could require substantial expenditures by the Company and could adversely affect the results of operations of the Company.

GOVERNMENTAL REGULATION

   Healthcare is heavily regulated at the federal, state and local levels and represents an area of extensive and frequent regulatory change. A number of legislative and regulatory initiatives relating to long-term care are proposed or under study at both the federal and state levels that, if enacted or adopted, could have an adverse effect on the Company's business and operating results. The Company cannot predict whether and to what extent any such legislative or regulatory initiatives will be enacted or adopted, and therefore cannot assess what effect any current or future initiatives would have on the Company's business and operating results. Changes in applicable laws and new interpretations of existing laws can significantly affect the Company's operations, as well as its revenues (particularly those from governmental sources) and expenses. The Company's facilities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities specific to their location. While regulations and licensing requirements often vary significantly from state to state, they typically address, among other things: personnel education, training and records; facility services, including administration of medication, assistance with self-administration of medication and limited nursing services; physical plant specifications; furnishing of resident units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities. In several states assisted living facilities also require a certificate of need before the facility can be opened. In most states, assisted living facilities also are subject to state or local building codes, fire codes and food service licensure or certification requirements. Like other healthcare facilities, assisted living facilities are subject to periodic survey or inspection by governmental authorities. The Company's success will depend in part on its ability to satisfy such regulations and requirements and to acquire and maintain any required licenses. The Company's operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards. In addition, the Company is subject to certain federal and state laws that regulate relationships among providers of healthcare services. These laws include the Medi-care and Medicaid anti-kickback provisions of the Social Security Act, which prohibit the payment or receipt of any remuneration by anyone in return for, or to induce, the referral of patients for items or services that are paid for, in whole or in part, by Medicare or Medicaid. A violation of these provisions may result in civil or criminal penalties for individuals or entities and/or exclusion from participation in the Medicare and Medicaid programs. Federal, state and local governments occasionally conduct unannounced investigations, audits and reviews to determine whether violations of applicable rules and regulations exist. Devoting management and staff time and legal resources to such investigations, as well as any material violation by the Company that is discovered in any such investigation, audit or review, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Business Strategy" and "-- Governmental Regulation."

   The Company and its activities are subject to zoning and other state and local government regulations. Zoning variances or use permits are often required for construction. Severely restrictive regulations could impair the ability of the Company to open additional residences at desired locations or could result in costly delays, which could adversely affect the Company's growth strategy and results. See "-- Limited Development Experience; Development Delays and Cost Overruns," "Business -- Business Strategy" and "-- Development and Acquisition."


   Certain  states  provide  for  Medicaid  reimbursement  for  assisted  living services pursuant to Medicaid Waiver Programs permitted by the Federal government. In the event the Company elects to provide services in states with a Medicaid Waiver Program, the Company may then elect to become certified as a Medicaid provider in such states. As a provider of services under the Medicaid Waiver Program, the Company will be subject to all of the requirements of such program, including the fraud and abuse laws, violations of which may result in civil and criminal penalties and exclusion from further participation in the Medicaid Waiver Program. The Company intends to comply with all applicable laws, including the fraud and abuse laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not in the future have a material adverse impact on the Company's business, results of operations or financial condition. See "Business -- Governmental Regulation."

   Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

COMPETITION

   The healthcare industry is highly competitive and the Company expects that the assisted living segment in particular will become more competitive in the future. In general, regulatory and other barriers to competitive entry in the assisted living industry are presently not substantial. The Company will continue to face competition from numerous local, regional and national providers of assisted living and long-term care. The Company will compete with skilled nursing facilities and acute care hospitals primarily on the bases of cost, quality of care, array of services provided and physician referrals. The Company will also compete with companies providing home-based healthcare, and even family members, based on those factors as well as the reputation, geographic location, physical appearance of facilities and family preferences. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of the Company. However, the Company anticipates that its most significant competition will come from other assisted living and long-term care facilities within the same geographic area as the Company's facilities because management's experience indicates that senior citizens frequently elect to move into facilities near their homes.

   In implementing its growth strategy, the Company expects to face competition in its efforts to develop and acquire assisted living facilities. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. A significant number of industry competitors have recently raised financing in the public markets, providing them with cash to develop and acquire assisted living facilities and making it easier for them to use their equity and debt securities as consideration for acquisitions. Consequently, there can be no assurance that the Company will not encounter increased competition in the future that could limit its ability to attract residents or expand its business and therefore have a material adverse effect on its business, operating results and financial condition. Further, if the development of new assisted living facilities outpaces demand for those facilities in the markets in which the Company has or is developing facilities, such markets may become saturated. Such an oversupply of facilities could cause the Company to experience decreased occupancy, depressed margins and lower profitability. See "Business -- Competition."

POTENTIAL ADVERSE IMPACT OF GOVERNMENTAL REIMBURSEMENT PROGRAMS

   Currently, the federal government does not provide any reimbursement for the type of assisted living services offered by the Company, although the federal government does provide reimbursement for the services provided in the skilled nursing beds located in the Company's continuing care retirement communities. Although some states have reimbursement programs in place, the level of reimbursement is generally insufficient to cover the costs of the Company's assisted living services. Currently all of the Company's revenue is from private pay sources except that one of its managed facilities, which includes 60 skilled nursing units, received approximately 23% of its revenues in the year ended December 31, 1995 from federal and state reimbursement programs. Depending in part on the results of the Company's acquisition and development program, net revenues from governmental reimbursement programs could increase from time to time. There can be no assurance that the Company or the facilities which it manages will continue to meet the requirements for participating in governmental reimbursement programs. Furthermore, governmental reimbursement programs are subject to statutory and regulatory changes, retroactive rate settlements, administrative rulings and governmental funding restrictions, some of which could have a material adverse effect on the future rate of payment to facilities operated by the Company. A substantial dependence on governmental reimbursement programs, changes in the funding levels of such programs or the failure of the Company's operations to qualify for governmental reimbursement could have an adverse effect on the Company's business, operating results and financial condition. See "-- Governmental Regulation," "Business -- Governmental Regulation" and "-- Operations -- Service Revenue Sources."

GEOGRAPHIC CONCENTRATION

   A significant number of the 53 properties currently operated, managed, proposed to be acquired or under development are located in California and Texas (14 and 12 facilities, respectively). The market value of these properties and the income generated from properties managed or leased by the Company could be negatively affected by changes in local and regional economic conditions and by acts of nature. See "Business -- Properties." In addition, the Company anticipates that a substantial portion of its business and operations will ultimately be concentrated in several states in the southern, midwestern and western portion of the United States, and that economic conditions in such states may adversely affect the Company's business, results of operations and financial condition.

LIABILITY AND INSURANCE

   The Company's business entails an inherent risk of liability. In recent years, participants in the long-term care industry, including the Company, have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant legal costs. The Company expects that from time to time it will be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's operating results and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually, and there can be no assurance that the Company will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

   Sales of substantial amounts of shares of Common Stock in the public market after this offering or the perception that such sales could occur could adversely affect the market price of the Common Stock and the Company's ability to raise equity. Upon completion of this offering, the Company will have 6,333,600 shares of Common Stock outstanding (7,103,190 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 5,130,600 shares sold in this offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the
"Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 promulgated under the Securities Act. The remaining 1,203,000 shares, all of which will be owned by IHS, are "restricted securities" within the meaning of Rule 144. The Company, its directors and officers and IHS have agreed with the Underwriters pursuant to "lock-up" agreements not to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock for a period of 180 days after the date of this Prospectus other than, in the case of the Company, in certain limited circumstances, without the prior written consent of Smith Barney Inc. Smith Barney Inc. may, in its sole discretion and at any time without prior notice, release all or any portion of the shares of Common Stock subject to the "lock-up" agreements. Beginning in January 1998, all of the shares which will be held by IHS upon completion of this offering may be sold subject to the volume and other limitations of Rule
144. The Securities and Exchange Commission (the "Commission") has proposed an amendment to Rule 144 under the Securities Act which, if adopted as currently proposed, would permit the sale of such 1,203,000 shares of Common Stock held by IHS upon expiration of the 180-day "lock-up" period referred to above, rather than beginning in January 1998, subject to the volume and other limitations of Rule 144. All shares of Common Stock held by IHS will be eligible for sale to certain qualified institutional buyers in accordance with Rule 144A under the Securities Act. Furthermore, the Company intends to register soon after the date of this Prospectus 950,040 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans and agreements, under which options to purchase 855,500 shares of Common Stock are currently outstanding. The Company has granted IHS "piggyback" and demand "shelf" registration rights with respect to the shares held by IHS upon completion of this offering. If the Company is required to include in a Company-initiated registration shares held by IHS pursuant to the exercise of its "piggyback" registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Management -- Stock Options," "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

   Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price of the Common Stock will be determined by negotiation among the Company, IHS and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of this offering. For factors that will be considered in determining the initial public offering price, see "Underwriting." After completion of this offering, the market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the shares of Common Stock, variations in the Company's operating results, changes in earnings estimates by securities analysts, publicity regarding the assisted living industry or the Company and new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the healthcare industry in general or the assisted living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the shares of Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against such company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition.

CONTROL BY CERTAIN PRINCIPAL STOCKHOLDERS

   Following completion of this offering, IHS and the Company's executive officers and directors as a group will beneficially own approximately 27.8% of the outstanding Common Stock. Currently, IHS' Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer are two of the six members of the Company's Board of Directors, and IHS' Chairman of the Board serves as Chairman of the Board of the Company. As a result, IHS and the Company's executive officers and directors as a group could have a significant influence over, and may be able to control, the outcome of all matters submitted to a vote of the Company's stockholders, including the election of directors and significant corporate transactions. See "-- Potential Conflicts of Interest with IHS" and "Principal and Selling Stockholders."

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

   The Company's Restated Certificate of Incorporation and By-laws, as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow the Company to issue, without stockholder approval, preferred stock having voting rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Board of Directors. As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined) for three years following the date such person became an interested stockholder unless certain conditions are satisfied. See "Description of Capital Stock -- Preferred Stock," "-- Certain Provisions of the Restated Certificate of Incorporation and By-laws" and "-- Delaware Anti-Takeover Law."

IMMEDIATE AND SUBSTANTIAL DILUTION

   The existing stockholder of the Company acquired its shares of Common Stock at an average cost substantially below the initial public offering price set forth on the cover page of this Prospectus. Therefore, purchasers of Common Stock in this offering will experience immediate and substantial dilution, which, at the assumed initial public offering price of $14.00 per share, will be $2.84 per share. See "Dilution."

NO DIVIDENDS

   The Company anticipates that future earnings will be retained by the Company for the development of its business. Accordingly, the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                 COMPANY HISTORY

GENERAL

   The Company was formed in November 1995 as a wholly-owned subsidiary of IHS to operate the assisted living and other senior housing facilities owned, leased and managed by IHS. Following the Company's formation, IHS transferred to the Company as a capital contribution its ownership interest in the Waterside and The Homestead facilities, sublet to the Company The Shores and Cheyenne Place facilities, and leased to the Company the assisted living and related portions of the Treemont Retirement Community and West Palm Beach Retirement facilities. IHS also transferred to the Company agreements to manage nine facilities (one of which was cancelled by mutual agreement in July 1996 and one of which the Company has been notified will be cancelled effective October 31, 1996). The Company's principal executive offices are located at Bernwood Centre, 24850 Old 41 Road, Suite 10, Bonita Springs, Florida 34135, and its telephone number is 941-947-7200.


ACQUISITION HISTORY

   In January 1989, IHS acquired a leasehold interest in the Dallas at Treemont facility, a skilled nursing facility with a 231 unit assisted living, Alzheimer's and adult day care facility, and IHS subsequently purchased the Dallas at Treemont facility in June 1994. The Company leased the assisted living, Alzheimer's and adult day care portions of this facility from IHS until June 1, 1996, when the Company and IHS entered into a condominium agreement for the Dallas at Treemont facility. In connection with the condominium agreement, the Company received as a capital contribution from IHS the condominium interest in the assisted living, Alzheimer's and adult day care portion of the facility.


   In December 1993, IHS acquired Central Park Lodges, Inc., which owned the West Palm Beach skilled nursing and assisted living facility and a 60.5% partnership interest in each of the Waterside and Lakehouse West continuing care retirement communities. Effective October 31, 1995, IHS exchanged its 60.5% partnership interest in the Lakehouse West facility for the 39.5% partnership interest in the Waterside facility which it did not own. The Company received the Waterside facility from IHS as a capital contribution and leased the assisted living portion of the West Palm Beach facility from IHS until June 1, 1996, when the Company and IHS entered into a condominium agreement for the West Palm Beach facility. In connection with the condominium agreement, the Company received as a capital contribution from IHS the condominium interest in the assisted living portion of the facility. Under Florida insurance regulations relating to life-care contracts, IHS' transfer of the Waterside facility to the Company is subject to review by the Florida Department of Insurance. The Company believes that the Department of Insurance will approve the transfer of the facility, although there can be no assurance that such transfer will be approved. If the transfer is not approved, the Company will be obligated to transfer ownership of the Waterside facility back to IHS. See "Risk Factors -- Recent Organization; History of Losses; Anticipated Operating Losses" and Notes 2 and 12 of Notes to Consolidated Financial Statements.

   In March 1994, IHS acquired The Homestead, a 50 unit assisted living and adult day care facility for a total cost of approximately $1.3 million, adjusted for certain accrued liabilities, prepayments and deposits assumed by IHS. Prior to the purchase IHS had managed the facility under a management agreement with the prior owner. The Company received this facility from IHS as a capital contribution.

   In August 1994, IHS entered into separate facility operating leases for the 260 unit Shores and 95 unit Cheyenne Place facilities. IHS has subleased these assisted living facilities, including the related equipment, furniture and fixtures, to the Company. These facilities are part of 43 facilities leased by IHS from LAM. IHS is required to meet certain financial tests under its agreement with LAM and, to the extent IHS is unable to meet such tests, LAM has the right to terminate IHS' lease of the 43 facilities, which would result in the termination of the subleases. There can be no assurance that IHS will be able to meet such tests. See "Risk Factors -- Dependence on IHS."

   In December 1995, IHS acquired Carrington Pointe, a 172 unit congregate care and assisted living facility. Prior to the acquisition, IHS had managed the facility under a management agreement with the prior owner. Following the acquisition, IHS transferred ownership of the facility to the Company as a capital contribution.

   In January 1996, IHS acquired Vintage Health Care Center, a skilled nursing and assisted and independent living facility which it had previously managed from April 1995. The Company leased the assisted and independent living portions of the facility from IHS until June 1, 1996, when the Company and IHS entered into a condominium agreement for the facility. In connection with the condominium agreement, the Company received as a capital contribution from IHS the condominium interest in the assisted living portion of the facility.


   In July 1996 the Company acquired a leasehold interest in the Homestead of Garden City and Homestead Wichita facilities from one of its third party developers. In August 1996 the Company acquired the Cabot Pointe facility for $2.7 million with funds borrowed from IHS. The Company currently anticipates that it will sell the facility to, and lease back this facility from, a real estate investment trust in October 1996. The proceeds of the sale/leaseback transaction will be used to repay amounts borrowed from IHS to fund the acquisition. In addition, the Company has entered into a definitive agreement to acquire the Terrace Gardens facility, which acquisition the Company anticipates will be consummated simultaneous with the closing of this offering. There can be no assurance the sale/leaseback transaction or the acquisition of the Terrace Gardens facility will occur as scheduled, if at all. See "Business -- Properties."

                                 USE OF PROCEEDS


   The net proceeds to the Company from the sale of the 2,435,700 shares of Common Stock offered hereby, assuming an initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be $30.4 million ($40.4 million if the over-allotment option granted by the Company to the Underwriters is exercised in full). The Company will not receive any proceeds from the sale of Common Stock by IHS.

   The Company intends to use approximately $12.2 million of the net proceeds to purchase the Terrace Gardens facility and a portion of the net proceeds to repay outstanding loans from IHS, which aggregated $7.4 million at August 31, 1996. The remainder of the net proceeds, approximately $10.8 million (approximately $13.5 million if the sale/leaseback transaction for the Cabot Pointe facility is consummated prior to the closing of this offering), will be used to finance development and acquisition of additional assisted living facilities and for working capital and general corporate purposes. Pending such uses, the net proceeds will be invested in short-term, interest-bearing investment grade securities. See "Business -- Strategy."

   The outstanding indebtedness to be repaid was borrowed from IHS pursuant to a $75 million revolving credit facility to finance the Company's development activities. Borrowings under the facility bear interest at the rate of 14% per annum and are due at the earlier of (i) the closing of an initial public offering by ILC or (ii) June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Although an integral part of the Company's business strategy is growth through acquisitions and the Company is currently in discussions with several acquisition candidates, the Company has not entered into any definitive agreements respecting any acquisitions except as set forth under "Business -- Properties -- Proposed Acquisition."

                                 DIVIDEND POLICY

   The Company anticipates that future earnings will be retained by the Company for the development of its business. Accordingly, the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The payment of future dividends is within the discretion of the Board of Directors and will depend upon, among other things, the Company's future earnings, if any, its capital requirements, financial condition, the terms of the Company's debt instruments and lease agreements then in effect and other relevant factors. Under a cash management facility provided by IHS, the operating cash balances of the Company's facilities were generally transferred to a centralized account and applied to reduce additional paid-in-capital. See "Risk Factors -- No Dividends" and Note 1 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION


   The following table sets forth the capitalization of the Company (i) as of June 30, 1996, (ii) on a pro forma basis as of such date to give effect to the acquisition of the Terrace Gardens facility and the issuance of 937,020 shares of Common Stock, representing the number of shares which would be required to be sold by the Company at the assumed initial public offering price of $14.00 per share (net of estimated underwriting discounts and commissions) in order for the Company to pay the purchase price for the Terrace Gardens facility, as if such transactions had occurred on June 30, 1996, and (iii) on a pro forma basis as of such date as adjusted to reflect the sale of the 2,435,700 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The table should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this Prospectus.


                                                                               JUNE 30, 1996
                                                                   -----------------------------------
                                                                                             PRO FORMA
                                                                     ACTUAL   PRO FORMA   AS ADJUSTED
                                                                   --------- ----------- -------------
                                                                       (DOLLARS IN THOUSANDS)
Note payable to parent company.........................             $ 3,363   $ 3,363     $    --
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares
   authorized; none issued and outstanding.............                  --        --          --
  Common Stock, $.01 par value, 100,000,000 shares
   authorized; 3,897,900 shares issued and outstanding
   actual; 4,834,920 shares issued and outstanding
   pro forma; 6,333,600 shares issued and outstanding
   pro forma as adjusted(1)............................                  39        48          63
  Additional paid-in capital...........................              42,359    54,550      72,698
  Accumulated deficit .................................              (2,067)   (2,067)     (2,067)
                                                                   --------- ----------- -------------
    Total stockholders' equity.........................              40,331    52,531      70,694
                                                                   --------- ----------- -------------
Total capitalization...................................             $43,694   $55,894     $70,694
                                                                   ========= =========== =============

   (1) Excludes (i) 855,500 shares of Common Stock issuable upon exercise of outstanding options and (ii) 94,540 additional shares of Common Stock reserved for issuance pursuant to the Company's stock option plans. See "Management -- Stock Options."

                                    DILUTION

   At June 30, 1996, the net tangible book value of the Company was approximately $40,331,060, or $10.35 per share. Net tangible book value per share represents the total tangible assets of the Company, reduced by its total liabilities, and divided by the number of shares of Common Stock outstanding. Dilution per share represents the difference between the price per share to be paid by investors in this offering and the pro forma net tangible book value per share of Common Stock immediately after the offering. After giving effect to the sale of the 2,435,700 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $14.00 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Common Stock at June 30, 1996 would have been $70,694,000, or $11.16 per share. This represents an immediate increase in the pro forma net tangible book value of $0.81 per share to existing stockholders and an immediate dilution of $2.84 per share to purchasers in this offering, as illustrated in the following table.

Assumed initial public offering price per share.............................           $14.00
  Net tangible book value per share as of June 30, 1996.....................  $10.35
  Increase in pro forma net tangible book value per share attributable to
   this offering ...........................................................    0.81
                                                                              --------
Adjusted pro forma net tangible book value per share after this offering
 (1)........................................................................            11.16
                                                                                       ---------
Dilution per share to new investors (2).....................................           $ 2.84
                                                                                       =========

- ----------

   (1) After deduction of estimated underwriting discounts and commissions and expenses of the offering to be paid by the Company.


     (2) Assumes no exercise of outstanding options. As of the date of this Prospectus, there are outstanding options to purchase 855,500 shares of Common Stock, all of which have an exercise price equal to the initial public offering price as set forth on the cover page of this Prospectus. See "Management -- Stock Options."
   The following table sets forth as of June 30, 1996 the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by IHS and by new investors purchasing shares from the Company in this offering, at an assumed initial public offering price of $14.00 per share.

                     SHARES PURCHASED     TOTAL CONSIDERATION      AVERAGE
                  --------------------- -----------------------   PRICE PER
                     NUMBER    PERCENT      AMOUNT     PERCENT      SHARE
                  ----------- --------- ------------- --------- ------------
IHS (1).........  3,897,900    61.5%    $42,398,000    55.4%    $10.88
New investors  .  2,435,700    38.5      34,099,800    44.6     $14.00
                  ----------- --------- ------------- --------- ------------
  Total.........  6,333,600   100.0%    $76,497,800   100.0%
                  =========== ========= ============= =========


- ----------
   (1) Sales by IHS in this offering will reduce the number of shares held by it to 1,203,000 shares or 19.0% (16.9% if the Underwriters' over-allotment option is exercised in full) of the total Common Stock outstanding after this offering, and will increase the number of shares held by new investors to 5,130,600 or 81.0% of the total number of shares of Common Stock outstanding after this offering (83.1% if the Underwriters' over-allotment option is exercised in full). Total consideration represents the net book value of the facilities contributed as capital to the Company by IHS less the cash distributions received by IHS from the Company. See "Principal and Selling Stockholders."

     The foregoing table assumes no exercise of outstanding stock options or warrants. See "Management -- Stock Options."

                         PRO FORMA FINANCIAL INFORMATION

   The accompanying unaudited pro forma financial statements have been prepared based on the audited consolidated financial statements of ILC for the year ended December 31, 1995 and the unaudited consolidated financial statements of ILC for the six months ended June 30, 1996, as well as the following financial statements:

   1) The audited financial statements of Terrace Gardens Health Care and Retirement Center ("Terrace Gardens") as of and for the year ended December 31, 1995, and the unaudited financial statements of Terrace Gardens as of and for the six months ended June 30, 1996.

   2) The audited financial statements of Vintage Health Care Center Retirement Division ("Vintage") as of and for the year ended December 31, 1995, and the unaudited twenty-nine day period ended January 29, 1996.

   3) The audited financial statements of Carrington Pointe as of and for the year ended December 31, 1995.

   4) The audited financial statements of Homestead of Garden City, L.C. ("Garden City") as of and for the period from inception (November 1, 1995) to December 31, 1995, and the unaudited financial statements of Garden City as of and for the six months ended June 30, 1996.

   The pro forma balance sheet as of June 30, 1996 was prepared as if the acquisition of the Terrace Gardens facility, which is expected to close simultaneous with the closing of this offering, and the issuance of 937,020 shares of Common Stock, representing the number of shares which would be required to be sold by the Company at the assumed initial public offering price of $14.00 per share (net of estimated underwriting discounts) in order for the Company to pay the purchase price for the Terrace Gardens facility had been consummated as of June 30, 1996. No pro forma adjustments have been made to reflect the acquisition of leasehold interests in the Garden City and Homestead Wichita facilities and the acquisition and anticipated sale/leaseback of the Cabot Pointe facility because such acquisitions will have no effect on the Company's balance sheet. See "Company History," "Use of Proceeds" and "Business
- -- Properties."

   The pro forma statements of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 were prepared as if the Company's interest in the following facilities had been acquired on January 1, 1995:
Vintage, which was leased by the Company commencing January 29, 1996; Terrace Gardens, which the Company has agreed to acquire simultaneous with the closing of this offering; Garden City, which was leased by the Company commencing July 1, 1996; and Carrington Pointe, which the Company acquired effective December 31, 1995. Additionally, the pro forma statement of operations for the year ended December 31, 1995 was prepared as if the 39.5% minority interest in the Waterside facility was acquired on January 1, 1995. No pro forma adjustments have been made to reflect the operations of the Homestead Wichita facility, which was leased by the Company commencing July 17, 1996, or the Cabot Pointe facility, which the Company acquired in August 1996 and intends to sell and leaseback in October 1996, because such facilities were not in operation at June 30, 1996. Effective June 1, 1996, the Company received as a capital contribution condominium interests in the assisted living and related portions of the Vintage, Treemont and West Palm Beach facilities which the Company had previously leased. Accordingly, the pro forma financial statements are adjusted to decrease rent expense associated with these facilities and to increase depreciation resulting from the ownership of a condominium interest in these facilities. Effective June 1, 1996, the rent for The Shores and Cheyenne Place facilities, which the Company subleases from IHS, was increased, and the pro forma statements of operations are adjusted to reflect this increase in rent. Finally, the pro forma statements are adjusted to reflect the estimated additional corporate administrative and general expenses that would have been incurred if ILC had operated as a stand-alone company. See "Company History," "Use of Proceeds" and "Business -- Properties."

     To date IHS has provided all required financial, legal, accounting, human resources and information systems services to the Company, and has satisfied all the Company's capital requirements in excess of internally generated funds. IHS has charged the Company a flat fee of 6% of total revenue for these services, except that with respect to the Waterside facility prior to November 1995, IHS and the minority owner of the facility each charged the Company a fee of 4.5% of monthly service fee revenue for these services. The Company estimates that the cost of obtaining these services from third parties would have been significantly higher than the fees charged by IHS. IHS has agreed to provide certain administrative services to the Company after the closing of this offering until the Company has implemented its own MIS and accounting systems, which the Company anticipates will occur in the fourth quarter of 1996. See "Business -- Operations" and "Certain Transactions."

   The unaudited pro forma combined financial information set forth below is not necessarily indicative of the Company's combined financial position or the results of operations that actually would have occurred if the transactions had been consummated on the dates shown. In addition, they are not intended to be a projection of results of operations that may be obtained in the Company's future. The unaudited pro forma combined financial information should be read in conjunction therewith and in conjunction with the financial statements and related notes thereto included elsewhere in the Prospectus.

                     INTEGRATED LIVING COMMUNITIES, INC.
                      UNAUDITED PRO FORMA BALANCE SHEET
                                JUNE 30, 1996
                            (DOLLARS IN THOUSANDS)

                                                          ILC          TERRACE GARDENS
                                                       --------- ----------------------     PRO FORMA
                                                       ACTUAL    ACTUAL   ADJUSTMENTS(a)   CONSOLIDATED
                                                       --------- ----------------------     PRO FORMA
Assets
 Cash and cash equivalents...........................  $   120   $  457    $  (457)        $   120
 Accounts receivable.................................      355      387       (387)            355
 Prepaid expenses and other current assets...........      407       79        (79)            407
                                                       --------- --------- --------------- ---------------
  Total current assets...............................      882      923       (923)            882
                                                       --------- --------- --------------- ---------------
 Assets limited as to use............................      705       --                        705
 Property, plant and equipment, net..................   50,626    7,895      4,385          62,906
 Other assets........................................    3,252      133       (133)          3,252
                                                       --------- --------- --------------- ---------------
                                                       $55,465   $8,951    $ 3,329         $67,745
                                                       ========= ========= =============== ===============

Liabilities and Stockholder's Equity

 Accounts payable ...................................  $   828   $  176    $  (176)        $   828
 Accrued expenses....................................    1,309      711       (631)          1,389
 Current portion of long-term debt...................       --      324       (324)             --
                                                       --------- --------- --------------- ---------------
  Total current liabilities..........................    2,137    1,211     (1,131)          2,217
                                                       --------- --------- --------------- ---------------
 Note payable to parent company......................    3,363       --                      3,363
 Refundable deposits.................................    5,398       --                      5,398
 Deferred income taxes...............................      324       --                        324
 Unearned entrance fees..............................    3,912       --                      3,912
 Long-term debt less current portion.................       --    7,927     (7,927)             --
                                                       --------- --------- --------------- ---------------
  Total liabilities..................................   15,134    9,138     (9,058)          15,214
                                                       --------- --------- --------------- ---------------
 Stockholder's equity
  Common stock, $.01 par value. Authorized
   100,000,000 shares; 3,897,900 shares issued and
   outstanding actual and 4,834,920 shares issued and
   outstanding pro forma.............................       39       --          9              48
  Additional paid-in capital.........................   42,359       --     12,191          54,550
  Retained earnings (deficit)........................   (2,067)    (187)       187          (2,067)
                                                       --------- --------- --------------- ---------------
  Net stockholder's equity...........................   40,331     (187)    12,387          52,531
                                                       --------- --------- --------------- ---------------
                                                       $55,465   $8,951    $ 3,329         $67,745
                                                       ========= ========= =============== ===============


                       INTEGRATED LIVING COMMUNITIES, INC.
                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                      GARDEN
                                   ILC             TERRANCE GARDENS            VINTAGE           CARRINGTON POINTE     CITY
                           ---------------------- ---------------------   -------------------   -------------------   -------
                           ACTUAL    ADJUSTMENTS  ACTUAL    ADJUSTMENTS   ACTUAL  ADJUSTMENTS   ACTUAL  ADJUSTMENTS   ACTUAL
                           ------    -----------  ------    -----------   ------  -----------   ------  -----------   ------
Revenues:
 Monthly service and
  entrance fees..........  $15,123                 $5,642                 $1,598                 $3,486                $ 31
 Management services
  and other..............    1,146                    301                     23                    102                  --
                            ------                 ------                  ------                ------                ------
  Total revenues.........   16,269                  5,943                  1,621                  3,588                  31
                            ------                 ------                  ------                ------                ------
 Expenses:
 Facility operations.....   11,243                  4,068                  1,208                  1,937                  66
 Facility rents..........    2,430       $(708)(b)     --                     --                     --                  --
 Corporate administrative
  and general ...........    1,005       2,008 (c)    546                     81                    249                   6
 Depreciation and
  amortization...........      415         593 (b)    345      $ (47)(d)     200       $(113)(b)    425      $(146)(f)   14
 Loss on impairment of
  long-lived assets......    5,126                     --                  --                        --                  --
 Interest................       --                    739       (739)(d)     429        (429)(e)     --                  16
                            ------    -----------  ------    -----------   ------  -----------   ------  -----------   ------
   Total expenses.........  20,219       1,893      5,698       (786)      1,918        (542)     2,611       (146)     102
                            ------    -----------  ------    -----------   ------  -----------   ------  -----------   ------
Earnings (loss) before
 income taxes and
 minority interest.......   (3,950)     (1,893)       245         786       (297)        542        977        146      (71)
                            ------    -----------  ------    -----------   ------  -----------   ------  -----------   ------
Minority interest........       37         (37)(h)     --          --         --          --         --         --       --
                            ------    -----------  ------    -----------   ------  -----------   ------  -----------   ------
Earnings (loss) before
 income taxes............   (3,987)   $ (1,856)    $  245   $     786     $ (297)  $     542    $  977   $    146      $(71)
                            ======    ===========  ======    ===========   ======  ===========   ======  ===========   ------
 Federal and state income
taxes ................        (643)
                            ------
 Net loss................. $(3,344)
                            ------
  Net earnings per common
 share...................  $  (.86)
                            ------
Weighted average
 shares outstanding......    3,898
                            ======

                            GARDEN CITY
                            -----------  PRO FORMA
                            ADJUSTMENTS  CONSOLIDATED
                            -----------  ------------
Revenues:
 Monthly service and
  entrance fees..........                $  25,880
 Management services
  and other..............                    1,572
                                          --------
  Total revenues.........                   27,452
                                          --------
 Expenses:
 Facility operations.....                   18,522
 Facility rents..........   $     48 (g)     1,770
 Corporate administrative
  and general ...........                    3,895
 Depreciation and
  amortization...........        (14)(g)     1,672
 Loss on impairment of
  long-lived assets....                      5,126
 Interest................        (16)(g)        --
                             -------       -------
   Total expenses.........        18        30,985
                             -------       -------

Earnings (loss) before
 income taxes and
 minority interest.......        (18)       (3,533)
                             -------       -------
Minority interest........         --            --
                             -------       -------
 Earnings (loss) before
 income taxes............    $   (18)       (3,533)
                             -------       -------
 Federal and state income
taxes ................                        (468)(i)
                                           -------
 Net loss.................                $ (3,065)
  Net earnings per common                  -------
 share...................                 $   (.63)
Weighted average                           =======
 shares outstanding......                    4,835
                                           =======

                       INTEGRATED LIVING COMMUNITIES, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              ILC            TERRANCE GARDENS       VINTAGE           GARDEN CITY
                                      --------------------  -------------------------------------- ------------------     PRO FORMA
                                      ACTUAL   ADJUSTMENTS  ACTUAL  ADJUSTMENTS ACTUAL ADJUSTMENTS ACTUAL ADJUSTMENTS   CONSOLIDATED
                                      ------   -----------  ------  ----------- ------ ----------- ------ ------------  ------------
Revenues:
 Monthly service and entrance fees..  $10,568               $2,467              $139                $181                $13,355
 Management services and other......      727                  157                 2                  --                    886
                                       ------                -----              ----                -----                   ---
  Total revenues....................   11,295                2,624               141                 181                 14,241
                                       ------                -----              ----                -----                   ---
Expenses:
 Facility operations................    7,138                1,966               104                 171                  9,379
 Facility rents.....................    1,309   $(448)(b)       --                --                  --      $ 144 (g)   1,005
 Corporate administrative and
  general...........................      678   1,004 (c)      245                --                  21                  1,948
 Depreciation and amortization......      480     276 (b)      173    $(24)(d)    17    $(10)(b)      43        (43)(g)     912
 Interest...........................       --                  339    (339)(d)    36     (36)(e)      56        (56)(g)      --
                                       ------   -----        -----    ----      ----     ---        -----       ---      ------
  Total expenses....................    9,605   $ 832        2,723    (363)      157     (46)         291        45      13,244
                                       ------   -----        -----    ----      ----     ---        -----       ---      ------
Earnings (loss) before income
 taxes..............................    1,690    $(832)     $  (99)  $ 363      $(16)   $ 46        $(110)    $ (45)        997
                                       ======    =====       =====    ====      ====     ===         ====       ===      ======
Federal and state income taxes .....      651                                                                               384(i)
                                       ------                                                                             -----
Net earnings .......................   $1,039                                                                            $  613
                                       ------                                                                             -----
Net earnings per common share ......   $  .27                                                                            $  .13
                                       ======                                                                             ======
Weighted average shares
 outstanding........................    3,898                                                                             4,835
                                       ======                                                                             ======

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

PRO FORMA ADJUSTMENTS

(a) To reflect the purchase price of, and estimated transaction costs related to, the acquisition of the Terrace Gardens facility and the issuance of 937,020 shares of Common Stock, representing the number of shares which would be required to be sold by the Company at the assumed initial public offering price of $14.00 per share (net of estimated underwriting discounts) in order for the Company to pay the purchase price for the Terrace Gardens facility, and to eliminate the assets and liabilities retained by the seller. See "Business -- Properties -- Proposed Acquisition."

(b) To reflect depreciation and amortization on the new cost bases; the reduction of rent resulting from the capital contribution of condominium interests in the Treemont, West Palm Beach and Vintage facilities by IHS; and the increase in rent related to The Shores and Cheyenne Place facilities. The Company assumed a 40 year life for the condominium interests.

(c) To reflect management's estimate that corporate pro forma consolidated administrative and general expenses would have been $3,895,000 for the year ended December 31, 1995 and $1,948,000 for the six months ended June 30, 1996 if the Company had operated without the benefit of IHS' management services. This adjustment is based on Company budgets and does not include any additional corporate expenses which may be incurred in implementing the Company's future growth strategy.

(d) To reflect the impact of the Company's new basis in the assets of Terrace Gardens and the elimination of amortization of deferred financing fees and interest expense on debt not assumed. The Company assumed a 40 year life for building and improvements and a 10 year life for equipment.

(e)  To reflect elimination of Vintage's interest expense on debt not assumed.

(f) To reflect the impact of the Company's new basis in the assets of Carrington Pointe. The Company assumed a 40 year life for building and improvements and a 10 year life for equipment.

(g)  To reflect the impact of the lease agreement for the Garden City facility.

(h) To reflect the acquisition of the 39.5% minority interest in the Waterside facility. See Notes 2 and 12 of Notes to Consolidated Financial Statements.

(i) To adjust consolidated income tax expense for the effect of the adjustments above.

                 SELECTED CONSOLDATED FINANCIAL DATA

   The following selected consolidated financial data as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995 are derived from consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, which appear elsewhere in this Prospectus. The selected consolidated financial data as of December 31, 1991, 1992 and 1993, and for the years ended December 31, 1991 and 1992 are derived from the unaudited consolidated financial statements of the Company. The selected consolidated financial data as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are derived from the unaudited consolidated financial statements of the Company. In the opinion of management, such unaudited consolidated financial statements contain all adjustments (which consist only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of such dates and for such periods. Operating results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                               SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                   --------------------------------------- ----------------------
                                            1991     1992      1993      1994        1995       1995      1996
- -------------------------------          -------  --------- --------- --------- ---------- ----------- ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:(1)
Revenues:
 Monthly service and entrance fees.....  $4,893    $4,681    $5,010    $10,906    $15,123     $7,471    $10,568
 Management services and other.........      72        48       230        739      1,146        547        727
                                         --------- --------- --------- ---------- ----------- --------- ----------
  Total revenue........................   4,965     4,729     5,240     11,645     16,269      8,018     11,295
                                         --------- --------- --------- ---------- ----------- --------- ----------
Expenses:
 Facility operations...................   2,987     3,020     3,455      8,254     11,243      5,576      7,138
 Facility rents........................     797       821       856      1,466      2,430      1,215      1,309
 Corporate administrative and general..     298       284       315        726      1,005        499        678
 Depreciation and amortization.........      --        --        24        369        415        206        480
 Loss on impairment of long-lived
  assets(2)............................      --        --        --         --      5,126         --         --
                                         --------- --------- --------- ---------- ----------- --------- ----------
  Total expenses.......................   4,082     4,125     4,650     10,815     20,219      7,496      9,605
                                         --------- --------- --------- ---------- ----------- --------- ----------
Earnings (loss) before income taxes
 and minority interest.................     883       604       590        830     (3,950)       522      1,690
Minority interest......................      --        --        10        (29)        37         23         --
                                         --------- --------- --------- ---------- ----------- --------- ----------
Earnings (loss) before income taxes ...     883       604       580        859     (3,987)       499      1,690
Federal and state income taxes.........     228       230       226        322       (643)       192        651
                                         --------- --------- --------- ---------- ----------- --------- ----------
Net earnings (loss)....................  $  655    $  374    $  354    $   537    $(3,344)    $  307    $ 1,039
                                         ========= ========= ========= ========== =========== ========= ==========
Earnings (loss) per common share ......  $ 0.17    $ 0.10    $ 0.09    $  0.14    $ (0.86)    $ 0.08    $  0.27
                                         ========= ========= ========= ========== =========== ========= ==========
Weighted average shares outstanding ...   3,898     3,898     3,898      3,898      3,898      3,898      3,898
                                         ========= ========= ========= ========== =========== ========= ==========

                                                 DECEMBER 31,                   JUNE 30,
                                        ------------------------------------  ----------
                                  1991  1992     1993     1994       1995        1996
                                 ----- ------   ------  --------- ----------  ----------
                                                      (IN THOUSANDS)
Balance Sheet Data:
Cash and cash equivalents ....  $ --    $ --    $     1   $   787   $   413   $   120
Working capital (deficit) ....    27      26        (36)      208      (315)   (1,256)
Total assets..................    27      26     15,834    18,300    25,774    55,465
Note payable to parent
company.......................    --      --         --        --        --     3,363
Minority interest.............    --      --      2,400     2,371        --        --
Stockholder's equity..........    27      26      4,886     6,347    14,773    40,331

   (1)  The  Company  has  grown  substantially  through   acquisitions,   which
materially affects the comparability of the financial data reflected herein.

   (2) In 1995, the Company implemented Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 in connection with IHS' implementation thereof. Through evaluation of the recent financial performance and a recent appraisal of one of its facilities, the Company estimated the fair value of this facility and determined that the carrying value of certain long-lived assets, including goodwill and buildings and improvements, exceeded their fair value. The excess carrying value was written off and is included in the statement of operations for 1995 as a loss from impairment of long-lived assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

   The Company currently operates 19 assisted living and other senior housing facilities containing 1,812 units in seven states. The 1,812 units operated by the Company consist of 1,187 assisted living units (including 172 units devoted to Alzheimer's and dementia care), 544 independent living units for persons who require occasional assistance with the activities of daily living and 81 skilled nursing units. The Company is pursuing a strategy of rapid growth through development and acquisition, and intends to acquire, develop or obtain agreements to manage approximately 60 to 75 assisted living facilities per year in each of the next three years. As part of this strategy, ILC is currently developing 33 assisted living facilities, of which 24 are scheduled to open during 1997, has entered into an agreement to acquire one facility containing 258 units simultaneous with the closing of this offering and is evaluating numerous additional acquisition opportunities. All of ILC's revenues from its owned and leased facilities in 1995 and the first six months of 1996 were derived from private pay sources. The Company's historical results of operations are not necessarily indicative of the Company's future financial performance because of the Company's prior operation as a wholly-owned subsidiary of IHS and its strategy to significantly expand its operating base over the next three years.

   To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities and anticipated operating losses. Accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company expects negative cash flow for at least the next several years as it continues to develop and acquire assisted living facilities, primarily as a result of the development and opening of 25 to 35 new assisted living facilities in each of the next three years. There can be no assurance that any newly developed facility will achieve a stabilized occupancy rate and resident mix that meets the Company's expectations or generates positive cash flow. The Company currently estimates that the net proceeds to be received by it in this offering, together with financing commitments and sale/leaseback and mortgage financing that it anticipates will be available, will be sufficient to fund its acquisition and development program and its anticipated operating losses for at least the next 12 months. There can be no assurance, however, that the Company will not be required to seek additional capital earlier. See "Risk Factors -- Need for Substantial Additional Capital" and "-- Liquidity and Capital Resources."

   The Company intends to finance the development and acquisition of its assisted living facilities through mortgage financing, operating leases (including sale/leaseback financing) and lines of credit. As a result, the Company expects to incur substantial indebtedness and debt related payments (including payments on operating leases) as the Company pursues its growth strategy. Consequently, the Company anticipates that a substantial portion of the Company's cash flow will be devoted to debt service and lease payments. There can be no assurance that the Company will generate sufficient cash flow from operations to cover required interest, principal and lease payments. The Company's leverage may also adversely affect the Company's ability to respond to changing business and economic conditions or continue its development and acquisition program. See "Risk Factors -- Substantial Anticipated Debt and Lease Obligations."

   The Company derives its revenues from two primary sources: (i) resident fees for the delivery of assisted living services and (ii) management services and other income, primarily for management of facilities owned by third parties. Historically, most of the Company's operating revenue has come from resident fees, which in 1995 and the first half of 1996 comprised 93.0% and 93.6%, respectively, of total revenues. Resident fees typically are paid monthly by residents, their families or other responsible parties. Resident fees include revenue derived from basic care, entrance fees, healthcare services provided by the Company, Alzheimer's care and other sources. Entrance fees are one-time fees generally payable by a resident upon admission. Residents who require personal care in excess of services provided under the basic care program pay additional fees. Management services and other income, which in 1995 and the first half of 1996 accounted for the remaining 7.0% and 6.4%, respectively, of revenues, consists principally of management fees. Management fees are generally in the range of four to five percent of a managed facility's total operating revenues. Resident fees and management fees are recognized as revenues when services are provided.

   The Company classifies its operating expenses into the following  categories:
(i) facility operating expenses, which include labor, food, marketing and other direct facility expenses; (ii) facility development and pre-opening expenses, which include non-capitalized development expenses and pre-opening labor and marketing expenses; (iii) corporate administrative and general expenses, which primarily includes headquarters and regional staff expenses and other overhead costs; and (iv) depreciation and amortization. In anticipation of its growth plans, the Company intends to increase significantly its corporate management and staff in the 12 months following this offering.

   From its inception in November 1995 through the present, the Company has been operated as a wholly-owned subsidiary of Integrated Health Services, Inc. To date IHS has provided all required financial, legal, accounting, human resources and information systems services to the Company, and has satisfied all the Company's capital requirements in excess of internally generated funds. IHS has charged the Company a flat fee of 6% of total revenue for these services, except that with respect to the Waterside facility prior to November 1995, IHS and the minority owner of the facility each charged ILC a fee of 4.5% of monthly service fee revenue for these services. The Company estimates that the cost of obtaining these services from third parties would have been significantly higher than the fee charged by IHS. IHS has agreed to provide certain administrative services to the Company after the closing of this offering until the Company has implemented its own MIS and accounting systems, which the Company anticipates will occur in the fourth quarter of 1996. In addition, IHS provides certain building maintenance, housekeeping, emergency call and resident meal services to the Company's Treemont, Vintage and West Palm Beach facilities. See "Business -- Operations" and "Certain Transactions."

   The Company believes that for the foreseeable future the greatest portion of its revenue growth will be from the development and acquisition of new facilities. The Company generated 100% of its revenues from its owned and leased facilities from private pay sources during 1995 and the first six months of 1996. However, depending in part on the results of future acquisitions, this percentage could decrease from time to time. The Company believes that, for the foreseeable future, the level of governmental reimbursement for its services that will be available to its residents who receive such reimbursement will be insufficient to cover the costs of delivering the level of service that the Company currently provides. As a result, the Company currently and for the foreseeable future expects to rely primarily on its residents' ability to pay the Company's charges from their own familial financial resources. See "Risk Factors -- Dependence on Attracting Seniors with Sufficient Resources to Pay."

   Under Florida insurance regualtions relating to life-care contracts, IHS' transfer of the Waterside facility to the Company is subject to review by the Florida Department of Insurance. The Company believes that the Department of Insurance will approve the transfer of the facility, although there can be no assurance that such transfer will be approved. If the transfer is not approved, the Company will be obligated to transfer ownership of the Waterside facility back to IHS. During the year ended December 31, 1995 and the six months ended June 30, 1996, the Waterside facility generated revenues of $3,644,000 and $1,807,000, respectively, and earnings (loss) before income taxes of $(4,850,000) and $402,000, respectively. At December 31, 1995 and June 30, 1996, total assets of the Waterside facility were $10,693,000 and $10,873,000, respectively, total liabilities were $10,025,000 and $10,111,000, respectively, and stockholder's equity was $668,000 and $762,000, respectively. In addition, the Company has been notified by the owner of the Elim Place facility, a 24 unit assisted living and alzheimer's facility located in California which the Company currently manages, that the management agreement will terminate effective October 31, 1996. During the six months ended June 30, 1996, management fees from this facility, which the Company began to manage in February 1996, aggregated $16,000.

RESULTS OF OPERATIONS

   The following table presents selected financial data as a percentage of total revenues for the periods indicated.

                                                                                        SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,        JUNE 30,
                                                          ---------------------------- ------------------
                          1993                              1994    1995      1995     1996
- --------------------------------------------------------  -------- -------- ---------- --------
Monthly service and entrance fees.......................   95.6%    93.7%    93.0%      93.2%    93.6%
Management services and other...........................    4.4      6.3      7.0        6.8      6.4
                                                          -------- -------- ---------- -------- --------
 Total revenues.........................................  100.0    100.0    100.0      100.0    100.0
                                                          -------- -------- ---------- -------- --------
Facility operations.....................................   66.0     70.8     69.1       69.5     63.2
Facility rents..........................................   16.3     12.6     14.9       15.2     11.6
Corporate administrative and general....................    6.0      6.2      6.2        6.2      6.0
Depreciation and amortization ..........................    0.4      3.2      2.6        2.6      4.2
Loss on impairment of long-lived assets.................     --       --     31.5         --       --
                                                          -------- -------- ---------- -------- --------
 Total expenses.........................................   88.7     92.8    124.3       93.5     85.0
                                                          -------- -------- ---------- -------- --------
Earnings (loss) before income taxes and minority
 interest...............................................   11.3      7.2    (24.3)       6.5     15.0
Minority interest.......................................    0.2     (0.2)     0.3        0.3       --
                                                          -------- -------- ---------- -------- --------
Earnings (loss) before income taxes.....................   11.1      7.4    (24.6)       6.2       --
Federal and state income taxes..........................    4.3      2.8     (4.0)       2.4      5.8
                                                          -------- -------- ---------- -------- --------
Net earnings (loss).....................................    6.8%     4.6%   (20.6)%      3.8%     9.2%
                                                          ======== ======== ========== ======== ========

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

   Revenues increased from $8.0 million in 1995 to $11.3 million in 1996, representing a 40.9% increase. Substantially all of the increase in revenues resulted from the acquisition of the Carrington Pointe facility on December 31, 1995 and the leasing of the Vintage facility on January 29, 1996. Average occupancy of the Company's owned and leased facilities during the six months ended June 30, 1996 was 94.4% as compared to 88.1% during the six months ended June 30, 1995. Management services and other revenue increased from $547,000 in 1995 to $727,000 in 1996, representing a 32.9% increase, primarily due to the addition of four managed facilities subsequent to June 30, 1995 and increased other revenue at its existing owned and leased facilities.

   Facility operations expense increased from $5.6 million in 1995 to $7.1 million in 1996, representing a 28.0% increase. Substantially all of the increase resulted from the addition of the Carrington Pointe and Vintage facilities. Facility operations expense as a percentage of revenues decreased from 69.5% in 1995 to 63.2% in 1996 due to the higher margins of the Carrington Pointe facility, as well as improved operating results at facilities in operation in both periods.

   Facility rents increased from $1.2 million in 1995 to $1.3 million in 1996, representing a 7.7% increase. Substantially all of the increase resulted from the leasing of the Vintage facility commencing January 29, 1996, partially offset by a reduction in rent as a result of the contribution to the Company of condominium interests in the Treemont, Vintage and West Palm Beach facilities on June 1, 1996. Facility rents as a percentage of revenue decreased from 15.2% in 1995 to 11.6% in 1996 due to the higher revenue base of the Carrington Pointe facility, which is an owned facility.

   Corporate administrative and general expense increased from $499,000 in 1995 to $678,000 in 1996, an increase of 35.9%. Substantially all of the increase is due to the addition of the Carrington Pointe and Vintage facilities. Corporate administrative and general expense as a percentage of revenue decreased from 6.2% in 1995 to 6.0% in 1996. The Company's facilities were charged a management fee of 6% of total revenues by IHS, except that prior to November 1995, the Company's Waterside facility was charged a management fee of 4.5% of monthly service fee revenue by each of IHS and the minority partner (whose interest was subsequently acquired by IHS in October 1995). The reason for the decrease in corporate administrative and general expense as a percentage of revenues from 1995 to 1996 is that in 1996 the Company paid a fee of 6.0% of total revenues with respect to the Waterside facility compared to a fee of 9.0% of monthly service revenues in the comparable period in 1995. See Note 7 of Notes to Consolidated Financial Statements.

   Depreciation and amortization expense increased from $206,000 in 1995 to $480,000 in 1996, representing a 133.1% increase. Of the $274,000 increase, $140,000 resulted from the addition of the Carrington Pointe facility on December 31, 1995, $70,000 resulted from a write-off of software costs in the first quarter of 1996, $57,000 resulted from depreciation of the condominium interests in the

Treemont, Vintage and West Palm Beach facilities acquired June 1, 1996 and the remaining $7,000 resulted from depreciation of routine additions of $35,000 partially offset by a $28,000 reduction in depreciation resulting from the write-down of excess carrying value related to the Waterside facility. Depreciation and amortization expense as a percentage of revenue increased from 2.6% in 1995 to 4.2% in 1996 due to the above mentioned reasons.

   Earnings before income taxes and minority interest increased $1,168,000 from $522,000 in 1995 to $1,690,000 in 1996, representing a 223.4% increase. This was primarily due to the acquisition of the Carrington Pointe and Vintage facilities subsequent to June 30, 1995, as well as improved operating results at facilities in operation in both periods.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

   Revenues increased from $11.6 million in 1994 to $16.3 million in 1995, representing a 39.7% increase. Substantially all of the increase in revenues resulted from the lease of The Shores and Cheyenne Place facilities commencing August 31, 1994 and the addition of The Homestead facility on April 1, 1994. Average occupancy of the Company's owned and leased facilities during the year ended December 31, 1995 was 90.9% as compared to 79.7% during the year ended December 31, 1994. Management services and other revenue increased from $739,000 in 1994 to $1.1 million in 1995, representing a 55.1% increase, primarily due to the addition of three managed facilities in 1995 and increased other revenue at its existing owned and leased facilities.

   Facility operations expense increased from $8.3 million in 1994 to $11.2 million in 1995, representing a 36.2% increase. Substantially all of the increase in facility operations expense resulted from the addition of the Cheyenne Place, The Homestead and The Shores facilities. Facility operations expense as a percentage of revenue decreased from 70.8% of revenues in 1994 to 69.1% of revenues in 1995 due to the improved operating results in 1995 of the two facilities leased and the one facility acquired in 1994.

   Facility rents increased from $1.5 million in 1994 to $2.4 million in 1995, representing a 65.8% increase. The increase in rent expense primarily resulted from the two leases entered into in 1994. Facility rents as a percentage of revenues increased from 12.6% in 1994 to 14.9% in 1995 due to the lease of The Shores and Cheyenne Place facilities in 1994.

   Corporate administrative and general expense increased from $725,000 in 1994 to $1.0 million in 1995, representing a 38.6% increase. Substantially all of the increase in corporate administrative and general expense resulted from the addition of the Cheyenne Place, The Homestead and The Shores facilities.
Corporate administrative and general expenses as a percentage of revenues remained constant in both periods at 6.2% of revenues.

   Depreciation and amortization expense increased from $369,000 in 1994 to $415,000 in 1995, representing a 12.4% increase. The increase in depreciation and amortization expense primarily resulted from the addition of The Homestead facility and routine capital additions at other facilities. Depreciation and amortization decreased as a percentage of revenue from 3.2% to 2.6% due to the increase in revenue from the two facilities leased in 1994.

   Loss on Impairment of Long-Lived Assets. In 1995, the Company implemented Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 in connection with IHS' implementation thereof. Through evaluation of the recent financial performance and a recent appraisal of its Waterside facility, the Company estimated the fair value of this facility and determined that the carrying value of certain long-lived assets, including goodwill and buildings and improvements, exceeded their fair value. The excess carrying value of $5,126,000 was written off and is included in the statement of operations for 1995 as a loss on impairment of long-lived assets. See Notes 1, 2 and 12 of Notes to Consolidated Financial Statements.

   Earnings (loss) before income taxes and minority interest decreased from earnings of $830,000 in 1994 to loss of $3,950,000 in 1995, representing a decrease of 575.7%. This was primarily due to improved operating results at facilities in operation in both periods and facilities acquired subsequent to December 31, 1994 offset by the loss on impairment of long-lived assets.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

   Revenues increased from $5.2 million in 1993 to $11.6 million in 1994, representing a 122.2% increase. The increase primarily resulted from the addition of the Waterside and West Palm Beach facilities on December 1, 1993 and The Homestead facility on April 1, 1994, and the leasing of the Cheyenne Place and The Shores facilities on August 31, 1994. Management services and other revenue increased from $231,000 in 1993 to $739,000 in 1994, representing a 220.4% increase, primarily due to one additional managed facility in 1994 and increased other revenue at its existing owned and leased facilities.

   Facility operations expense increased from $3.5 million in 1993 to $8.3 million in 1994, representing a 138.9% increase. The increase primarily resulted from the addition of the Cheyenne Place, The Homestead, The Shores, Waterside and West Palm Beach facilities. Facility operations expense as a percentage of revenues increased from 66.0% in 1993 to 70.8% in 1994 due to the increased operating expenses incurred to integrate the five new facilities.

   Facility rents increased from $856,000 in 1993 to $1.5 million in 1994, representing an increase of 71.3%. The increase primarily resulted from the lease of the Cheyenne Place and The Shores facilities in 1994. Facility rents as a percentage of total revenues decreased from 16.3% in 1993 to 12.6% in 1994, primarily as a result of the addition of The Homestead and Waterside facilities, which are owned facilities.

   Corporate administrative and general expense increased from $315,000 in 1993 to $725,000 in 1994, representing an increase of 130.7%. The increase primarily resulted from the addition of the Cheyenne Place, The Homestead, The Shores, Waterside and West Palm Beach facilities. Corporate administrative and general expense as a percentage of revenue increased from 6.0% in 1993 to 6.2% in 1994. The increase primarily resulted from Waterside, which had a higher management fee than the other facilities, being an owned facility for all of 1994 but only one month of 1993.

   Depreciation and amortization expense increased from $24,000 in 1993 to $369,000 in 1994, representing a 1,466.8% increase. The increase primarily resulted from the addition of The Homestead, Waterside and West Palm Beach facilities. Depreciation and amortization expense as a percentage of revenue increased from 0.4% to 3.2% due to the addition of these three new facilities.

   Earnings before income taxes and minority interest increased from $590,000 in 1993 to $830,000 in 1994, representing a 40.6% increase. This was primarily due to additional pre-tax income generated at facilities acquired subsequent to December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

   To date the Company has financed its operations through cash contributions and loans from IHS and cash from operations.

   At June 30, 1996, the Company had a working capital deficit of $1.3 million compared to a deficit of $315,000 at December 31, 1995.

   The Company has obtained a commitment (the "Financing Commitment") from Health Care Property Investors, Inc. ("HCPI"), a real estate investment trust, to make available to ILC up to $100 million to develop, construct and acquire facilities. No less than $40 million is to be invested in existing facilities ("Existing Facilities") through purchase and lease or sale/leaseback transactions. Remaining funds (up to $60 million) may be invested in new development projects ("New Facilities"). The Company will develop each New Facility pursuant to a separate development agreement with HCPI and will lease each New Facility and financed Existing Facility from HCPI pursuant to a separate lease agreement. Each acquisition, development, lease and ancillary agreement executed pursuant to the Financing Commitment will contain representations and warranties, indemnities, affirmative covenants and conditions precedent customary for real estate investment trust transactions. HCPI's funding of New Facilities is contingent upon the Company's completion of an initial public offering which results in the Company having stockholders' equity of not less than $55 million. A $200,000 deposit (the "Expense Deposit"), to ensure the payment of HCPI's expenses in the event transactions contemplated pursuant to the Financing Commitment are not completed, was paid upon the Company's execution of the Financing Commitment. The Financing Commitment expires on June 30, 1997.

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

   Each development agreement executed pursuant to the Financing Commitment will require the Company, as developer, to arrange, coordinate and carry out all services necessary to develop each New Facility. The Maximum Cost (as defined) based on an appraisal of Fair Market Value (as defined) and a development budget for each facility will be approved by HCPI and included in the development agreement. Total Construction Cost (as defined) will equal land cost plus total actual construction costs, one percent of Maximum Cost (accrued as a cost by HCPI), all legal costs and fees (including in-house legal costs) incurred in connection with the project, a construction administration fee to be accrued as a cost by HCPI equal to $1,550 per month (subject to reduction) and an allowance for HCPI's cost of money at 1.5% over the Bank of New York prime rate. The cost of overruns, if any, including HCPI's carrying cost on overruns, are to be paid by the Company. HCPI will not be required to pay a Total Construction Cost in excess of Maximum Cost. The Company will guarantee the completion of a New Facility within 12 months and will guarantee to make all payments in excess of Maximum Cost to complete the facility. The Company may include in the Total Construction Cost the amount of any actual development fee paid to an unrelated developer, up to a maximum of 5% of Maximum Cost. IHS has agreed to guaranty certain of the Company's obligations to HCPI in connection with the development of facilities, except that IHS is not required to guaranty such obligations as long as the Company maintains stockholders' equity or net worth in excess of $55 million and the Common Stock is publicly traded on a national securities exchange or the Nasdaq National Market.

   HCPI will pay fair market value, based on an appraisal, to purchase an Existing Facility. All leases will be "triple net" (i.e., where the lessee is obligated to pay, in addition to rent, all taxes, repairs and insurance in respect of the facility) and HCPI will have the right to a higher lease rate on facilities located in states that tax real estate investment trust income. The primary term for each lease will be 15 years with two 10 year renewal options at fair market value lease rates. All leases covering facilities financed under the Financing Commitment must be renewed together as a group and not individually.

   The base lease rate for Existing Facility leases executed under the Financing Commitment will equal 325 basis points above the 10-year Treasury Note rate published in The Wall Street Journal three business days prior to lease commencement. The base rent under such leases will equal the base lease rate multiplied by the Existing Facility purchase price. The base lease rate for New Facility leases will equal 350 basis points above the 10-year Treasury Note rate published in The Wall Street Journal three business days prior to lease commencement. The base rent under New Facility leases will equal the base lease rate multiplied by the lesser of Total Construction Cost or Maximum Cost. Beginning in the second year of the lease, annual rent will be increased by an amount equal to the annual change in the consumer price index multiplied by the prior year's total rent. In no event will the rent increase be less than the sum of (a) the additional rent paid for the previous year plus (b) one hundred percent of the facility's Gross Revenues (as defined) in excess of Base Revenue (as defined), up to but not exceeding an amount equal to two percent (2%) of the prior year's total rent. In no event will the rent increase represent more than a 5% increase over the prior year's total rent. In addition to the payment of rent and the Expense Deposit, the Company is required to provide an annually renewed letter of credit for each financed facility equal to six months total lease payments to secure acquisition, development and lease obligations (subject to reduction to four months upon completion of an initial public offering which results in the Company having stockholders' equity of not less than $55 million). All leases under the Financing Commitment will be cross-defaulted and cross-collateralized and all leases between HCPI and a subsidiary of the Company will be guaranteed by the Company. The Company will be obligated to reimburse HCPI for certain costs and expenses incurred in connection with transactions completed pursuant to the Financing Commitment. In addition, a non-refundable commitment fee, equal to one percent (1%) of the purchase price of each Existing Facility, will be due and payable at the closing of the acquisition of each Existing Facility.

   The Company has also obtained a non-binding term sheet from Capstone Capital Corporation ("Capstone") relating to the availability of up to $40 million in financing through sale/leaseback transactions. An expense deposit of $100,000 is payable by the Company within one business day of the execution of a commitment agreement and a fee equal to 1% of total building cost is payable upon the initial draw on the commitment relating to each facility purchased. As proposed, leases executed with Capstone will have an initial term of 12 to 15 years and three separate five year extension options. All leases funded under the proposed commitment, however, will have the same initial term and no lease may be extended unless all leases under the commitment are extended. Subject to a minimum rate of

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
10%, the initial lease rate will be 350 basis points in excess of the yield on U.S. Treasury bills with similar maturities/terms. Lease rates during the first year of each extended period will be based upon fair market rental values. Lease rates will be adjusted annually (except for the first year of each renewal period) in an amount equal to the positive change in the consumer price index; provided, however, in no event will the change be less than 2% or more than 5% of the previous year's lease payment.

   All leases under the proposed Capstone commitment will be cross-defaulted and all leases between Capstone and a subsidiary of the Company will be guaranteed by the Company. Each facility lease will contain minimum rent coverage requirements and will require the Company to maintain a minimum net worth of $55 million and minimum rent and interest coverage ratios. Each lease will be "triple-net" and will grant the Company a right of first refusal to purchase the facility from Capstone. The Company will reimburse Capstone for all costs incurred in connection with transactions completed under the proposed commitment and up to $2,000 per year for independent third-party inspections of each facility. Capstone's commitment is subject to completion of an offering of at least 2 million shares of Common Stock by the Company resulting in net proceeds to the Company of at least $25 million. There can be no assurance that the Company will receive a financing commitment from Capstone on these terms, on different terms or at all. Dr. Elkins, the Chairman of the Board of Directors of the Company, is a director of Capstone.

   Following this offering, the Company will be dependent on third-party financing for its acquisition and development program. Except for the financing commitments discussed above, the Company has no other arrangements for
financing.   There  can  be  no  assurance  that  financing  for  the  Company's acquisition and development program will be available to the Company on acceptable terms or at all. Moreover, to the extent the Company acquires facilities that do not generate positive cash flow (after rent expense and/or interest), the Company may be required to seek additional capital for working capital and liquidity purposes. See "Risk Factors -- Need for Substantial Additional Capital."

   The Company presently anticipates that it will make capital expenditures of approximately $3 million in 1996 relating to its existing facilities. In addition, the Company will use approximately $12.2 million of the net proceeds of this offering to acquire the Terrace Gardens facility simultaneous with the closing of this offering, and anticipates that it will make capital expenditures of approximately $500,000 with respect to the Cabot Pointe and Terrace Gardens facilities. The Company anticipates that it will spend approximately $9.0 million in 1996 to purchase land for the development of new assisted living facilities. The Company has provided two of its third-party developers lines of credit aggregating $2.0 million. See "Business -- Properties."

   IHS has made available to the Company a $75 million revolving credit facility. Borrowings under the facility bear interest at the rate of 14% per annum. All outstanding borrowings, together with all accrued but unpaid interest, are due at the earlier of (i) the closing of an initial public offering by ILC or (ii) June 30, 1998. At June 30, 1996 and August 15, 1996, $3.4 million and $6.7 million, respectively, were outstanding under this facility. The Company intends to use a portion of the proceeds of this offering to repay all amounts outstanding under the facility. See "Use of Proceeds." Borrowings under this facility were used to finance the Company's development activities.

   The Company currently estimates that the net proceeds to be received by it from this offering, together with financing commitments and sale/leaseback and mortgage financing that it anticipates will be available, will be sufficient to fund its acquisition and development program and operations for the next 12 months. There can be no assurance, however, that the Company will not be required to seek additional capital earlier. Additional financing will be necessary to enable the Company to respond to changing economic conditions or to effect further expansion. There can be no assurance that the Company will generate sufficient cash flow during such time to fund its future working capital, rent and debt service requirements or growth. In such event, the Company would have to seek additional financing through debt or equity offerings, bank borrowings, sale/leaseback transactions or otherwise, and there can be no assurance that such financing will be available on acceptable terms or at all. See "Risk Factors -- Need for Substantial Additional Funds."

                                    BUSINESS

OVERVIEW

   The Company provides assisted living and related services to the private pay elderly market. Assisted living facilities combine housing, personalized support and healthcare services in a cost-effective, non-institutional setting designed to address the individual needs of the elderly who need regular assistance with activities of daily living, such as eating, bathing, dressing and personal hygiene, but who do not require the level of healthcare provided in a skilled nursing facility. The Company currently operates 19 assisted living and other senior housing facilities containing 1,812 units in seven states. The 1,812 units operated by the Company consist of 1,187 assisted living units (including 172 units devoted to Alzheimer's and dementia care), 544 independent living units for persons who require occasional assistance with the activities of daily living and 81 skilled nursing units. The Company is pursuing a strategy of rapid growth through development and acquisition, and intends to acquire, develop or obtain agreements to manage approximately 60 to 75 assisted living facilities per year in each of the next three years. As part of this strategy, ILC is currently developing 33 assisted living facilities, of which 24 are scheduled to open during 1997, has entered into an agreement to acquire one facility containing 258 units simultaneous with the closing of the offering and is evaluating numerous additional acquisition opportunities. All of ILC's revenues from its owned and leased facilities in 1995 and the first six months of 1996 were derived from private pay sources.

   The Company's objective is to expand its operations to become a leading provider of high-quality, affordable assisted living services. Key elements of the Company's strategy to achieve this goal are to: (i) provide high-quality healthcare oriented services; (ii) grow rapidly through development and acquisition of additional assisted living facilities; (iii) utilize a flexible, cost-effective approach for the development of new assisted living facilities; and (iv) target a broad segment of the private-pay population.

   The  assisted  living  industry is highly  fragmented  and  characterized  by numerous small operators whose scope of services vary widely. Annual expenditures for assisted living services were estimated to be $10 to 12 billion in 1995. The Company believes that factors contributing to the growth of the assisted living industry include: (i) the aging of the U.S. population; (ii) the increasing affluence of the elderly and their families; (iii) the decreasing availability of family care in the home; (iv) consumer preference for greater independence and a less institutional setting; (v) the increasing emphasis by both federal and state governments and private insurers on containing long-term care costs; and (vi) the reduced availability of skilled nursing beds for less medically intensive residents. The Company believes that the foregoing factors, combined with the fragmented nature of the industry and the inexperience and lack of resources of many operators, have created a significant opportunity for ILC to become a leading provider of high-quality, affordable assisted living services.

   The Company believes that its approach to the development of new assisted living facilities differs from that of many other operators. Unlike many assisted living operators, the Company intends to rely primarily on a limited number of third-party developers, rather than maintain a large internal development staff. ILC currently has relationships with three developers, which developers are responsible for 29 of the 33 facilities currently under development by the Company. The Company has, together with these developers, developed three flexible and expandable prototype building designs. The flexibility feature is expected to allow the facility's assisted living and Alzheimer's bed allotment to be quickly and cost-effectively reconfigured based on changing market demand. The expandability feature is expected to allow the prototype buildings to be easily and cost-effectively expanded with little or no disruption to current operations. The Company believes its development approach will offer many advantages, including better construction quality control, lower architectural and engineering fees, bulk purchasing of materials and fixtures and faster development and construction schedules.

BACKGROUND

   Assisted living is quickly emerging as an important component in the continuum of care within the healthcare delivery system and can be viewed as falling in the middle of the elder care continuum, with home-based care on one end and skilled nursing facilities and acute care hospitals on the other. It is a cost-effective setting for the elderly who do not require the higher level of medical care provided by skilled nursing facilities but cannot live independently because of physical frailties or cognitive impairments. Assisted living facilities combine housing, personalized support services and healthcare in a non-institutional setting designed to address the individual needs of the elderly who need regular assistance with certain activities of daily living.

   The assisted living industry is highly fragmented and characterized by numerous small operators whose scope of services vary widely from small "board and care" facilities (generally 12 or fewer residents) with little or no services to large facilities offering a full array of personal care services. In comparison to the nursing home and other healthcare industries, the assisted living industry is currently subject to little government regulation. The Company expects government regulation to increase, however, as more assisted living facilities begin to expand the type and amount of healthcare services they offer and states continue to expand Medicaid funding of assisted living as a cost-effective alternative to skilled nursing facilities. The Company believes that because of increased governmental regulation of the industry, a transformation of the industry from housing and personal care services to more healthcare-oriented services, cost containment pressures, the growth of healthcare networks and the inexperience and limited capital resources of many operators, the highly-fragmented assisted living industry will consolidate in the near future. According to the U.S. Health Care Financing Administration, annual expenditures for assisted living services were estimated to be approximately $10 to $12 billion in 1995. Private pay services account for the majority of payments; however, in some states, Medicaid funds are available for assisted living, although no funding is currently available from the federal Medicare program.

   The Company believes that assisted living is one of the fastest growing segments of elder care, benefiting from the following significant trends:

   Aging Population. The Company's target market, comprised of seniors aged 75 and older, is one of the fastest growing segments of the U.S. population. According to the U.S. Bureau of the Census, this population is expected to increase 28% from approximately 13 million in 1990 to approximately 17 million by 2000, as compared to the total U.S. population, which is expected to increase by approximately 11% during the same period. According to the U.S. General Accounting Office, in 1993 more than 7 million people in the U.S. needed assistance with activities of daily living, and this number is expected to double by 2020. It is further estimated that approximately 57% of the population of seniors over the age of 85 need assistance with activities of daily living and more than one-half of such seniors develop Alzheimer's disease or other forms of dementia.

   Increasing Financial Net Worth. As the ratio of elderly in need of assistance has increased, so too has the number of elderly able to afford assisted living. According to U.S. Bureau of the Census data, the median net worth of families in which the head of the family is age 75 or older has increased from $55,178 in 1984 to $61,491 in 1988 to $76,541 in 1991.

   Changing Family Role. Historically, the family has been the primary provider of care to the elderly. The Company believes, however, that the increased percentage of women in the workforce, the growing number of two income families and the increased mobility of society are reducing the family's role as the traditional caregiver for the elderly, which will make it necessary for many of the elderly to look outside the family for assistance as they age.

   Consumer Preference. The Company believes that assisted living is increasingly becoming the setting preferred by prospective residents and their families in which to care for the elderly. Assisted living offers residents greater independence and allows them to "age in place" in a residential setting, which the Company believes results in a higher quality of life than that experienced in more institutional or clinical settings, such as skilled nursing facilities.

   Cost-Containment Pressures. In response to rapidly rising healthcare costs, both governmental and private-pay sources have adopted cost-containment measures that have reduced admissions and encouraged reduced lengths of stays in hospitals and skilled nursing facilities. As a result, hospitals are discharging patients earlier and referring seniors to skilled nursing facilities where the cost of providing care is lower, and skilled nursing facility operators continue to focus on expanding services to higher acuity patients. As a result, the supply of skilled nursing facility beds is increasingly being filled by patients with higher acuity needs paying higher fees, leaving little excess capacity for seniors needing a lower level of care. The Company believes that this trend creates a significant opportunity for assisted living facilities, as states, as well as long-term care insurance companies and managed care companies, are increasingly focusing on assisted living as a cost-effective alternative to skilled nursing facilities. Based on industry data, the average cost for assisted living facilities is approximately $24,000 per year as compared to an average cost of approximately $35,000 per year for skilled nursing facilities.

BUSINESS STRATEGY

   The Company's objective is to expand its operations to become a leading provider of high-quality, affordable assisted living services. Key elements of the Company's strategy to achieve this goal are to:

   Provide High-Quality, Healthcare-Oriented Services. In addition to providing a broad range of assistance with the activities of daily living and offering special care programs to residents suffering from Alzheimer's disease or other forms of dementia, the Company focuses on meeting the healthcare needs of its residents to the maximum extent permitted by law, thereby enabling its residents to age in place. As a result, residents are generally able to remain at ILC facilities until they develop medical conditions requiring institutional care available only in a skilled nursing facility or an acute care hospital. Where allowed by law, the Company's assisted living facilities offer care to residents who are incontinent, mild to moderately confused, convalescing, nonambulatory, diabetic, oxygen dependent or similarly dependent. All of the Company's assisted living facilities (excluding its senior housing and congregate care facilities) employ licensed nurses. The Company ensures that all its facilities are appropriately staffed to provide its residents with high-quality personalized care and services.

   Grow Rapidly Through Development, Acquisition and Facility Expansion. The Company intends to pursue rapid growth over the next three years to benefit from the anticipated increased market demand for assisted living services and the expected industry consolidation. The Company intends to acquire, develop or obtain agreements to manage approximately 60 to 75 assisted living facilities per year in each of the next three years. The Company is currently developing 33 assisted living facilities, of which 24 are scheduled to open in 1997. Management has extensive contacts in the senior housing and healthcare industries, and the Company is frequently presented with opportunities to acquire, develop or manage assisted living facilities. The Company expects that industry consolidation will result in increased future acquisition opportunities. In addition, as demand increases in its existing markets, the Company plans to grow by expanding the capacity of existing buildings.

   Utilize Flexible, Cost-Effective Development Approach. The Company believes that its development approach will allow it to quickly and cost-effectively develop new assisted living facilities. The Company intends to rely primarily on a limited number of third-party developers, rather than maintain a large internal development staff, to develop assisted living facilities. The Company currently has relationships with three developers, with which the Company has developed three flexible and expandable prototype building designs: a 35 unit/40 bed pure assisted living facility, a 40 unit/40 bed pure Alzheimer's facility and an 80 unit/92 bed combination assisted living/Alzheimer's facility. Flexibility, which will allow the Company to respond to changing utilization patterns and service needs, and expandability, which will allow the Company to cost-effectively respond to increased market demand, are key features of the prototype designs. The Company believes the use of prototype designs and a small number of developers will offer many advantages to the development process, including better construction quality control, lower architectural and engineering fees, bulk purchasing of materials and fixtures at a lower cost, and faster development and construction schedules.

   Target Broad Segment of Private-Pay Population. The Company's target markets are generally second or third tier cities or suburbs of major cities. The target population in these markets is private-pay seniors over the age of 75 with annual incomes of at least $25,000. This mass-market approach enables the Company to evaluate a multitude of markets and be selective in acquiring and developing properties. The Company believes this approach allows it to appeal to the largest segment of the elderly population, the middle to upper-middle income group. The Company believes that by targeting this population segment, it will be well-positioned to achieve and sustain high occupancy rates.

DEVELOPMENT AND ACQUISITION

   The Company targets areas where there is a need for assisted living facilities based on demographics and market studies. In selecting geographic markets for potential expansion, the Company utilizes individual market studies which consider such factors as population, income levels, economic climate and competitive environment. The Company generally seeks to select assisted-living facility locations that (a) are second or third tier cities or suburbs of major cities, (b) have residents who generally enjoy mid-level incomes compared to incomes generally realized in the region, (c) have a regulatory climate that the Company considers favorable toward development and (d) are established and economically stable compared to newer, faster-growing areas. The Company has found that locations with these characteristics generally have a receptive population of seniors who desire and can afford the services offered in the Company's assisted living facilities.

   Development. The Company currently expects to open approximately 25 to 35 newly developed assisted living facilities per year in each of the next three years. The Company is currently pursuing the development of 33 new assisted living facilities, of which 24 are scheduled to open in 1997. The Company intends to rely primarily on a limited number of third-party developers, rather than maintain a large internal development staff, to develop assisted living facilities, and currently has relationships with three developers. The Company maintains control over the entire development process by retaining authority for site selection, prototype design, pricing, development and construction schedules, and quality of workmanship. See "-- Properties -- Development."

   The principal stages in the development process are (i) site selection and contract signing, (ii) zoning and site plan approval, (iii) architectural planning and design and (iv) construction and licensure. Once a market has been identified, site selection and contract signing typically take three months. Zoning and site plan approval generally take one to three months. The Company anticipates that facility construction will generally take six to nine months. The Company's use of prototype facilities facilitates architectural planning and design. After a facility receives a certificate of occupancy and appropriate licenses, residents usually begin to move in immediately. The Company's experience indicates that new facilities typically reach a stable level of occupancy of over 90% within six to 12 months of opening, but there can be no assurance that these results will be achieved in new facilities. The Company anticipates that the total capitalized cost to develop, construct and open a prototype facility, including land acquisition and construction costs, will be approximately $72,000 per unit, although the cost of any particular facility may vary considerably based on a variety of site-specific factors. See "Risk Factors
- -- Limited Development Experience; Development Delays and Cost Overruns."

   The Company is presented with land sites by independent brokers, developers, healthcare organizations and financial institutions. The third-party developers with which the Company has relationships are also utilized to locate suitable sites in selected regions of the country. If a site meets the Company's general market criteria, then the Company will order a preliminary market study by an independent third party. If the market study indicates that the site meets its geographic selection criteria, the Company will then conduct a more in-depth analysis of the market, in conjunction with developers, to ensure there is a demonstrated need for assisted living services and that the site is appropriate in terms of location, size and zoning. If the market and site meet all of the Company's selection criteria, the property is purchased for development.

   The Company has, together with its developers, developed three flexible and expandable prototype building designs: a 35 unit/40 bed pure assisted living facility, a 40 unit/40 bed pure Alzheimer's facility and an 80 unit/92 bed combination assisted living/Alzheimer's facility. Flexibility, which will allow the Company to respond to changing utilization patterns and service needs, and expandability, which will allow the Company to cost-effectively respond to increased market demand, are key features of the prototype design. The flexibility feature allows the facility to quickly and cost effectively reconfigure its assisted living and Alzheimer's bed allotment based on changing market demand. The expandability feature allows the prototype buildings to be easily and cost-effectively expanded with little or no disruption to current operations. Facility expansion is often more cost-effective than constructing or acquiring a new facility because of lower incremental capital, operating and fixed costs. The Company believes that the use of a small number of developers working with prototype designs will allow the Company to: (a) save time and money on architectural and engineering work, because only minor modifications will be required at each location to site adapt the prototype; (b) ensure better construction quality control, because the Company's third-party developers will gain experience by constructing the same facility design, rather than a different facility design, at each site; and (c) save time and money with bulk purchasing of materials and fixtures at a lower cost, because each facility will, for example, utilize the same kitchen equipment and windows. In addition, once a development site is identified, the Company will be able to move quickly to obtain zoning approvals, since only limited architectural and engineering work will be required. All of these factors should contribute to faster and cost-effective development and construction schedules. See "-- Business Strategy."

   Acquisition. The Company acquired one facility in August 1996, which the Company expects to sell to, and lease back from, HCPI in October 1996. In addition, the Company has entered into a definitive agreement to acquire one additional assisted living facility, which acquisition the Company anticipates will be consummated simultaneous with the closing of this offering. There can be no assurance the acquisition or the sale/leaseback transaction will be consummated when anticipated or at all. The Company seeks to acquire individual or groups of assisted living facilities from smaller owners and operators in its targeted markets. In evaluating possible acquisitions, the Company considers (i) the location, construction quality, condition and design of the facility, (ii) the ability to expand the facility, (iii) the current and projected cash flow of the facility and the anticipated ability to increase revenue through rent and occupancy increases and additional assisted living services and (iv) the ability to acquire the facility below replacement cost. The Company's management has extensive contacts in the senior housing and healthcare industries, and the Company is frequently presented with opportunities to acquire, develop or manage assisted living facilities. In addition, the Company believes that consolidation in the assisted living industry will offer substantial opportunities to acquire assisted living facilities or other facilities that can be repositioned as assisted living facilities. See "Risk Factors -- Difficulties of Integrating Acquisitions" and "-- Uncertainty of the Proposed Acquisition; Difficulties of Integrating the Proposed Acquisition."

   Although the Company intends to focus its efforts primarily on the development and acquisition, directly or through long-term operating leases, of additional assisted living facilities, it may in certain cases also target additional third-party management contracts as an interim step to acquisition of facilities. Under a typical management agreement, the Company receives a percentage of the gross operating revenues of the facility and has a right of first refusal to acquire the facility. See "-- Properties -- Management Agreements."

SERVICES

   The Company's assisted living facilities offer residents a supportive, "home-like" setting and assistance with activities of daily living. Residents of the Company's facilities are typically unable to live alone, but do not require the 24-hour nursing care provided in skilled nursing facilities. Services provided to the Company's residents are designed to respond to their individual needs and to improve their quality of life, are available 24 hours a day to meet resident needs, and generally include three meals per day, housekeeping and groundskeeping and building maintenance services. Available support services include nursing care and health-related services, social and recreational services, transportation and special services (such as banking and shopping). Personal services include bathing, dressing, personal hygiene, grooming, ambulating and eating assistance. Health-related services, which are made available and provided according to the resident's individual needs and in accordance with state regulatory requirements, may include assistance with taking medication, skin care and injections, as well as healthcare monitoring. By providing programs that are designed to offer residents a range of service options as their needs change, the Company seeks to achieve greater continuity of care, enabling seniors to age in place and thereby maintain their residency for a longer time period.

   Clinical Assessment. Each resident is clinically assessed upon admission to determine his/her health status including functional abilities, need for personal care services and assistance with the activities of daily living (ADL's) as well as likes and dislikes. The goal of the clinical assessment is to determine the care needs of residents as well as their lifestyle preferences. A current physician's report is also utilized to further ascertain the health status and needs of the resident. From these assessments a plan of care is developed for each resident to help ensure that all staff who render care and services meet the specific needs and preferences of each resident. Residents are reassessed periodically and when there is a significant change in a resident's condition to be sure the care plan reflects their current needs. The care plan, as the document which reflects the needs of the resident, is the basis for determining the monthly charges for care and services.

   Healthcare Services. The Company fosters wellness by offering health screenings such as blood pressure checks, periodic special services such as influenza inoculations, chronic disease management (such as diabetes with its attendant blood glucose monitoring), dietary and similar programs as well as ongoing exercise and fitness classes. Classes are given by healthcare professionals to keep residents informed about disease management.

   Regulations differ by state regarding the type of care that can be rendered as well as the personnel allowed to provide such care. The Company utilizes licensed nurses, certified and/or trained staff to meet the healthcare needs of its residents. Staff administer or assist with medications, observe and intervene as the health status of residents change, and provide assistance and care to enable residents to perform the activities of daily living: dressing, bathing, grooming, toileting, ambulating and the like. Residents who are incontinent, mild to moderately confused, convalescing, nonambulatory, diabetic, oxygen dependent or similarly dependent are cared for where allowed by law. Hospice care is offered in many of the Company's facilities, as are special programs such as post-plastic surgery recuperation, stroke recovery and intensive rehabilitation. Dietary programs, nutritional support and special retraining programs are also offered by the Company.

   The Company's facilities provide rehabilitation services, including physical therapy, speech and language pathology and occupational therapy, audiology, pharmacy and physician services, as well as podiatry, dentistry and other professional services. These specialized healthcare services are generally provided to the residents by third-party providers, who are reimbursed by the resident or a third-party payor (such as Medicare or Medicaid) or, in certain cases, by the staff of the facility where permitted by state law. The Company's facilities also provide transportation services for residents to visit physicians and other professionals in the surrounding areas.

   Alzheimer's and Dementia Care. Certain of the Company's facilities contain a special unit to service the needs of residents with Alzheimer's disease, dementia and other cognitive impairments. These special needs units are located in a separate area of the facility and have their own dining facilities, resident lounge areas and specially trained staff. This physical separation of the special needs unit enables residents to receive the specialized care they require with a minimum of disruption to other residents. The areas are designed to allow residents the freedom to ambulate as they wish while keeping them safely contained within an alarmed area. Programming for a minimum of 12 hours per day keeps these special need residents channeled into meaningful activity. Special nutritional programs are used to help assure caloric intake is maintained in residents whose constant movement increases their caloric expenditure. Family support groups meet regularly with the families of these residents.

   Adult Day Care. Some of the Company's facilities offer adult day care services for the mentally and/or physically frail. The services are offered up to six days per week, 12 hours per day. Many of the day care attendees eventually become permanent residents at the facility. Residents spend the day engaged in meaningful activities and socialize with other residents and staff. Healthcare needs are monitored by staff and medication assistance is available. Assistance with activities of daily living, as well as meals and nutritious snacks, are also provided. Day care offers families the ability to continue employment despite caregiving responsibilities and also offers residents an opportunity to leave their home and interact with their peers.

   Respite Care. The Company's facilities accept residents for short term placement (several days to several months) to accommodate their or their family's need for placement, either while the family is on vacation or is otherwise absent or because the resident cannot stay alone while convalescing from illness or injury. Many residents are frequent returnees and often eventually become permanent residents at the facility.

OPERATIONS

   The Company offers a broad range of assisted living services and an environment in which residents can age in place in an effort to retain residents over longer periods as they become increasingly frail. The Company continually assesses and monitors the health needs and desires of its residents and periodically adjusts the level and frequency of care and services provided to such residents to meet their increasing needs. The Company's multi-tiered rate structure for the services it provides is based upon the acuity level of, or level of services needed by, each resident. Specialized healthcare services for those residents requiring 24-hour supervision or more extensive assistance with activities of daily living is provided to the residents by third-party providers, who are reimbursed by the resident or a third-party payor (such as Medicare or Medicaid) or, in certain cases, by the staff of the facility where permitted by state law. In order to meet the evolving needs of its residents as they age in place, the Company expects to continually expand the range of care and services offered at its residences. In the future, the Company may elect to provide these services directly using its own skilled employees. In the event that a resident's acuity reaches a level such that the Company is unable to meet such resident's needs, the Company maintains relationships with local hospitals and skilled nursing facilities to facilitate a transfer of the resident.

   Marketing. The Company's marketing strategy is designed to integrate its assisted living facilities into the continuum of healthcare providers in the geographic markets in which it operates. Thus, the Company seeks to establish relationships with local hospitals (including through joint marketing efforts, where appropriate) and home healthcare agencies, alliances with visiting nurse associations and, on a more limited basis, priority transfer agreements with local skilled nursing facilities. The Company believes this marketing strategy benefits its residents as well as strengthens and expands the Company's network of referral sources.

   The Company begins premarketing its facilities up to six months in advance of opening so that, by the time the facility opens, referral sources, including professionals in the community, hospitals and physicians, will be well familiarized with the care and services provided. Age and income qualified seniors are recipients of target marketing efforts as are their children. The Company's goal is to open a new facility with a substantial number of residents ready to move in. After opening, the Company continues its marketing efforts to attain and then maintain full occupancy.

   The Company seeks to position its facilities as the "senior resource center" in each of its markets; thus when the public thinks of care and/or services for the elderly they think of the ILC facility. Each facility offers its physical plant for classes, meetings, social events, etc., to the surrounding city in order to foster interdependence. The Company also intends to focus on selling the care and services component of its facilities to those seniors who live in the surrounding area.

   Staffing. The Company ensures that all its facilities are appropriately staffed with well-trained professionals to provide its residents with high-quality personalized care and services. The day-to-day operations of each facility, including quality of care and financial performance, are overseen by an Executive Director trained in the Company's operating philosophy, policies and procedures. A Healthcare Coordinator, who is a licensed nurse, oversees the day-to-day care of residents and employees providing services to residents. Other key facility employees include a Director of Dining Services, Activities Director, Maintenance Director and Marketing Director.

   Administration. The Company's corporate structure has been designed to provide appropriate levels of support to, and oversight of, the operating facilities. The Company's philosophy is to allow the facility administrators enough autonomy and flexibility to expeditiously adjust operations to meet the needs of local and changing market conditions while at the same time holding them accountable to established quality and financial performance criteria.

   In anticipation of its rapid development plans, the Company has made a significant investment in recruiting and developing a management team with extensive experience in the post-acute care, sub-acute care, long-term care and assisted living industries. The Company believes that the depth and experience of its management team positions the Company to effectively manage its growth plans and the increasing government regulation of assisted living facilities which the Company anticipates. Additionally, the Company is developing its infrastructure to manage its anticipated growth. Key infrastructure components include standardized policies and procedures, computer systems, management information systems, staff training and education programs and staff recruitment and retention systems. See "Management."

   The Company  employs an  integrated  structure of  management  and  financial systems and controls in order to contain costs and maximize operating efficiency. The Company provides management support services to each of its residential facilities, including establishment of operating standards, recruiting, training and financial and accounting services. IHS has agreed to provide resident billing, occupancy, accounts payable and payroll information services to the Company until the Company has implemented its own MIS and accounting systems, which the Company anticipates will occur in the fourth quarter of 1996. See "Certain Transactions." In addition, the Company believes it can benefit from economies of scale by centralizing certain functions such as purchases of supplies and equipment, employee training and certain sales and marketing activities. The Company has established reporting and monitoring systems which allow early detection of deviations to allow rapid correction.

   Service Revenue Sources. The Company currently and for the foreseeable future expects to rely primarily on its residents' ability to pay the Company's charges from their own or familial resources. Although care in an assisted living facility is typically less expensive than in a skilled nursing facility, the Company believes generally only seniors with income or assets meeting or exceeding the regional median will be able to afford to reside in the Company's facilities. Inflation or other circumstances that adversely affect seniors' ability to pay for services such as those provided by the Company could have an adverse effect on the Company's business or operations. Furthermore, the federal government does not currently provide any reimbursement for the type of assisted living services provided by the Company. Although some states have reimbursement programs in place, in many cases the level of reimbursement is insufficient to cover the costs of delivering the level of care that the Company currently provides. Except for the Treyton Oak Towers' assisted living facility managed by the Company (which is 77% private pay), all of the revenues from the Company's remaining assisted living facilities were derived from private-pay sources. There can be no assurance, however, that the Company will continue its private-pay mix or that it will not in the future become more dependent on governmental reimbursement programs.

PROPERTIES

   Existing Facilities. The Company currently operates 19 assisted living facilities in seven states, containing 1,812 units. Seven of the facilities are owned, four are leased and the remaining eight are managed. The Company anticipates that it will sell one of the owned facilities to, and lease it back from, HCPI in October 1996, although there can be no assurance the sale/leaseback transaction will be consummated as anticipated or at all. The Company's existing facilities consist of assisted living facilities, continuing care retirement communities, congregate care facilities and senior housing. Several of the Company's facilities have specially designed wings for residents with Alzheimer's disease, and several offer adult day care services. The Company believes that the physical configuration of its facilities, combined with its level of service, contributes to resident satisfaction and allows seniors residing at the Company's facilities to maintain an appropriate level of autonomy.

   The table below summarizes certain information regarding the Company's existing facilities:

                                                                       OPERATIONS                          SERVICES
             FACILITY                                     LOCATION     COMMENCED(1) UNITS(2)     BEDS      OFFERED(3)        STATUS
- ----------------------------------                   ---------------- ------------ --------     ------   ---------------   ---------
CALIFORNIA
- ----------
Beth Avot                                            Santa Monica           8/95         34        34       ALZ,AL           Managed
Carrington Pointe                                    Fresno                 5/90        172       181       C,AL             Owned
Claremont Senior Apts                                Clovis                 2/94         72       120       SH               Managed
Claremont II                                         Clovis                 10/95        72       120       SH               Managed
Elim Place((4))                                      Sangar                 2/96         24        49       AL,ALZ           Managed
Hallmark -- Bakersfield                              Bakersfield            1/93         51        52       AL               Managed
Hallmark -- Palm Springs                             Palm Springs           1/93         46        47       AL               Managed
Villa Alamar                                         Santa Barbara          11/95        30        31       ALZ,AL           Managed

COLORADO
- --------
Cheyenne Place Retirement                            Colorado Springs       9/94         95       106       C                Leased

FLORIDA
- -------
Cabot Pointe((5))                                    Bradenton              8/96         35        56       ALZ              Owned
The Shores((6))                                      Bradenton              9/94        260       287       CCRC,ALZ         Leased
Waterside Retirement Estates((7))                    Sarasota               12/93       164       201       CCRC             Owned
West Palm Beach Retirement((8)) ..                   West Palm Beach        12/93        34        38       AL               Owned

KANSAS
- ------
Homestead of Garden City                             Garden City            7/96         35        46       AL               Leased
Homestead of Wichita                                 Wichita                7/96         35        46       AL               Leased

KENTUCKY
- --------
Treyton Oak Towers((9))                              Louisville             3/93        267       290       CCRC             Managed

MARYLAND
- --------
The Homestead((10))                                  Denton                 12/92        50        50       AL,ADC(42)       Owned

TEXAS
- -----
Treemont Retirement Community((8))                   Dallas                  2/89       231       251       CCRC,ALZ,ADC(25) Owned
Vintage Retirement Community((8)(11))                Denton                  4/95       105       111       C,AL             Owned

- ----------
   (1) Represents date operations commenced by IHS for facilities operated prior to November 1995. See "Company History."
   (2) A unit is a single- or double-occupancy residential living space, typically an apartment or studio.
   (3) ADC = Adult Day Care; AL = Assisted Living; ALZ = Alzheimer's/Dementia Care; C = Congregate Care; CCRC = Continuing Care Retirement Community; and SH = Senior Housing. Number of residents served in Adult Day Care is listed next to ADC.
     o Assisted Living Facilities are typically designed for the frail and/or cognitively impaired elderly, with staff personnel and programs that assist residents with personalized support services. Meals are served in a central dining room, and staff personnel provide limited medical services, such as medication administration and physical rehabilitation.
     o Continuing Care Retirement Communities are retirement complexes providing a full continuum of care on a single campus, including congregate care units for those residents still able to adequately care for themselves, assisted living facilities for those residents requiring assistance with activities of daily living, and skilled nursing units for residents who require full-time nursing care or supervision.
     o Congregate Care Facilities are typically similar to senior housing, except they generally provide meals in a common dining room, housekeeping, laundry, transportation and emergency response. Medical care is provided by third-party providers as required.
     o Senior Housing is typically a multifamily complex catering to senior citizens. These facilities typically offer limited services, such as transportation and security, and arrange for healthcare services as required.See "-- Services."
   (4) The Company has been notified by the owner of this facility that the management agreement will terminate effective October 31, 1996. During the six months ended June 30, 1996, management fees from this facility aggregated $16,000.
   (5) The Company anticipates that it will sell this facility to, and lease it back from, HCPI in a sale/leaseback transaction which is scheduled to close in October 1996. There can be no assurance this transaction will occur as anticipated or at all.
   (6) Includes 21 skilled nursing beds.
   (7) Under Florida insurance regulations relating to life-care contracts, IHS' transfer of the Waterside facility to the Company is subject to review by the Florida Department of Insurance. The Company believes that the Department of Insurance will approve the transfer of the facility, although there can be no assurance that such transfer will be approved. If the transfer is not approved, the Company will be obligated to transfer ownership of the Waterside facility back to IHS. See "Risk Factors -- Recent Organization; History of Losses; Anticipated Operating Losses."
   (8) The Company owns a condominium interest in the assisted living and related services portion of this facility; the remaining condominium interest in the facility, which consists of a skilled nursing facility, is owned by IHS. The Company is prohibited from including a segregated and secured Alzheimer's ward in its portion of these facilities. IHS provides certain services to these facilities. The Company cannot transfer its condominium interest without the prior consent of IHS. The IHS facility in which the Treemont facility is located is subject to a mortgage. Should IHS default on its obligations under the mortgage, the lender could foreclose on the mortgage, which could materially adversely affect the Company's business, results of operations and financial condition. See "Certain Transactions."
   (9) Includes 60 skilled nursing beds.
   (10) IHS managed the facility from December 1992 until its purchase by IHS in March 1994.
   (11) IHS managed the facility from April 1995 until its purchase by IHS in January 1996.

   Management Agreements. The Company currently manages eight assisted living facilities with an aggregate of 621 units. The Company is responsible for providing all personnel, marketing, nursing, resident care and dietary services, accounting and data processing reports and services for these facilities at the facility owner's expense. The facility owner is also obligated to pay for all required capital expenditures. The Company manages these facilities in the same manner as the facilities it owns or leases, and provides the same assisted living services as are provided in its owned or leased facilities.

   The Company receives a management fee for its services which generally ranges from 4% to 5% of gross revenues of the assisted living facility. Certain management agreements also provide the Company with an incentive fee based on the amount of the facility's operating income that exceeds a target. The management agreements generally have an initial term of one to five years, with the right to renew under certain circumstances. The management agreements expire at various times between October 1996 and November 2000, although all can be terminated earlier under certain circumstances. Certain of the management agreement's provide the Company with a right of first refusal in respect of the sale of each managed facility. The Company believes that management agreements are a cost-effective way to test new markets without having to make the capital outlay necessary to acquire or develop a facility.

   The Company has been notified by the owner of the Elim Place facility, a 24 unit assisted living and alzheimer's facility located in Sangar, California, that the management agreement will terminate effective October 31, 1996. During the six months ended June 30, 1996, management fees from the facility aggregated $16,000.

   Proposed Acquisition. The Company has entered into a definitive agreement to acquire ownership of the Terrace Gardens facility, a 258 unit/342 bed assisted living and senior housing facility located in Wichita, Kansas which also includes a 100 bed nursing facility. The acquisition is expected to close simultaneous with the closing of this offering, and the Company intends to use a portion of the proceeds of this offering to pay the $12.2 million purchase price for the facility. There can be no assurance that the acquisition will close as scheduled or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   Development. The Company intends to develop assisted living facilities generally ranging in size from 32 to 80 units, consisting of an aggregate of approximately 23,000 to 54,000 square feet, which are located on sites typically ranging from 2.5 to 5 acres. Unit size is expected to range from 325 to 500 square feet. The Company estimates that the development cost of most of its assisted living facilities will generally range from approximately $68,000 to $75,000 per unit, depending on local variations in land and construction costs, with an overall average development cost of approximately $72,000 per unit. The Company estimates that it will require approximately six months from the date of land acquisition to develop its 40 unit facilities and approximately nine months from the date of land acquisition to develop its 80 unit facilities. The Company is currently pursuing the development of 33 assisted living facilities, of which 24 are scheduled to open in 1997. Because, however, of uncertainties associated with development of assisted living facilities, including zoning and other governmental limitations, not all of the facilities currently under development may in fact be developed, and there can be no assurance that the Company will be successful in meeting scheduled opening dates for the facilities which are developed. See "Risk Factors -- Limited Development Experience; Development Delays and Cost Overruns."

   The table below summarizes certain information regarding the facilities currently under development:
                             SCHEDULED                     TO BE     FACILITY
      LOCATION               OPENING   UNITS(1)  BEDS  OFFERED(2)  STATUS(3)
- -------------------        ----------- -------- ------ ---------- -----------
CALIFORNIA((4))
- ---------------
Bakersfield                    Q1/97     120     120     SH         Z
Hemet                          Q1/98      40      40     ALZ        D
Merced                         Q1/98      40      40     ALZ        D
San Diego                      Q2/97      92      92     AL,ALZ     D
San Bernardino                 Q4/97      80      92     AL,ALZ     Z
Yorba Linda                    Q4/97      80      92     AL,ALZ     Z

COLORADO((4))
- -------------
Colorado Springs               Q1/98      80      92     AL,ALZ     D

ILLINOIS((4))
- -------------
Barrington                     Q1/98      80      92     AL,ALZ     D

KANSAS((5))
- -----------
Hutchinson                     Q4/97      35      40     AL         Z
Leavenworth                    Q1/97      35      40     AL         Z
Manhattan                      Q1/97      35      40     AL         Z

LOUISIANA((4))
- --------------
Alexandria                     Q2/97      80      92     AL,ALZ     D
Baton Rouge                    Q2/97      80      92     AL,ALZ     D
Baton Rouge                    Q3/97      80      92     AL,ALZ     D
Bossier City                   Q3/97      80      92     AL,ALZ     D
Lafayette                      Q3/97      80      92     AL,ALZ     D
Lake Charles                   Q3/97      80      92     AL,ALZ     D

NEBRASKA((5))
- -------------
Columbus                       Q4/97      35      40     AL         Z
Fremont                        Q2/97      35      40     AL         Z
Grand Island                   Q2/97      35      40     AL         Z
Hastings                       Q3/97      35      40     AL         Z
Kearney                        Q2/97      35      40     AL         Z
Norfolk                        Q2/97      35      40     AL         Z

TEXAS((4))
- ----------
Bedford/Colleyville            Q1/98      40      40     ALZ        D
Dallas                         Q1/98      80      92     AL,ALZ     D
Ft. Worth                      Q1/98      80      92     AL,ALZ     D
Grand Prairie                  Q3/97      80      92     AL,ALZ     Z
Henderson                      Q2/97      40      40     ALZ        D
New Braunfels                  Q1/98      80      92     AL,ALZ     D
San Antonio                    Q1/98      80      92     AL,ALZ     D
San Antonio                    Q2/97      80      92     AL,ALZ     Z
San Antonio                    Q4/97      40      40     ALZ        D
Southlake                      Q3/97      80      92     AL,ALZ     Z
- ----------
   (1) A unit is a single- or double-occupancy residential living space, typically an apartment or studio.
   (2) AL = Assisted Living; ALZ = Alzheimer's/Dementia Care; and SH = Senior Housing. See "-- Services."
   (3) "Development" means that development activities, such as site surveys, preparation of architectural plans or initiation of zoning changes, have commenced  (but  construction  has not  commenced).  "Construction"  means  that
construction   activities,   such  as   ground-breaking   activities,   exterior
construction or interior build-out, have commenced. "Zoning" means that the zoning process has been completed or is not applicable.
   (4) The Company expects to finance these developments through sale/leaseback or mortgage financing.
   (5) The Company expects to lease these facilities from the developer.

   The Company currently has relationships with three developers relating to 29 of the 33 assisted living facilities currently under development. Two of these developers are developing, in the aggregate, 25 facilities on a turn-key basis, of which 20 facilities are scheduled to open in 1997. Pursuant to the terms of the arrangements, the developer will provide all necessary site procurement, design, construction, construction oversight and licensure services. The Company intends to finance the 16 facilities being developed by one developer, of which 11 are scheduled to open in 1997, through sale/leaseback arrangements with several real estate investment trusts or mortgage financing, although the Company may lease certain of the facilities from the developer. The Company will pay this developer for certain approved costs and expenses incurred by the developer in developing the facilities including labor, overhead, environmental expenses and engineering expenses. In the event that the execution of leases for the facilities, the acquisition of the sites for the facilities and the closing of financing for the facilities has not occurred before October 31, 1996, the Company is required to pay the developer for all costs incurred to date within ten days and the agreement with the developer will terminate. IHS has agreed to guaranty the payment of sums due to the developer by the Company until the closing of this offering and the satisfaction of certain financial covenants by the Company. The Company will lease the nine facilities being developed by the other developer, all of which are scheduled to open in 1997, pursuant to ten year leases with three five-year renewal options, and the right to purchase each facility at five year intervals for a purchase price equal to the greater of its then fair market value or $2.1 million. Lease payments for each of these facilities will initially be approximately $250,000 per annum and will increase annually based on the increase in the local consumer price index. The lease payments will be guaranteed by IHS until the closing of this offering and the satisfaction of certain financial covenants by the Company. The Company will make non-refundable purchase option deposits of $100,000 per facility, and has provided the developer with a $1,000,000 working capital line of credit that is due on demand and secured by the developer's interest in all documentation, permits, licenses and the land sites. IHS has agreed to guarantee construction financing for the first ten facilities developed by the developer. The Company has engaged a third developer to provide site selection, zoning, permitting and site adaptation services for four facilities, for which it will receive a fixed percentage of the building cost. The Company has provided the president of this developer with a $1,000,000 working capital line of credit that is due on demand and secured by the developer's interest in all documentation, permits and licenses and land contracts relating to the developments it is overseeing on behalf of the Company. This developer is also expected to provide or arrange for the provision of design, construction, construction oversight and licensure services for these facilities. The Company intends to finance these facilities through sale/leaseback arrangements with real estate investment trusts or with mortgage financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   The Company expects that the average construction time for a typical assisted living facility will be approximately six to nine months, depending on the number of units. Once a site is developed, the Company estimates that it will take approximately six to 12 months for the assisted living facility to achieve a stabilized level of occupancy.

COMPETITION

   The senior housing and healthcare industries are highly competitive and the Company expects that the assisted living business in particular will become more competitive in the future. The Company will continue to face competition from numerous local, regional and national providers of assisted living and long-term care whose facilities and services are on either end of the senior care continuum. The Company will compete with such facilities primarily on the bases of cost, quality of care, array of services provided and physician referrals. The Company will also compete with companies providing home based healthcare, and even family members, based on those factors as well as the reputation, geographic location, physical appearance of facilities and family preferences. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of the Company. However, the Company anticipates that its most significant competition will come from other assisted living facilities within the same geographic area as the Company's facilities because management's experience indicates that senior citizens frequently elect to move into facilities near their homes.

   Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for the acquisition and development of assisted living facilities. Some of the Company's current and potential competitors are significantly larger or have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects. See "Risk Factors -- Competition."

GOVERNMENTAL REGULATION

   The Company's assisted living facilities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities specific to their location. While regulations and licensing requirements often vary significantly from state to state, they typically address, among other things: personnel education, training and records; facility services, including administration of medication, assistance with self-administration of medication and limited nursing services; physical plant specifications; furnishing of resident units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities. In several states assisted living facilities also require a certificate of need before the facility can be opened. In most states, assisted living facilities also are subject to state or local building codes, fire codes and food service licensure or certification requirements. Like other healthcare facilities, assisted living facilities are subject to periodic survey or inspection by governmental authorities. The Company's success will depend in part on its ability to satisfy such regulations and requirements and to acquire and maintain any required licenses. The Company's operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care afforded residents and revisions in licensing and certification standards.

   Certain  states  provide  for  Medicaid  reimbursement  for  assisted  living services pursuant to Medicaid Waiver Programs permitted by the Federal government. In the event the Company elects to provide services in states with a Medicaid Waiver Program, the Company may then elect to become certified as a Medicaid provider in such states. The Company is subject to certain federal and state laws that regulate relationships among providers of healthcare services. These laws include the Medicare and Medicaid anti-kickback provisions of the Social Security Act, which prohibit the payment or receipt of any remuneration by anyone in return for, or to induce, the referral of patients for items or services that are paid for, in whole or in part, by Medicare or Medicaid. A violation of these provisions may result in civil or criminal penalties for individuals or entities and/or exclusion from participation in the Medicare and Medicaid programs. The Company intends to comply with all applicable laws, including the fraud and abuse laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not in the future have a material adverse impact on the Company's results of operations or financial condition. See "Risk Factors -- Governmental Regulation."

   The Company's failure to comply with such regulations could jeopardize its reimbursement payments for any affected residents and could result in fines and the suspension or failure to renew the Company's operating licenses. These actions could have a material adverse effect on the Company's business and operating results and on its ability to develop and acquire properties in the future. The Company believes that it is currently in compliance with all material applicable regulations and requirements with respect to its assisted living facilities.

   Twelve of the Company's 81 skilled nursing beds are currently certified to receive benefits as a skilled nursing facility provider under the Health Insurance for the Aged and Disabled Act (commonly referred to as "Medicare"), and substantially all are also certified under programs administered by the various states using federal and state funds to provide medical assistance to qualifying needy individuals ("Medicaid"). Both initial and continuing qualification of a skilled nursing care facility to participate in such programs depend upon many factors including, among other things, accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls.

   Under the Medicare program, the federal government pays the reasonable direct and indirect allowable costs (including depreciation and interest) of the services furnished. Under the various Medicaid programs, the federal government supplements funds provided by the participating states for medical assistance to qualifying needy individuals. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state, typically they provide for the payment of certain expenses, up to established limits. Funds received by the Company under Medicare and Medicaid are subject to audit with respect to the proper preparation of annual cost reports upon which reimbursement is based. Such audits can result in retroactive adjustments of revenue from these programs, resulting in either amounts due to the government agency from the Company or amounts due the Company from the government agency.

   Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy determinations by insurance companies acting as Medicare fiscal intermediaries and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to healthcare facilities. Since 1985, Congress has consistently attempted to limited the growth of federal spending under the Medicare and Medicaid programs. In addition, a number of healthcare reform proposals have been introduced in Congress in recent years. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. The Company can give no assurance that payments under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the operating and fixed costs allocable to such patients. Changes in reimbursement levels under Medicare or Medicaid and changes in applicable governmental regulations could significantly affect the Company's results of operations. It is uncertain at this time whether legislation on healthcare reform will ultimately be implemented or whether other changes in the administration or interpretation of governmental healthcare programs will occur. There can be no assurance that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the results of operations of the Company. The Company cannot at this time predict whether any healthcare reform legislation will be adopted or, if adopted and implemented, what effect, if any, such legislation will have on the Company.

   Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

   The Company and its activities are subject to zoning and other state and local government regulations. Zoning variances or use permits are often required for construction. Severely restrictive regulations could impair the ability of the Company to open additional residences at desired locations or could result in costly delays, which could adversely affect the Company's growth strategy and results of operations. See "Risk Factors -- Limited Development Experience; Development Delays and Cost Overruns," "-- Business Strategy" and "-- Development and Acquisition."

EMPLOYEES

   As of August 30, 1996, the Company had 528 employees, including 316 full-time employees, of which 47 were employed at the Company's headquarters. None of the Company's employees are currently represented by a labor union, and the Company is not aware of any union-organizing activity among its employees. The Company believes that its relationship with its employees is good.

   Although the Company believes it is able to employ sufficient skilled personnel to staff the facilities it operates or manages, a shortage of skilled personnel in any of the geographic areas in which it operates could adversely affect the Company's ability to recruit and retain qualified employees and control its operating expenses. See "Risk Factors -- Dependence on Senior Management and Skilled Personnel" and "-- Staffing and Labor Costs."

EXECUTIVE OFFICES

   The Company's executive offices are located in Bonita Springs, Florida, where it has leased approximately 20,000 square feet.

LEGAL PROCEEDINGS

   The Company is involved in various lawsuits and claims arising in the normal course of business. In the opinion of management of the Company, although the outcomes of these suits and claims are uncertain, in the aggregate they should not have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The following table sets forth certain information with respect to the executive officers and directors of the Company:

NAME                     AGE  POSITION
- ----------------------  ----- -----------------------------------------------------
Robert N. Elkins,
M.D...................  53    Chairman of the Board of Directors
Edward J. Komp........  42    President, Chief Executive Officer and Director
                              Senior Vice President -- Chief Operating Officer and
Kayda A. Johnson......  48    Secretary
                              Senior Vice President -- Chief Financial Officer and
John B. Poole.........  44    Treasurer
                              Senior Vice President -- Acquisitions and
Kyle D. Shatterly ....  35    Development
Luis Bared............  46    Director
Lawrence P. Cirka ....  45    Director
Charles A. Laverty ...  51    Director
Lisa K. Merritt.......  36    Director

   Robert N. Elkins, M.D. became the Chairman of the Board of the Company in June 1996. Dr. Elkins has been the Chairman of the Board and Chief Executive Officer of IHS, the selling stockholder in this offering, since March 1986 and he served as President of IHS from March 1986 to July 1994. From 1980 until co-founding IHS in 1985, Dr. Elkins was a co-founder and Vice President of Continental Care Centers, Inc., an owner and operator of long-term healthcare facilities. From 1976 through 1980, Dr. Elkins was a practicing physician. Dr. Elkins is a graduate of the University of Pennsylvania, received his M.D. degree from the Upstate Medical Center, State University of New York, and completed his residency at Harvard University Medical Center. Dr. Elkins is a director of Capstone Capital Corporation, Community Care of America, Inc. and UroHealth Systems, Inc.

   Edward J. Komp has served as President and Chief Executive Officer of the Company since March 1996 and as a director of the Company since June 1996. Prior to joining the Company, he served as Executive Vice President--Corporate
Operations of IHS from November 1995 to March 1996 and as Senior Vice President--Managed Operations of IHS from October 1993 to November 1995, where he had operational responsibility for over 100 assisted living and long-term care facilities with approximately 13,000 beds nationwide. From 1979 until he joined IHS, Mr. Komp served in various senior operational and financial capacities with National Medical Enterprises, Inc., now Tenet Healthcare Corp.

   Kayda A. Johnson has served as Senior Vice President--Chief Operating Officer and Secretary of the Company since March 1996. Prior to joining the Company, she served as Senior Vice President for Operations of IHS' Retirement Management Services division from March 1991. Prior to joining IHS, she was Director of Operations for Forum Group from 1990, and from 1982 to 1990 she was regional Vice President of Operations for Retirement Corporation of America. Ms. Johnson is a licensed Nursing Home Administrator and Registered Nurse. She is also a licensed Preceptor for Nursing Home Administrators and a Certified Residential Care Administrator. She has served on the faculty of the University of Redlands for the past 15 years, teaching business and management courses to MBA and BBA students. She is a member of the Board of Directors of the National Association for the Senior Living Industries ("NASLI") and serves as NASLI's Commissioner for Health Care as well as on the Executive Committee. She is a member of the Board of Directors of the Assisted Living Facilities Association of America ("ALFAA"); serves on the Residential Services Committee for the California Association of Homes and Services for the Aged ("CAHSA"); and is a member of the advisory committee of the American Seniors Housing Association. She also serves on the Assisted Living Advisory Board of the American Health Care Association ("AHCA"), the Assisted Living Advisory Board -- Contemporary Long Term Care, and the Advisory Group for the NIC.

   John B. Poole has served as Chief Financial Officer of the Company since March 1996. From November 1995 until he joined the Company, he was as an independent consultant to the long-term care industry. From July 1994 through October 1995 he served as Chief Financial Officer of American Care Communities, Inc., an owner and operator of assisted living residences. From March 1993 through June 1994 he served as Chief Financial Officer of Medifit of America, Inc., an owner and operator of outpatient physical therapy centers and corporate fitness centers. From October 1990 to February 1993 he served as Chief Financial Officer of Frankwood Holdings, Ltd., an owner and operator of a third-party administrator of health claims. From 1979 to August 1990 he served in various positions at Beverly Enterprises, Inc., an owner and operator of long-term health care facilities, including Senior Vice President and Chief Accounting Officer, where he had responsibility for all accounting and data processing for the entire company.

   Kyle D. Shatterly has served as Senior Vice President of Acquisitions and Development of the Company since April 1996. From 1988 until 1995, he held concurrent Vice President positions at both Health Equity Properties ("EQP"), a New York Stock Exchange listed real estate investment trust, and at Benton Investment Company ("BIC"). BIC was a holding company that controlled over $300 million of real estate assets, in addition to owning several operating companies that specialized in healthcare, multi-family housing and computer networks. EQP served as an advisory affiliate of BIC. His responsibilities included mergers and acquisitions, financial analysis and structured finance. From 1982 until 1987, he was employed by Merrill Lynch & Co. and Alex. Brown and Sons Incorporated.

   Luis Bared has served as a director of the Company since June 1996. Mr. Bared is currently the Chairman and Chief Executive Officer of several closely held businesses located in Puerto Rico and also serves as President and Chief Operating Officer of DFI Caribbean, a wholly owned subsidiary of Duty Free International (DFI), a New York Stock Exchange listed company. From 1975 until the sale of the company in May, 1993, Mr. Bared served as Chairman and Chief Executive Officer of Bared Jewelers of the V.I., Inc., a chain of six duty-free stores established by Mr. Bared in 1975, with locations in the U.S. Virgin Islands.

   Lawrence P. Cirka became a director of the Company in June 1996. He has been President and Chief Operating Officer of IHS since July 1994 and a director of IHS since July 1994. He was Senior Vice President and Chief Operating Officer from October 1987 to July 1994. Prior to joining IHS, Mr. Cirka served in various operational capacities with Unicare Healthcare Corporation, a long-term health care company, for 15 years, most recently as Vice President-Western Division.

   Charles A. Laverty became a director of the Company in June 1996. Mr. Laverty, Chairman and Chief Executive Officer of UroHealth Systems, Inc. ("UroHealth"), became President and Chief Executive Officer in September 1994, and Chairman of the Board of Directors of UroHealth in December 1994. Prior to joining UroHealth, Mr. Laverty was employed as Senior Executive Vice President and was a director of Coram Healthcare Corporation, a home infusion therapy company which was formed in 1994 by the merger of Curaflex Health Services, Inc., HealthInfusion, Inc., Medisys, Inc., and T(2) Medical, Inc. Mr. Laverty served as the Chairman of the Board, President and Chief Executive Officer of Curaflex Health Services from February 1989 to August 1994. Prior to his association with Curaflex, Mr. Laverty served as President and Chief Executive Officer of InfusionCare, Inc., a home infusion services company, from October 1988 to February 1989. In addition, he has held several positions, including Chief Operating Officer, with Foster Medical Corporation, a durable medical equipment supply company, and worked in both sales and management for C.R. Bard, a medical device company.

   Lisa K. Merritt became a director of the Company in June 1996. She has been a Vice President of The Chase Manhattan Private Bank since May 1996. From January 1989 to May 1996, Ms. Merritt served as Vice President/District Manager of Chase Manhattan Personal Financial Services and from July 1987 to January 1989 served in various capacities, including commercial real estate, residential real estate, and consumer lending at Chase Manhattan Bank, N.A. Prior to joining Chase Manhattan Bank, Ms. Merritt was Divisional Vice President at Pioneer Savings Bank from 1986 to 1987. From 1983 to 1986, she served as Assistant Vice President at Presidential Bank. Ms. Merritt is a past Director of the Mortgage Bankers Association of Southwest Florida.

   The Company's Restated Certificate of Incorporation provides for the classification of the Board of Directors into three classes of directors (Class I, Class II and Class III), with the term of each class expiring at successive annual stockholders' meetings. At and after the 1997 Annual Meeting of Stock-holders, all nominees of the class standing for election will be elected for three-year terms. The terms of office for Messrs. Bared and Laverty expire at the 1997 Annual Meeting of Stockholders, the terms of office of Mr. Cirka and Ms. Merritt expire at the 1998 Annual Meeting Stockholders, and the terms of office of Dr. Elkins and Mr. Komp expire at the 1999 Annual Meeting of Stockholders.

   The executive officers of the Company are elected annually by the Board of Directors following the annual meeting of stockholders and serve at the discretion of the Board of Directors.

   The members of the Audit Committee and the Compensation Committee are Mr. Laverty, Mr. Bared and Ms. Merritt. The Audit Committee reviews the adequacy of the Company's internal control systems and financial reporting procedures, reviews the general scope of the annual audit, reviews and monitors the performance of non-audit services by the Company's independent auditors and reviews interested transactions between the Company and any of its affiliates. The Compensation Committee administers the Company's Stock Incentive Plan and makes recommendations to the Board concerning compensation for the Company's officers and employees.

COMPENSATION OF DIRECTORS

   The Company will pay each director who is not an employee $1,000 for attendance in person at each meeting of the Board of Directors or of any committee thereof held on a day on which the Board of Directors does not meet. In addition, the Company will reimburse the directors for travel expenses incurred in connection with their activities on behalf of the Company. Directors have been granted options to purchase Common Stock and will also receive stock options under the Company's Non-Employee Director Stock Option Plan. See "-- Stock Options."

EXECUTIVE COMPENSATION

   The Company was organized in November 1995. During fiscal 1995, Mr. Komp and Ms. Johnson served as executive officers of IHS. For the year ended December 31, 1995, Mr. Komp received from IHS a salary of $261,000, a cash bonus of $32,500, a bonus consisting of 2,614 shares of IHS common stock (having a value of $57,508 based on the $22.00 price of the IHS common stock on the date of issuance), a car allowance of $6,000 and a $67,720 contribution by IHS to a Supplemental Deferred Compensation Plan. For the year ended December 31, 1995, Ms. Johnson received from IHS a salary of $162,665, a cash bonus of $15,000, and a bonus consisting of 682 shares of IHS common stock (having a value of $15,004 based on the $22.00 price of the IHS common stock on the date of issuance). Neither Mr. Poole nor Mr. Shatterly, the other executive officers of the Company, was employed by IHS or the Company during 1995. For information regarding the 1996 compensation for Messrs. Komp, Poole and Shatterly and Ms. Johnson see "--Employment Agreements."

EMPLOYMENT AGREEMENTS

   The Company is a party to Employment Agreements (the "Employment Agreements") with each of Edward J. Komp, Kayda A. Johnson, John B. Poole and Kyle D. Shatterly to serve as President and Chief Executive Officer, Senior Vice President -- Chief Operating Officer, Senior Vice President -- Chief Financial Officer and Senior Vice President -- Acquisitions and Development, respectively. Subject to earlier termination, as discussed below, each Employment Agreement is for a three-year term commencing as of May 1, 1996; however, the Employment Agreements of Mr. Komp and Ms. Johnson provide for automatic one-year extensions on each anniversary thereof unless 120 days' notice of nonrenewal is given by either party prior to such anniversary date. The current annual base salary ("Base Salary") for each executive is: $285,000 for Mr. Komp; $195,000 for Ms. Johnson; $150,000 for Mr. Poole; and $135,000 for Mr. Shatterly. Each Employment Agreement provides that the executive's Base Salary is to be increased annually by a percentage equal to the percentage increase in the Consumer Price Index ("CPI") and, with respect to each executive other than Mr. Komp, by such additional amounts as may be determined in the discretion of the Company's President or Chief Executive Officer. The Base Salary of Mr. Komp may be increased in the discretion of the Board of Directors. Each executive may also receive annual cash bonuses in an amount determined in the discretion of the Board of Directors; provided, however, if the Company meets or exceeds performance goals specified by the Board of Directors, each executive will receive a bonus of not less than 30% of Base Salary (50% in the case of Mr. Komp). Mr. Shatterly's and Mr. Poole's 1996 bonus will be prorated from the date of their respective Employment Agreements.

   Pursuant to the Employment Agreements, each executive is entitled to (a) comprehensive individual and dependent health insurance, (b) Company paid life insurance coverage in the amount of $500,000 ($1,000,000 in the case of Mr.
Komp) and accidental death and dismemberment insurance, (c) disability insurance coverage in a monthly benefit amount equal to the sum of the executive's Base Salary plus a "Bonus Amount" (as defined in the Employment Agreements), (d) an annual automobile allowance of $9,600, subject to increase based on the CPI, (e) a Company paid personal umbrella (excess) insurance policy in the amount of $2,000,000 ($5,000,000 in the case of Mr. Komp), and (f) participate in any executive retirement program established and maintained by the Company (collectively, the "Executive Benefits"). In addition, each executive is entitled to receive equity-based compensation in the discretion of the Compensation Committee of the Board of Directors. The Company has also agreed to reimburse each executive (other than Ms. Johnson) for certain expenses incurred as a result of their relocation to Florida.

   The Employment Agreement with Mr. Komp may be terminated by either party on 90 days' notice. Upon termination of Mr. Komp's employment without Cause, the expiration of, or the Company's failure to renew, the Employment Agreement, or the resignation of Mr. Komp for Good Reason, Mr. Komp will be entitled to the sum of (1) the remaining Base Salary due under his Employment Agreement (generally three years unless prior notice of nonrenewal has been given) and (2) the higher of his bonus in the year of termination or in the previous year. In addition, Mr. Komp will continue to receive his existing level of Executive Benefits or the level of Executive Benefits received during the preceding year, whichever is greater, throughout the severance period (generally three years) and all stock options, other equity-based rights and rights under the Company's Supplemental Deferred Compensation Plan ("SERP") then held by Mr. Komp will become fully vested. The Employment Agreements with Ms. Johnson and Messrs. Poole and Shatterly may each be terminated by either party on 90 days' notice. Upon termination without Cause, the expiration of the Employment Agreement, or the resignation of the executive for Good Reason, or, in the case of Ms. Johnson, the failure to renew the Employment Agreement, the executive will be entitled to a payment of one and one-half times the sum of (1) the greater of his or her salary in the year of termination or in the previous year and (2) the higher of his or her bonus in the year of termination or in the previous year. In addition, for a period of 18 months following such termination, each of Ms. Johnson and Messrs. Poole and Shatterly will continue to receive their existing level of Executive Benefits or the level of Executive Benefits received during the preceding year, whichever is greater, and all stock options, other equity-based rights and SERP rights then held by Ms. Johnson and Messrs. Poole or Shatterly, respectively, will become fully vested.

   For purposes of each of the Employment Agreements, "Cause" is defined as (i) material failure to perform duties, (ii) material breach of confidentiality or noncompete provisions, (iii) conviction of a felony, or (iv) theft, larceny, or embezzlement of Company property. "Good Reason" is defined as (i) a material breach of the agreement by the Company or (ii) resignation of the executive within one year after a change in control. A "change of control" of the Company is deemed to occur under the Employment Agreements, in general: (i) when a person, other than the executive or a group controlled by the executive, becomes the "beneficial owner" of 20% or more of the Company's Common Stock, (ii) in the event of certain mergers or consolidations in which the Company is not the surviving entity, (iii) in the event of the sale, lease or transfer of substantially all of the Company's assets or the liquidation of the Company or
(iv) if, within any 24-month period, the persons who were members of the Board of Directors at the beginning of such period cease to constitute a majority of the Board of Directors of the Company or any successor entity.

   Each Employment Agreement contains covenants by the executive to, among other things, maintain the confidentiality of trade secrets of the Company during the term of their Employment Agreements and thereafter, as well as covenants not to solicit employees or customers of the Company and not to be employed or have certain other relationships with entities which are directly in the business of owning, operating or managing facilities which compete with any such facility then operated by the Company or any of its subsidiaries during the term of their Employment Agreement and for a 12 month period thereafter.

STOCK OPTIONS

   Stock Incentive Plan. The Company adopted the Stock Incentive Plan to enable the Company and its stockholders to secure the benefits of Common Stock ownership by key personnel of the Company and its subsidiaries. The Stock
Incentive Plan permits the issuance of restricted stock and the granting of options to purchase an aggregate of 470,040 shares of the Company's Common Stock to key employees of and consultants to the Company or any of its subsidiaries. Directors who perform services for the Company solely in their capacities as directors are not eligible to receive shares of restricted stock or options under the Stock Incentive Plan. The number of shares which may be issued under the Stock Incentive Plan is subject to adjustment in proportion to any increase or decrease in the number of issued shares of Common Stock resulting from a stock dividend, split-up, consolidation or any similar capital adjustment. Options granted under the Stock Incentive Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"), or options which do not qualify as ISOs ("non-ISOs").

   The Stock Incentive Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). No member of the Committee may receive an option or a restricted stock award under the Stock Incentive Plan within one year prior to his or her becoming a member of the Committee or at any time while he or she is serving as a member of the Committee. Subject to the provisions of the Stock Incentive Plan, the Committee has the authority to determine the individuals to whom shares of restricted stock or stock options will be granted, the number of shares to be issued or covered by each restricted stock or option grant, the purchase or option price, the type of option, the option period, the vesting restrictions or repurchase restrictions, if any, with respect to the restricted stock or exercise of the option, the terms for the payment of the restricted stock or the option price and other terms and conditions. Payment for shares under a restricted stock award or pursuant to the exercise of an option may be made (as determined by the Committee) in cash or by shares of Common Stock.

   The exercise price for shares covered by an ISO may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of a grant to an employee who owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary entitled to vote (a "10% Stockholder")). The purchase price for shares of restricted stock and the exercise price for shares covered by a non-ISO may not be less than the par value of the Common Stock at the date of grant. All options must expire no later than ten years (five years in the case of an ISO granted to a 10% Stockholder) from the date of grant. The Stock Incentive Plan also provides that the options will become exercisable and restricted stock awards will become fully vested upon a change in control of the Company or if, at any time within two years following the date any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, either the Company terminates the optionee's employment (other than for Cause (as defined in the Stock Incentive Plan)), or the optionee leaves the employ of the Company for Good Reason (as defined in the Stock Incentive Plan). A "change in control of the Company" is deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving entity or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period. In general, no option may be exercised more than three months after the termination of the optionee's service with the Company and its subsidiaries. However, the three-month period is extended to twelve months if the optionee's service is terminated by reason of disability or death and the Committee may in its discretion extend the period of exercise following termination of employment. No individual may be granted ISOs that become exercisable for the first time in any calendar year for Common Stock having a fair market value at the time of grant in excess of $100,000. In addition, the maximum option grant which may be made to an employee of the Company in a calendar year shall not cover more than 350,000 shares.

   Options may not be transferred during the lifetime of an optionee. Subject to certain limitations set forth in the Stock Incentive Plan and applicable law, the Board of Directors may amend or terminate the Stock Incentive Plan. In any event, no restricted stock awards or stock options may be granted under the Stock Incentive Plan after May 24, 2006.

   On June 10, 1996, each of Ms. Johnson and Messrs. Komp, Poole and Shatterly was granted an option to purchase 78,000 shares, 157,000 shares, 78,000 shares and 55,000 shares, respectively, of Common Stock at an exercise price per share equal to the initial public offering price set forth on the cover page of this Prospectus. The options become exercisable in five equal annual installments commencing June 10, 1997. The options expire on the earlier of June 10, 2006 or three months after the optionee ceases to be an employee of the Company (one year if by reason of death or disability).

   Non-Plan Director Options. On June 10, 1996, each of Ms. Merritt, Dr. Elkins and Messrs. Bared, Cirka and Laverty was granted an option to purchase 16,000 shares, 235,000 shares, 28,000 shares, 98,000 shares and 28,000 shares, respectively, of Common Stock at an exercise price per share equal to the initial public offering price set forth on the cover page of this Prospectus. These options become exercisable in three equal annual installments, commencing June 10, 1997, although they will become immediately exercisable upon (i) a change in control of the Company (as defined below under "Non-Employee Director Stock Option Plan"), (ii) the removal (other than for justifiable cause (as defined in the option agreement)) of the optionee as, or the Company's failure to renominate (other than for justifiable cause) the optionee for election as, a director of the Company at any time within two years following the date any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iii) the death or disability of the optionee. The options expire on the earlier to occur of June 10, 2006 or six months after the optionee ceases to be a director (one year if by reason of death or disability).

   Non-Employee Director Stock Option Plan. The Company has adopted the Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") to promote the Company's interests by attracting and retaining highly skilled, experienced and knowledgeable non-employee directors. Pursuant to the Non-Employee Director Plan, each non-employee director of the Company will automatically receive on the date of each annual meeting of stockholders of the Company (the "Grant Date") following completion of this offering, as long as such person remains a director following such meeting, an option to purchase 7,500 shares of the Company's Common Stock (the "Option") at a per share exercise price equal to the fair market value of the Common Stock on the Grant Date. A total of 75,000 shares are reserved for issuance under the Non-Employee Director Plan. The number of shares which may be issued under the Non-Employee Director Plan is subject to adjustment to reflect any increase or decrease in the number of shares of Common Stock resulting from a stock split, stock dividend, consolidation or other similar capital adjustment.

   Except as set forth below, Options become exercisable in three equal annual installments commencing on the first anniversary of the Grant Date. In the event that a director ceases to be a director of the Company, such person may exercise the Option if it is exercisable by him at the time he ceases to be a director of the Company, within six months after the date he ceases to be a director of the Company (one year if he ceases to be a director by reason of death or disability). Notwithstanding the foregoing, in the event a "Change of Control of the Company" shall occur, or the optionee is removed (other than for justifiable cause (as defined in the Non-Employee Director Plan)) as, or is not renominated (other than for justifiable cause) for election as, a director of the Company at any time within two years following the date any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, then all options granted under the Non-Employee Director Plan which are then outstanding shall immediately become exercisable. A "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
(ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Options granted under the Non-Employee Director Plan shall have a term of ten years from the Grant Date and shall not be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

   The Non-Employee Director Plan will be administered by the Board of Directors of the Company. However, the Non-Employee Director Plan prescribes the individuals who would be awarded Options, the number of shares subject to the Options, and the terms and conditions of each award. The Board of Directors may at any time terminate the Non-Employee Director Plan and may from time to time alter or amend the Non-Employee Director Plan or any part thereof, provided that the rights of a director with respect to an option granted prior to such termination, alteration or amendment may not be impaired.

   Option Grants. The following table sets forth certain summary information concerning individual grants of stock options to each of the Company's executive officers. No stock options were granted in the year ended December 31, 1995.

                                  OPTION GRANTS

                                                                         POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED ANNUAL
                                                                         RATES OF STOCK PRICE
                            INDIVIDUAL GRANT                               APPRECIATION FOR
                   --------------------------------------                 OPTION TERM (2)
                                                                      ----------------------
                               PERCENT OF
                             TOTAL OPTIONS
NAME               NUMBER OF    GRANTED
                  SECURITIES      TO
                  UNDERLYING   EMPLOYEES    EXERCISE
                   OPTIONS        IN          PRICE       EXPIRATION
                   GRANTED(#)    1996       ($/SHARE)(1)     DATE         5%($)       10%($)
                 ------------ ------------  ------------ ------------  ----------  ------------
Edward J. Komp...  157,000      34.9%          $14.00     6/10/2006    $1,381,600   $3,502,670
Kayda Johnson ...   78,000      17.3%          $14.00     6/10/2006    $  686,400   $1,740,180
John B. Poole ...   78,000      17.3%          $14.00     6/10/2006    $  686,400   $1,740,180
Kyle D.Shatterly.   55,000      12.2%          $14.00     6/10/2006    $  484,000   $1,227,050

- ----------
   (1) The exercise price per share of all options granted will be the initial public offering price. Each option becomes exercisable as to 20% of the shares on June 10, 1997 and as to an additional 20% on each successive June 10.

   (2) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

SUPPLEMENTAL DEFERRED COMPENSATION PLAN

     The Company's Supplemental Deferred Compensation Plan (the "SERP") is an unfunded deferred compensation plan which offers certain executive and other highly compensated employees an opportunity to defer compensation until the termination of their employment with the Company. Contributions to the SERP by the Company, which vest over a period of five years, are determined by the Board upon recommendation of the Committee and are allocated to participants' accounts on a pro rata basis based upon the compensation of all participants in the SERP in the year such contribution is made. In addition, a participant may elect to defer a portion of his or her compensation and have that amount added to his or her SERP account. Participants may direct the investments in their respective SERP accounts. All participant contributions and the earnings thereon, plus the participant's vested portion of the Company's contribution account, are payable upon termination of a participant's employment with the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee currently consists of Luis Bared, Charles A. Laverty and Lisa Merritt. Each of Messrs. Bared and Laverty and Ms. Merritt has received options to purchase shares of Common Stock. See "-- Stock Options -- Non-Plan Director Options."

                              CERTAIN TRANSACTIONS

   The Company was formed in November 1995 as a wholly-owned subsidiary of IHS to operate the assisted living and other senior housing facilities owned, leased and managed by IHS. Following the Company's formation, IHS transferred to the Company as a capital contribution its ownership interest in The Waterside and The Homestead facilities, sublet to the Company The Shores and Cheyenne Place facilities, and leased to the Company the assisted living and related portions of the Treemont and West Palm Beach facilities. IHS also transferred to the Company all the stock of a company which had agreements to manage nine facilities (one of which was cancelled by mutual agreement in July 1996 and one of which the Company has been notified will be cancelled effective October 31,
1996).

   To date IHS has provided all required financial, legal, accounting, human resources and information systems services to the Company, and has satisfied all the Company's capital requirements in excess of internally generated funds. IHS has charged the Company a flat fee of 6% of total revenue for these services, except that with respect to the Waterside facility prior to November 1995, IHS and the minority owner of the facility each charged the Company a fee of 4.5% of monthly service fee revenue for these services. The Company estimates that the cost of obtaining these services from third parties would have been significantly higher than the fees charged by IHS. IHS has agreed to provide certain administrative services to the Company after the closing of this offering until the Company has implemented its own MIS and accounting systems, which the Company anticipates will occur in the fourth quarter of 1996. See "Business -- Operations."

   Effective June 1, 1996, IHS contributed to the capital of the Company condominium interests in the assisted living portions of the West Palm Beach, Treemont and Vintage facilities to the Company as a contribution to capital. These assisted living facilities are immediately adjacent to or are located within the same building and share common areas with an existing IHS facility. Prior to the contribution of condominium interests in the assisted living portion of each of these facilities, a condominium association was created and a Declaration of Condominium was filed that governs these facilities. The Company and IHS are the only members of these condominium associations, and share the cost of maintaining the common areas of such facilities.

   In connection with the Company's operation of the West Palm Beach, Treemont and Vintage assisted living facilities, the Company and an operating subsidiary of IHS have entered into Services Agreements whereby IHS provides certain facility services to the Company. Pursuant to the individual Service Agreements, IHS provides the Company (and its residents) with a combination of the following services: building maintenance services (West Palm Beach facility only: $3,200 monthly fee paid to IHS); housekeeping (West Palm Beach facility only: $2,000 monthly fee paid to IHS); laundry services (all facilities: monthly fees paid to IHS are $850 (West Palm Beach), $1,500 (Vintage) and $3,300 (Treemont)); emergency call services (all facilities: $100 monthly fee paid to IHS); and nutrition (resident meals) services (all facilities: fees paid to IHS equal $8.00 (Vintage) and $10.00 (West Palm Beach and Treemont) per resident/per day). In addition, pursuant to each Services Agreement, the Company pays IHS a monthly general building management and landscaping services fee equal to $4,583 (Vintage), $14,166 (West Palm Beach) and $31,083 (Treemont), respectively. In connection with the administration of the Vintage facility, IHS and the Company share the services of the executive director and the Company pays IHS an amount equal to thirty percent (30%) of the total costs and expenses (including all wages, benefits, payroll taxes, and workers' compensation premiums) of the executive director of the facility. Other than the general building management and landscaping services fee, each of the above described fees are subject to an annual increase equal to the Consumer Price Index for All Urban Consumers--All Cities (not to exceed 4%). Each Service Agreement has a one-year term and will be automatically renewed for successive one-year terms unless otherwise terminated. Each Service Agreement may be terminated by either party upon 180 days' notice or 30 days following the delivery of a notice of material breach if the breach is not cured to the satisfaction of the non-breaching party.

   The Company and IHS are parties to an Administrative Services Agreement, dated effective June 1, 1996, pursuant to which IHS provides accounts payable, accounts receivable, corporate accounting, payroll and payroll tax services, human resources support and risk management support services (the "Services") to the Company. The agreement allows the Company to terminate, upon 30 days' prior notice, any portion of the Services prior to the expiration of the agreement. The Company will pay IHS a monthly fee equal to 1.2% of the gross revenues of each of the Company's assisted living facilities (subject to reduction as the Company terminates Services). The initial term of the Administrative Services Agreement is 12 months and will be automatically renewed for an additional 12 month period unless terminated.

   Pursuant to sublease agreements dated as of June 1, 1996, an operating subsidiary of the Company subleases The Shores and The Cheyenne Place facilities from IHS. The subleases provide for the payment of annual rent aggregating $1.7 million, which amount is substantially similar to the amount paid by IHS to the property owner ($1.4 million in rent plus $321,000 in annual purchase option deposits representing the facilities' allocable portion of the total annual purchase option deposit IHS is required to make). In connection with the execution of each sublease agreement, the Company has executed a guaranty agreement whereby the Company guarantees the payment of obligations due under the sublease agreements.

   IHS has made available to the Company a $75 million revolving credit facility. Borrowings under the facility bear interest at the rate of 14% per annum. All outstanding borrowings, together with all accrued but unpaid interest, are due at the earlier of (i) the closing of an initial public offering by ILC or (ii) June 30, 1998. At June 30, 1996 and August 31, 1996, $3.4 million and $7.4 million, respectively, were outstanding under the facility. The Company intends to use a portion of the proceeds of this offering to repay all amounts outstanding under this facility. See "Use of Proceeds." Borrowings under this facility were used to finance the Company's development activities.

   IHS has agreed to guaranty certain obligations of the Company to HCPI and to certain of the Company's developers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Properties--Development."

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of August 30, 1996 and as adjusted to reflect the sale of 2,435,700 shares of Common Stock by the Company and the sale of 2,694,900 shares of Common Stock by IHS, by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company; (iii) each executive officer of the Company and
(iv) all directors and executive officers as a group. Except as otherwise noted, each named beneficial owner has sole voting and investment power with respect to the shares owned.

                                             SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                OWNED PRIOR TO                         OWNED AFTER
                                                 OFFERING(1)         NUMBER OF        OFFERING(1)
                                           ---------------------   SHARES BEING   --------------------
                                            NUMBER     PERCENT      OFFERED       NUMBER      PERCENT
                                            ------     -------      -------       ------      -------
Integrated Health Services, Inc. (2) .....  3,897,900   100.0%    2,694,900      1,203,000   19.0%
Robert N. Elkins, M.D. (3)................  4,132,900   100.0%          --       1,438,000   21.9
Edward J. Komp (4)........................    157,000     3.9           --         157,000    2.4
Kayda Johnson (4).........................     78,000     2.0           --          78,000    1.2
John B. Poole (4).........................     78,000     2.0           --          78,000    1.2
Kyle D. Shatterly (4).....................     55,000     1.4           --          55,000       *
Luis Bared (4)............................     28,000        *          --          28,000       *
Lawrence P. Cirka (4).....................     98,000     2.5           --          98,000    1.5
Charles A. Laverty (4)....................     28,000        *          --          28,000       *
Lisa Merritt (4)..........................     16,000        *          --          16,000       *
All executive officers and directors as a
group (9 persons)(5)......................  4,670,900   100.0%    2,694,900      1,976,000   27.8%

- ----------
    * Less than 1%.

   (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to these securities.
   (2) The address of Integrated Health Services is 10065 Red Run Boulevard, Owings Mills, Maryland 21117.
   (3) Consists of the shares of Common Stock owned by IHS and options to purchase 235,000 shares of Common Stock, none of which are currently exercisable. Dr. Elkins is Chairman of the Board and Chief Executive Officer of IHS and, as a result, may be deemed to beneficially own the shares of Common Stock owned by IHS. Dr. Elkins disclaims beneficial ownership of such shares. Dr. Elkin's address is c/o IHS, 8889 Pelican Bay Blvd., Naples, Florida 33963.
   (4) Consists of options to purchase shares of Common Stock, none of which are currently exercisable.
   (5) Consists of the shares of Common Stock owned by IHS and options to purchase 773,000 shares of Common Stock, none of which are currently exercisable.

                          DESCRIPTION OF CAPITAL STOCK

   The Company is authorized to issue up to 100,000,000 shares of Common Stock, par value $.01 per share, 3,897,900 shares of which are issued and outstanding as of the date hereof and held of record by IHS, and 5,000,000 shares of Preferred Stock, $.01 par value, none of which are outstanding as of the date hereof.

COMMON STOCK

   Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights, and, as a result, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election, and, in that event, the holders of the remaining shares will not be able to elect any directors. Subject to the rights and preferences of any Preferred Stock which may be issued, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, privileges and preferences of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock which the Company may designate and issue in the future.

   At present, there is no active trading market for the Common Stock. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ILCC." See "Risk Factors -- No Prior Public Market; Possible Volatility of Stock Price."

PREFERRED STOCK

   The Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is authorized to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Preferred Stock could be issued by the Board of Directors with voting and conversion rights that could adversely affect the voting power and other rights of the holders of the Common Stock. In addition, because the terms of the Preferred Stock may be fixed by the Board of Directors of the Company without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat or delay a proposed takeover of the Company, or to make the removal of the management of the Company more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue any Preferred Stock. See "Risk Factors -- Effect of Certain Anti-Takeover Provisions."

REGISTRATION RIGHTS

   The Company has granted "piggyback" registration rights with respect to the shares of Common Stock owned by IHS after this offering. As a result, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify IHS and, subject to certain limitations, to include in such registration all of the shares of Common Stock requested to be included by IHS. In addition, the Company has granted to IHS certain demand "shelf" registration rights which are exercisable beginning one year after the date of this offering. The Company is generally required to pay all of the expenses of such registrations other than the underwriting discounts and commissions. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights."

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

   Number of Directors. The Restated Certificate of Incorporation, as amended (the "Restated Certificate"), and By-laws of the Company provide that the number of members of the Board of Directors be fixed from time to time by the Company's Board of Directors, provided that the number of directors shall not be reduced so as to shorten the term of any director then in office. This number may be increased whenever the holders of any other series of Preferred Stock which may be issued by the Company have the right, voting as a separate class or series, to elect directors of the Company for so long as such right to elect directors exists.

   Classification of Board of Directors. The Restated Certificate and By-laws of the Company divide the Board of Directors into three classes, designated Class I, Class II and Class III, respectively, each class to be as nearly equal in number as possible. The term of Class I, Class II and Class III directors will expire at the 1997, 1998 and 1999 annual meetings of stockholders, respectively, and in all cases directors elected will serve until their respective successors are elected and qualified. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose terms then expire, each elected director to serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. Thus, directors elected stand for election only once in three years.

   Additional Directorships, Vacancies and Removal of Directors. Under the Delaware General Corporation Law (the "DGCL"), the Restated Certificate and By-laws, the Board of Directors is authorized to create additional directorships, elect such additional directors and fill vacancies which may arise in the Board. Newly-created directorships and vacancies may be filled by a majority of directors then in office to hold office until the next election of the class for which such directors have been chosen, and until their successors shall be elected and qualified. In addition, in accordance with the DGCL pertaining to a company whose Board of Directors is classified, the Company's Restated Certificate and By-laws provide that directors may be removed only for cause by vote of the holders of 75% of the shares entitled to vote at an election of directors, except that directors elected by holders of Preferred Stock may only be removed as provided in the Company's Restated Certificate or the Certificate of Designation of such Preferred Stock.

   Stockholder Action and Special Meetings. The Restated Certificate and By-laws provide that any action of stockholders must be effected at a duly called meeting and not by written consent in lieu of a meeting unless there are fewer than two stockholders. The By-laws do not permit stockholders of the Company to call special meetings of stockholders. A special meeting of stockholders may only be called by the Chairman of the Board, the President or the Board of Directors of the Company and are to be held only for the purposes set forth in the notice of meeting. The affirmative vote of the holders of at least 80% of the Company's then outstanding capital stock entitled to vote in the election of directors (considered for this purpose as one class) is required to amend, alter or repeal, or to adopt any provision inconsistent with, the provisions of the Restated Certificate and By-laws described herein or to change such required vote.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") as well as for other stockholder proposals to be considered at annual stockholders' meetings. Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director generally must be given not less than 120 nor more than 150 days prior to the anniversary of the date notice of the annual meeting of stockholders was given in the preceding year and contain: (i) the name and record address of the stockholder who intends to make the nomination; (ii) the name, age and residence address of the nominee; (iii) the principal occupation or employment of the nominee; (iv) the class, series and number of shares held of record, beneficially and by proxy, by the stockholder and the nominee as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice;
(v) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons naming such person or persons pursuant to which the nomination or nominations are to be made by such stockholder; (vi) the written consent of the persons to be named as nominee and to serve if elected; and (vii) such other information relating to the nominee proposed by such stockholder as is required to be included in a proxy statement or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, including the written consent of each nominee to being named in the proxy statement and to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Nomination Procedure. Similar advance notice must be given of any other proposed business which a stockholder proposes to bring before an annual meeting of stockholders. Such notice must contain (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the Company's stock which are held of record, beneficially and by proxy by the stockholder as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) in connection with the proposing of such business by the stockholder, and (v) any material interest of the stockholder in such business. The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters. Although the advance notice provisions do not give the Board of Directors any power to approve or disapprove of stockholder nominations or proposals for action by the Company, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the By-laws are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

   Anti-Takeover Effects. The foregoing provisions of the Restated Certificate and By-laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the continuity and stability of the Board of Directors and the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change in control of the Company. These provisions are also designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions may discourage third parties from making tender offers for the Company's shares. As a result, the market price of the Common Stock may not benefit from any premium that might occur in anticipation of a threatened or actual change in control. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Effect of Certain Anti-Takeover Provisons."

DELAWARE ANTI-TAKEOVER LAW

   Under Section 203 of the DGCL (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers and stock held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the

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
interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

   The Company's Restated Certificate provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the DGCL, as the same exists or hereinafter may be amended, or (iv) for any transaction from which the director derives an improper personal benefit. The provision does not apply to claims against a director for violations of certain laws, including federal securities laws. If the DGCL is amended to authorize the further elimination or limitation of directors' liability, then the liability of directors of the Company shall automatically be limited to the fullest extent provided by law. The Company's Restated Certificate and By-laws also contain provisions requiring the Company to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with its current directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. The Company believes that these contractual agreements and the provisions in its Restated Certificate and By-laws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT

   The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a sale of its securities.

   Upon completion of this offering, the Company will have 6,333,600 shares of Common Stock outstanding (7,103,190 shares if the Underwriters' over-allotment option is exercised in full). Of those shares, the 5,130,600 shares sold in this offering (5,900,190 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction (except as to affiliates of the Company) or further registration under the Securities Act. The remaining 1,203,000 shares, all of which are owned by IHS, are "restricted securities" within the meaning of Rule 144 under the securities Act.

   In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Securities") for at least two years, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the National Association of Securities Dealers Automated Quotation System during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least three years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such issuer.

   Rule 144A under the Securities Act as currently in effect generally permits unlimited resales of certain Restricted Securities of any issuer provided that the purchaser is a qualified institution that owns and invests on a discretionary basis at least $100 million in securities (and in the case of a bank or savings and loan association, has a net worth of at least $25 million) or is a registered broker-dealer that owns and invests on a discretionary basis at least $10 million in securities. Rule 144A allows IHS to sell its shares of Common Stock held prior to this offering to such institutions and registered broker-dealers without regard to any volume or other restrictions. There can be no assurance that the availability of such resale exemption will not have an adverse effect on the trading price of the Common Stock.

   The Company, its directors and officers and IHS have agreed not to offer to sell, sell, distribute, grant any option to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Common Stock owned by them prior to the expiration of 180 days from the date of this Prospectus, except (i) with the prior written consent of the Smith Barney Inc., (ii) in the case of the Company, in certain limited circumstances, (iii) in the case of the directors and executive officers of the Company, for the exercise by such individuals of outstanding options and (iv) for the sale of shares in this offering. Beginning in January 1998, IHS may sell all 1,203,000 of its shares of Common Stock subject to the volume and other limitations of Rule 144. The Commission has proposed an amendment to Rule 144 under the Securities Act which, if adopted as currently proposed, would permit the sale of such 1,203,000 shares of Common Stock held by IHS beginning 181 days after the date of this Prospectus, rather than January 1998 (i.e., after the expiration of the "lock-up" period), subject to the volume and other limitations of Rule 144.

   IHS has the right to include its shares in any future registration of securities effected by the Company under the Securities Act. If the Company is required to include in a Company-initiated registration shares held by IHS pursuant to the exercise of its piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights," "Principal and Selling Stockholders" and "Description of Capital Stock -- Registration Rights."

   The Company intends to file registration statements under the Securities Act registering the shares of Common Stock reserved for issuance upon the exercise of options granted under the Stock Incentive Plan and the Non-Employee Director Stock Option Plan and the options granted to the non-employee directors. See "Management -- Stock Options." These registration statements are expected to be filed soon after the date of this Prospectus and will become effective automatically upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and IHS have each agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                                       NUMBER OF
UNDERWRITER                                             SHARES
- ---------------------------------------------------  ------------
Smith Barney Inc...................................
Alex. Brown & Sons Incorporated....................
Donaldson, Lufkin & Jenrette Securities
Corporation........................................

                                                     ------------
   Total...........................................  5,130,600
                                                     ============

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

   The Underwriters, for whom Smith Barney Inc., Alex. Brown & Sons Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as the representatives (the "Representatives"), propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $ per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to other Underwriters and to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 769,590 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

   The Company and IHS have agreed to indemnify the Underwriters against certain liabilities under the Securities Act.

   The Company, its directors and officers and IHS have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, other than, in the case of the Company, in certain limited circumstances. Smith Barney Inc. may, in its sole discretion and at any time without prior notice, release all or any portion of the shares of Common Stock subject to the "lock-up" agreements.

   Prior to this offering, there has not been any public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock will be determined by negotiations among the Company, IHS and the Representatives. Among the factors to be considered in determining such price will be the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of this offering and the market prices and earnings of similar securities of comparable companies at the time of the offering. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors. See "Risk Factors -- No Prior Public Market; Possible Volatility of Stock Price."

                                  LEGAL MATTERS

   Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                                     EXPERTS

   The consolidated financial statements of Integrated Living Communities, Inc. and Subsidiaries; the financial statements of Lakehouse East (a partnership) for the month ended November 30, 1993; the financial statements of Carrington Pointe, Vintage Health Care Center Retirement Division and Terrace Gardens Tenants in Common, all of which are included in this Prospectus and elsewhere in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Lakehouse East (a partnership) for the year ended October 31, 1993, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included here in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference hereby is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and exhibits and schedules thereto. The Registration Statement filed by the Company, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Midwest Regional Office of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                          INDEX TO FINANCIAL STATEMENTS

INTEGRATED LIVING COMMUNITIES, INC. AND SUBSIDIARIES                      PAGE
     Independent Auditors' Report                                          F-3

     Consolidated Balance Sheets -- December 31, 1994 and 1995 and June 30,
     1996 (unaudited)                                                      F-4

     Consolidated Statements of Operations -- Years ended
     December 31, 1993, 1994 and 1995 and six months ended
     June 30, 1995 (unaudited) and 1996 (unaudited)                        F-5

     Consolidated Statements of Changes in Stockholder's Equity --
     Years endedDecember 31, 1993, 1994 and 1995 and six months ended
     June 30, 1996 (unaudited)                                             F-6

     Consolidated Statements of Cash Flows -- Years ended
     December 31, 1993, 1994 and 1995 and six months ended
     June 30, 1995 (unaudited) and 1996 (unaudited)                        F-7

     Notes to Consolidated Financial Statements                            F-8

           ACQUIRED COMPANIES -- PRE-ACQUISITION FINANCIAL STATEMENTS

LAKEHOUSE EAST (A PARTNERSHIP) NOW D/B/A WATERSIDE RETIREMENT ESTATES

     Year ended October 31, 1993


     Independent Auditors' Report                                          F-21

     Statement of Operations                                               F-22

     Statement of Cash Flows                                               F-23

     Notes to Financial Statements                                         F-24


     One Month Period ended November 30, 1993


     Independent Auditors' Report                                          F-26

     Statement of Operations                                               F-27

     Statement of Cash Flows                                               F-28

     Notes to Financial Statements                                         F-29


CARRINGTON POINTE


     Independent Auditors' Report                                          F-31

     Statements of Operations -- Years ended December 31, 1993,
     1994 and 1995                                                         F-32

     Statements of Cash Flows -- Years ended December 31, 1993, 1994 and 1995
                                                                           F-33

     Notes to Financial Statements                                         F-34


VINTAGE HEALTH CARE CENTER RETIREMENT DIVISION


     Independent Auditors' Report                                          F-36

     Balance Sheets -- December 31, 1994 and 1995                          F-37

     Statements of Operations -- Years ended December 31, 1994 and 1995    F-38

     Statements of Changes in Division Equity -- Years ended
     December 31, 1994 and 1995                                            F-39

     Statements of Cash Flows -- Years ended December 31, 1994 and 1995    F-40

     Notes to Financial Statements                                         F-41

                              PROBABLE ACQUISITIONS

TERRACE GARDENS TENANTS IN COMMON                                         PAGE


     Independent Auditors' Report                                          F-44

     Balance Sheets -- December 31, 1994 and 1995                          F-45

     Statements of Operations -- Years ended December 31, 1993,
     1994 and 1995                                                         F-46

     Statements of Changes in Owner's Deficit -- Years ended
     December 31, 1993, 1994 and 1995                                      F-47

     Statements of Cash Flows -- Years ended December 31, 1993,
     1994 and 1995                                                         F-48

     Notes to Financial Statements                                         F-49

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Integrated Living Communities, Inc.:

     We have audited the accompanying consolidated balance sheets of Integrated Living Communities, Inc. and subsidiaries (wholly-owned by Integrated Health Services, Inc.) (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Living Communities, Inc. and subsidiaries (wholly-owned by Integrated Health Services, Inc.) as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in notes 1 and 12 to the financial statements, in 1995 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

                                             KPMG Peat Marwick LLP

Baltimore, Maryland
June 5, 1996

              INTEGRATED LIVING COMMUNITIES, INC. AND SUBSIDIARIES
               (Wholly-Owned by Integrated Health Services, Inc.)
                           Consolidated Balance Sheets

                                                                DECEMBER 31,           JUNE 30,
                                                        ---------------------------
                                                             1994          1995          1996
                                                        ------------- ------------- -------------
                                                                                     (UNAUDITED)
Assets
Current assets:
 Cash and cash equivalents............................  $   786,552   $   413,362   $   119,995
 Accounts receivable..................................      177,849       525,555       354,314
 Prepaid expenses and other current assets............      205,494       187,294       406,845
                                                        ------------- ------------- -------------
   Total current assets...............................    1,169,895     1,126,211       881,154
Assets limited as to use (note 3).....................      735,318       658,726       704,735
Property, plant and equipment, net (note 4) ..........   14,773,241    23,751,175    50,626,382
Goodwill, less accumulated amortization of $43,805 ...    1,573,586            --            --
Other assets..........................................       47,514       237,650     3,252,310
                                                        ------------- ------------- -------------
                                                        $18,299,554   $25,773,762    55,464,581
                                                        ============= ============= =============
Liabilities and Stockholder's Equity
Current liabilities:
 Accounts payable ....................................  $   356,188       510,353       828,438
 Accrued expenses (note 8) ...........................      605,318       930,941     1,308,782
                                                        ------------- ------------- -------------
   Total current liabilities..........................      961,506     1,441,294     2,137,220
Note payable to parent company (note 14)..............           --            --     3,362,870
Refundable deposits (note 11).........................    4,311,490     5,243,332     5,398,096
Deferred income taxes (note 6)........................      620,435            --       324,106
Unearned entrance fees (note 1).......................    3,687,707     4,316,391     3,911,229
                                                        ------------- ------------- -------------
   Total liabilities..................................    9,581,138    11,001,017    15,133,521
                                                        ------------- ------------- -------------
Commitments and contingencies (notes 5, 9, 11, 13,
 and 14)
Minority interest (note 2)............................    2,371,028            --            --
Stockholder's equity:
 Preferred stock, $.01 par value. Authorized 5,000,000
  shares; none issued and outstanding.................           --            --            --
 Common stock, $.01 par value. Authorized 100,000,000
  shares; issued and outstanding 3,897,900 shares.....       38,979        38,979        38,979
 Additional paid-in capital ..........................    6,071,548    17,840,414    42,359,340
 Retained earnings (deficit)..........................      236,861    (3,106,648)   (2,067,259)
                                                        ------------- ------------- -------------
   Net stockholder's equity...........................    6,347,388    14,772,745    40,331,060
                                                        ------------- ------------- -------------
                                                        $18,299,554   $25,773,762   $55,464,581
                                                        ============= ============= =============


          See accompanying notes to consolidated financial statements.

              INTEGRATED LIVING COMMUNITIES, INC. AND SUBSIDIARIES
               (Wholly-Owned by Integrated Health Services, Inc.)
                      Consolidated Statements of Operations

                                                   YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                          ------------------------------------------ --------------------------
                                              1993          1994           1995          1995          1996
                                          ------------ ------------- --------------- ------------ -------------
                                                                                      (UNAUDITED)  (UNAUDITED)
Revenues:
 Monthly service and entrance fees......  $5,009,512   $10,905,925   $15,123,557     $7,471,081   $10,567,605
 Management services and other..........     230,516       738,558     1,145,734        547,499       727,394
                                          ------------ ------------- --------------- ------------ -------------
   Total revenues.......................   5,240,028    11,644,483    16,269,291      8,018,580    11,294,999
                                          ------------ ------------- --------------- ------------ -------------
Expenses:
 Facility operations....................   3,455,602     8,253,851    11,242,938      5,576,065     7,137,967
 Facility rents - parent company (note
  5)....................................     855,963     1,466,243     2,430,397      1,215,199     1,309,088
 Corporate administrative and general
  (note 7)..............................     314,541       725,497     1,005,372        498,702       677,700
 Depreciation and amortization..........      23,530       368,657       414,401        206,019       480,181
 Loss on impairment of long-lived assets
  (note 12).............................          --            --     5,125,838             --           --
                                          ------------ ------------- --------------- ------------ -------------
   Total expenses.......................   4,649,636    10,814,248    20,218,946      7,495,985     9,604,936
                                          ------------ ------------- --------------- ------------ -------------
   Earnings (loss) before income taxes
    and minority interest...............     590,392       830,235    (3,949,655)       522,595     1,690,063
Minority interest (note 2)..............       9,633       (28,682)       37,497         22,672            --
                                          ------------ ------------- --------------- ------------ -------------
   Earnings (loss) before income taxes..     580,759       858,917    (3,987,152)       499,923     1,690,063
Federal and state income taxes (note
 6).....................................     226,496       322,094      (643,643)       192,470       650,674
                                          ------------ ------------- --------------- ------------ -------------
   Net earnings (loss)..................  $  354,263   $   536,823   $(3,343,509)    $  307,453   $ 1,039,389
                                          ============ ============= =============== ============ =============
Earnings (loss) per common share .......  $      .09   $       .14   $      (.86)    $      .08   $       .27
                                          ============ ============= =============== ============ =============


          See accompanying notes to consolidated financial statements.

              INTEGRATED LIVING COMMUNITIES, INC. AND SUBSIDIARIES
               (Wholly-Owned by Integrated Health Services, Inc.)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                       AND SIX MONTHS ENDED JUNE 30, 1996

                                                       ADDITIONAL     RETAINED
                                             COMMON     PAID-IN       EARNINGS
                                             STOCK      CAPITAL       (DEFICIT)       TOTAL
                                           --------- ------------- -------------- -------------
Balance at December 31, 1992.............  $38,979   $   641,161   $  (654,225)   $    25,915
Net earnings.............................       --            --       354,263        354,263
Net capital contributions from parent
company..................................       --     4,506,248            --      4,506,248
                                           --------- ------------- -------------- -------------
Balance at December 31, 1993.............   38,979     5,147,409      (299,962)     4,886,426
Net earnings.............................       --            --       536,823        536,823
Net capital contributions from parent
company..................................       --       924,139            --        924,139
                                           --------- ------------- -------------- -------------
Balance at December 31, 1994.............   38,979     6,071,548       236,861      6,347,388
Net loss.................................       --            --    (3,343,509)    (3,343,509)
Net capital contributions from parent
company..................................       --    11,768,866            --     11,768,866
                                           --------- ------------- -------------- -------------
Balance at December 31, 1995.............   38,979    17,840,414    (3,106,648)    14,772,745
Net earnings (unaudited).................       --            --     1,039,389      1,039,389
Net capital contributions from parent
company (unaudited)......................       --    24,518,926            --     24,518,926
                                           --------- ------------- -------------- -------------
Balance at June 30, 1996 (unaudited) ....  $38,979   $42,359,340   $(2,067,259)   $40,331,060
                                           ========= ============= ============== =============


          See accompanying notes to consolidated financial statements.

              INTEGRATED LIVING COMMUNITIES, INC. AND SUBSIDIARIES
               (Wholly-Owned by Integrated Health Services, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                  JUNE 30,
                                                  ----------------------------------------- --------------------------
                                                      1993         1994           1995          1995          1996
                                                  ------------ ------------ --------------- ------------ -------------
                                                                                             (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
 Net earnings (loss)............................  $  354,263   $  536,823   $(3,343,509)    $  307,453   $ 1,039,389
 Adjustments to reconcile net earnings (loss) to
  net cash provided (used) by operating
  activities:
  Deferred income taxes.........................      54,127      162,871      (620,435)      (139,136)      324,106
  Minority interest.............................       9,633      (28,682)       37,497         22,672            --
  Loss on impairment of long-lived assets.......          --           --     5,125,838             --            --
  Depreciation and amortization.................      23,530      368,657       414,401        206,019       480,181
  Decrease (increase) in accounts receivable ...     (80,272)     102,777      (335,601)      (337,242)      171,241
  Decrease (increase) in prepaid expenses and
   other current assets.........................       4,992     (170,051)       31,720         37,649      (219,551)
  Earned entrance fees..........................     (87,675)    (679,319)     (680,409)      (285,632)     (495,432)
  Entrance fees received........................      80,550      768,798     1,491,593        864,926       383,250
  Increase (decrease) in accounts payable and
   accrued expenses.............................    (165,781)     532,662       264,869       (201,199)      695,926
                                                  ------------ ------------ --------------- ------------ -------------
Net cash provided by operating activities ......     193,367    1,594,536     2,385,964        475,510     2,379,110
                                                  ------------ ------------ --------------- ------------ -------------
Cash flows from financing activities:
 Net capital distributions to parent company ...    (172,229)    (416,371)   (2,551,050)       (96,238)   (2,651,074)
 Refundable deposits received...................      57,750      505,865     1,456,709        895,760       242,250
 Refunds of deposits and entrance fees..........     (62,275)    (370,769)     (707,367)      (201,966)     (380,466)
                                                  ------------ ------------ --------------- ------------ -------------
Net cash (used) by financing activities ........    (176,754)    (281,275)   (1,801,708)       597,556    (2,789,290)
                                                  ------------ ------------ --------------- ------------ -------------
Cash flows from investing activities:
 Property, plant and equipment additions........     (11,627)    (358,375)     (843,902)      (232,279)     (185,388)
 Decrease (increase) in other assets............          --           --      (190,136)        16,864       348,210
 Decrease (increase) in assets limited as to
  use...........................................      (3,817)    (169,503)       76,592         92,136       (46,009)
                                                  ------------ ------------ --------------- ------------ -------------
Net cash (used) by investing activities ........     (15,444)    (527,878)     (957,446)      (123,279)      116,813
                                                  ------------ ------------ --------------- ------------ -------------
Increase (decrease) in cash.....................       1,169      785,383      (373,190)       949,787      (293,367)
Cash, beginning of period.......................          --        1,169       786,552        786,552       413,362
                                                  ------------ ------------ --------------- ------------ -------------
Cash, end of period.............................  $    1,169   $  786,552   $   413,362     $1,736,339   $   119,995
                                                  ============ ============ =============== ============ =============
Noncash investing and financing activities --
 acquisitions of facilities: (note 2)
 Assets of businesses acquired, net.............  $7,068,554   $1,340,510   $11,911,391     $       --   $27,170,000
 Capital contributed by parent company and
  minority interest.............................  $7,068,554   $1,340,510   $11,911,391     $       --   $27,170,000
                                                  ============ ============ =============== ============ =============


          See accompanying notes to consolidated financial statements.

               INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES

               (Wholly-Owned by Integrated Health Services, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995
                           AND JUNE 30, 1995 AND 1996

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Description of Business and Basis of Presentation

     In November 1995, Integrated Living Communities, Inc. (ILC or the Company) was formed through a corporate reorganization whereby the assets and liabilities of the Integrated Living Communities Division (the Division) of Integrated Health Services, Inc. (IHS or the Parent Company) were transferred or leased from IHS subsidiaries to ILC and its subsidiaries. ILC was formerly Kingsley Place Retirement, Inc. until its present name was adopted in January 1996. The consolidated financial statements of the Company represent the accounts of the assisted living and other senior living facilities comprising the Division and operating within the following wholly-owned subsidiaries of IHS:

                                                                                OWNER/LESSEE
                                            DATE OF ACQUISITION                   AND IHS               OWNED OR
              FACILITY                          AND LOCATION                  OPERATING ENTITY           LEASED
- ------------------------------------  ------------------------------- ------------------------------- ------------
West Palm Beach                       December 1, 1993                Central Park Lodges, Inc        Leased
Retirement,                           West Palm Beach, Florida
a 34-unit assisted living
facility

Waterside Retirement Estates          December 1, 1993                F.L.C. Lakehouse, Inc.          Owned
(formerly Lakehouse East),            Sarasota, Florida
a 164-unit continuing care
retirement community

The Homestead,                        March 18, 1994                  I.H.S. of Denton, Inc.          Owned
a 50-unit assisted living             Denton, Maryland
and adult day care facility

Treemont Retirement                   February 9, 1989                Cambridge Group of              Leased
Community, a 231-unit                 Dallas, Texas                   Texas, Inc
continuing care retirement
community, Alzheimer's
and adult day care facility

The Shores, a 260-unit assisted       September 1, 1994               Integrated Health Services      Leased
living, continuing care               Bradenton, Florida              of Lester, Inc.
retirement community and
Alzheimer's care facility

Cheyenne Place Retirement,            September 1, 1994               Integrated Health Services      Leased
a 95-unit congregate care             Colorado Springs, Colorado      of Lester, Inc.
facility

Carrington Pointe, a                  December 15,1995                Integrated Management -         Owned
172-unit congregate                   Fresno, California              Carrington Pointe, Inc.
care and assisted living
facility


     Also, the statements include accounts of Integrated Living Communities Retirement Management, Inc., ("ILCRM"), which manages eight facilities, two of which are scheduled to open in 1996.

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

     Two of the Company's facilities are located on campuses containing both assisted-living facilities and skilled-nursing facilities which share certain operating expenses. The facilities are owned by subsidiaries of IHS and have been leased to the Company (see note 5). Effective June 1, 1996, the Company and an IHS subsidiary entered into separate condominium agreements and shared services agreements for these facilities as discussed in note 14. Allocations of various operating expenses have been made by IHS on a monthly basis in order to present the separate operating expenses of the assisted-living facilities and skilled-nursing facilities. The accompanying financial statements reflect the revenues and expenses (including such allocations) related to the assisted-living facilities only.

     The consolidated financial statements reflect the historical accounts of the assisted living and other senior living facilities, including allocations of general and administrative expenses from the IHS corporate office to the individual facilities. Such corporate office allocations, calculated as a percentage of revenue, are based on determinations that management believes to be reasonable. However, IHS has operated certain other businesses and has provided certain services to the Company, including financial, legal, accounting, human resources and information systems services. Accordingly, expense allocations to the Company may not be representative of costs of such services to be incurred in the future (see note 7). Also, the consolidated financial statements reflect adjustments made by IHS to establish a new basis of accounting for the assets and liabilities of businesses acquired, using the "push down" approach to accounting for business combinations under the purchase method. The effect of these adjustments was to increase the cost of goodwill, property, plant and equipment by approximately $6.2 million at December 31, 1995 (before the loss on impairment of long-lived assets (note 12) and to increase depreciation and amortization expense by $13,000 in 1993 and $140,000 in each of 1994 and 1995.

    Revenue Recognition

     Resident units are rented on a month to month basis and monthly service fee revenue is recognized in the months the units are occupied. Service fees paid by residents for assisted-living and other related services are recognized in the period such services are rendered as other revenue. In some cases, residents of the Waterside Retirement Estates facility have entered into life-care contracts whereby the resident pays an entrance fee as well as a monthly rental payment.

     Under most life-care contracts (membership agreements), entrance fees are partially refundable to the resident. The minimum refund amount pursuant to the resident's membership agreement (generally 50% of the total entrance fee) is payable to the resident or the resident's estate within 120 days of termination of the agreement, which may occur at any time after 30 days notice. In addition, a portion of the remainder of the entrance fee is payable if the contract is terminated within 24 months of move-in, determined on a declining pro rata basis. The minimum refund amount and the estimated amount of the remainder which is expected to be refunded based on past experience of the facility are accounted for as refundable deposit liabilities. The remaining amount of the entrance fees is accounted for as deferred revenue under the caption "unearned entrance fees." Such deferred revenue is amortized to operations of future periods based on the estimated life of the resident, adjusted annually based on the actuarially determined estimated remaining life expectancy of each resident, on the straight-line method. Unamortized deferred revenue is recorded as revenue upon the resident's death or contract termination. Earned entrance fees on life-care contracts were $87,675 in 1993, $679,319 in 1994, and $680,409 in
1995.

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

     Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the assets as follows:



          Building and improvements ...  40 years
          Land improvements............  25 years
          Equipment....................  10 years
          Leasehold improvements.......  Term of the lease


     Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). The Company was not a separate taxable entity during the three years ended December 31, 1995; however, under SFAS 109 the current and deferred tax expense has been allocated among the members of the IHS controlled corporate group including the Company and its subsidiaries.

     Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

     Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid instruments with an original maturity of three months or less. Under a cash management facility provided by the Parent Company, the Company's operating cash balances of the facilities are generally transferred to a centralized account and applied to reduce additional paid-in capital. The Company's cash needs for operating and other purposes are similarly provided through an increase to additional paid-in capital. However, in 1994 and 1995 the Waterside Retirement Estates facility transferred cash to the Parent Company only to the extent needed to satisfy cash needs for operating expenses. The excess of cash receipts over cash disbursements of this facility is reflected in the cash and cash equivalents account as of December 31, 1994 and 1995.

     Obligation to Provide Future Services

     For life-care contracts, the Company annually calculates the present value of the net cost of future service and use of facilities to be provided to current residents and compares that amount with the balance of deferred revenue from entrance fees. If the present value of the net cost of future service and use of facilities exceeds the deferred revenue from entrance fees, a liability is recorded (obligation to provide future service and use of facilities) with a corresponding charge to income.

     Earnings per Common Share

     Earnings per share is computed based on the weighted average number of common and common equivalent shares outstanding during the periods. Common stock equivalents include options to purchase common stock, assumed to be exercised using the treasury stock method. Outstanding shares retroactively reflect the stock split and related surrender of common shares referred to in note 10.

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Disclosures about Fair Value of Financial Instruments

     The carrying amounts of cash, accounts receivable, prepaid expenses and other current assets, other assets, assets limited as to use funds, accounts payable, and accrued expenses approximate fair value because of the short-term maturity of these instruments.

     The carrying amounts of refundable deposits may not approximate fair value since these liabilities are not short-term in nature. However, since these liabilities do not have specified maturity dates, management believes it is not practicable to determine their fair value.

     Impairment of Long-Lived Assets


     Management regularly evaluates whether events or changes in circumstances have occurred that could indicate an impairment in the value of long-lived assets. In December 1995, as part of a company- wide adoption by IHS, the Company adopted SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In accordance with the provisions of SFAS No. 121, if there is an indication that the carrying value of an asset is not recoverable, the Company determines the amount of impairment loss by comparing the carrying amount of the asset to its estimated fair value.
Estimated fair value is determined through an evaluation of recent financial performance and projected discounted cash flows of its facilities using standard industry valuation techniques, including the use of independent appraisals when considered necessary. If an asset tested for recoverability was acquired in a business combination accounted for by using the purchase method, the related goodwill is included as part of the carrying value and evaluated as described above in determining the recoverability of that asset. Recoverability is determined by estimating the projected undiscounted cash flows, excluding interest, of the related business activities.


     In addition to consideration of impairment upon the events or changes in circumstances described above, management regularly evaluates the remaining lives of its long-lived assets. If estimates are changed, the carrying value of the affected assets is allocated over their remaining lives. Estimation of value and future benefits of intangible assets is made based upon the related projected undiscounted future cash flows, excluding interest payments.

     Prior to adoption of SFAS No. 121 in 1995, the Company performed its analyses of impairment of long-lived assets by consideration of the projected undiscounted cash flows on an entity-wide basis, except for goodwill for which the policy is unchanged.

     The effect of the adoption of SFAS No. 121 in December 1995 required the Company to perform this analysis on a facility-by-facility basis. This resulted in the recognition of a loss on impairment of long-lived assets (see note 12). If the facility-by-facility analysis had been adopted prior to December 1995, the Company may have incurred the loss on impairment of long-lived assets prior to December 1995.

     Interim Financial Information

     The unaudited consolidated financial information as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 has been prepared in conformity with the accounting principles and practices reflected in the audited financial statements included herein. In the opinion of the Company, the unau-

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

dited consolidated financial information contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows for the periods indicated.

(2)  BUSINESS ACQUISITIONS

     During the three-year period ended December 31, 1995, IHS acquired six of the seven assisted-living and other senior living facilities which are included in the consolidated financial statements at December 31, 1995. Each acquisition was accounted for by the purchase method; accordingly, the assets and liabilities of the acquired facilities were recorded at their estimated fair values. The results of operations of the facilities acquired have been included in the consolidated financial statements from the respective dates of the acquisitions.

     The total costs, by acquisition, have been allocated to the specific assets and liabilities as follows:

                                                           WATERSIDE
                                              WEST PALM    (LAKEHOUSE       THE                    CARRINGTON
                                                BEACH        EAST)       HOMESTEAD   THE SHORES      POINTE
                                             ----------- ------------- ------------ ------------ --------------
Accounts receivable, net...................  $1,086      $   136,597   $   36,756   $      --     $    12,105
Assets limited as to use...................      --          561,998           --          --              --
Property, plant and equipment..............      --       13,382,609    1,369,012          --      12,100,685
Goodwill (40 year useful life).............      --        1,617,391           --          --              --
Other assets...............................      --           40,435           --      47,514          13,520
Accounts payable and accrued expenses .....                 (481,853)     (65,258)    (47,514)       (214,919)
Refundable deposits........................      --       (3,966,688)          --          --              --
Deferred income taxes......................      --         (403,437)          --          --              --
Unearned entrance fees.....................      --       (3,819,584)          --          --              --
                                             ----------- ------------- ------------ ------------ --------------
Total, representing capital contributed by
Parent Company and minority interest ......  $1,086      $ 7,067,468   $1,340,510   $      --     $11,911,391
                                             =========== ============= ============ ============ ==============


     On December 1, 1993, IHS acquired 100% of the common stock of Central Park Lodges, Inc. (CPL). Among the facilities acquired in this transaction was West Palm Beach, a 120-bed skilled nursing facility and 34 unit assisted-living facility. The Company leases the assisted-living portion of the facility from IHS (see notes 5 and 14).

     In connection with the December 1, 1993 acquisition of CPL, IHS originally obtained the 60.5% controlling interests in two partnerships, Lakehouse East, which owns and operates a retirement facility including an assisted care wing, 21 garden apartments and 18 villas, and Lakehouse West, which owns and operates an adjacent retirement facility consisting of a single building. The 39.5% minority partners subsequently filed a suit against IHS and CPL alleging that the CPL acquisition triggered a provision in the partnership agreements requiring the sale of the minority interests in the partnership. Settlement of the suit was subsequently reached pursuant to a Partition Agreement between the parties. Under this agreement, effective October 31, 1995 an IHS subsidiary became the sole owner of Lakehouse East (now known as Waterside Retirement Estates) and the former minority partners became the sole partners of the partnership which is the sole owner of Lakehouse West.

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)


     The financial statements have been presented including the Company's interest in Lakehouse East and excluding the operations of Lakehouse West. The following represents the summarized financial information of the Lakehouse West partnership entity which is not included in the consolidated financial statements of the Company (in thousands)



                                                  DECEMBER 31,
                                               ---------------
                                                 1994    1995
                                               -------- ------
     Current assets...........................  $   559  $  --
     Non-current assets.......................   13,878     --
     Total assets.............................   14,437     --
     Current liabilities......................      528     --
     Long-term liabilities....................   12,243     --
     Total liabilities........................   12,771     --
     Partnership capital......................    1,666     --
     Total liabilities and partnership
     capital..................................   14,437     --
                                                -------  -----
                                                            TEN MONTHS
                                                                ENDED
                               YEARS ENDED DECEMBER 31,     OCTOBER 31,
                               -----------------------    -------------
                                   1993        1994           1995
                                   ----        ----           ----

     Revenues...................   $234       $3,214        $2,672
     Operating expenses.........    244        3,217         2,581
     Earnings (loss)............    (10)          (3)           91

     On March 18, 1994 IHS acquired The Homestead, a 50 unit assisted-living and adult daycare facility for a total cost of approximately $1.3 million adjusted for certain accrued liabilities, prepayments and deposits assumed by IHS. Prior to the purchase IHS had managed the facility under a management agreement with the prior owner.

     On August 31, 1994 Integrated Health Services of Lester, Inc., an IHS subsidiary, entered into separate facility operating leases for the 260-unit The Shores and 95-unit Cheyenne Place facilities. Integrated Health Services of Lester, Inc. leases these facilities, including the related equipment, furniture and fixtures, and subleases them to the Company (see note 5.)

     On December 15, 1995, IHS acquired Carrington Pointe, a 172 unit congregate care and assisted-living facility for a total cost of approximately $11,900,000. Prior to the acquisition, IHS had managed the facility under a management agreement with the prior owner. The acquisition was recorded effective as of December 31, 1995; accordingly, results of operations for the period December 15, 1995 to December 31, 1995 are not included in the financial statements. The effect of not including this period is not material to the results of operations of the Company. The assets acquired and liabilities assumed have been adjusted to reflect the new basis of accounting and are included in the December 31, 1995 balance sheet of the Company.

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

     The following summary, prepared on a pro forma basis, combines the results of operations as if the acquisitions described above, certain acquisitions consumated subsequent to December 31, 1995 and certain probable acquisitions (see note 14) had been consummated as of January 1, 1994, after including the effect of certain adjustments such as depreciation on the new basis of assets acquired. The pro forma amounts also include adjustments to corporate administrative and general expenses to reflect management's estimate of the increase in such costs as if the Company had operated on a stand-alone basis during these years.


                                           YEARS ENDED DECEMBER 31,
                                        ----------------------------
                                             1994          1995
                                        ------------- --------------

          Revenues..................    $22,514,216   $27,452,000
          Net loss..................    $  (221,000)  $(3,065,000)
          Net loss per common share..   $      (.05)  $      (.63)


     The unaudited pro forma results are not necessarily indicative of what actually might have occurred if the acquisitions had been completed as of the beginning of the periods presented. In addition, they are not intended to be a projection of future results of operations and do not reflect any of the business management changes that might be achieved from combined operations.

(3)  ASSETS LIMITED AS TO USE

     A portion of the entrance fee deposits on life-care contracts is held in escrow pursuant to Section 651.035 of the statutes of the state of Florida. Such minimum liquid reserve funds consist of cash equivalents that are required to be maintained by continuing care facilities. Balances in such reserve funds of $626,618 and $657,126 at December 31, 1994 and 1995, respectively, exceed the required minimum liquid reserves at such dates. The remainder represents entrance fee deposits held by a trustee pursuant to Florida law.

(4)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                        DECEMBER 31,
                                                --------------------------
                                                    1994          1995      JUNE 30, 1996
                                                    ----          ----      -------------
                                                                             (UNAUDITED)
Land and improvements.........................  $ 5,166,862   $ 4,010,343   $ 4,012,717
Building and improvements.....................    9,332,822    18,828,646    46,120,290
Equipment.....................................      592,027     1,312,103     1,340,742
Construction in progress......................        5,574       214,332       227,539
Leasehold improvements........................       18,570       102,331       121,855
                                                ------------- ------------- ----------------
                                                 15,115,855    24,467,755    51,823,143
Less accumulated depreciation and
amortization..................................      342,614       716,580     1,196,761
                                                ------------- ------------- ----------------
Total.........................................  $14,773,241   $23,751,175   $50,626,382
                                                ============= ============= ================


(5)  LEASES

     The Company has leased four assisted-living facilities from IHS. With respect to the West Palm Beach and Treemont facilities, IHS subsidiaries own the premises of both skilled nursing and assisted living facilities, operate the respective skilled nursing facilities, and lease the assisted living facilities to the Company. Rent expense included in the financial statements under these intercompany leases was $855,963 in 1993, $999,152 in 1994 and $1,029,126 in
1995. The Company has obtained condominium interests in these facilities effective June 1, 1996 (see note 14).

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

     Cheyenne Place and The Shores are leased from Litchfield Asset Management Corporation by Integrated Health Services of Lester, Inc. (a subsidiary of IHS) under separate leases. The Company entered into separate subleases for these facilities with an IHS subsidiary effective June 1, 1996. The initial term of the subleases is seven years and provide for various renewal terms at the option of ILC at fair market rentals. Prior to June 1, 1996, the Company was allocated rentals based on the lease between Litchfield Asset Management Corporation and IHS. Rent expense included in the financial statements under these leases was none in 1993, $467,091 in 1994 and $1,401,271 in 1995. Minimum rent payments under these noncancellable subleases are summarized as follows for the years ended December 31:



                    1996........  $ 1,588,769
                    1997........    1,722,696
                    1998........    1,722,696
                    1999........    1,722,696
                    2000........    1,722,696
                    Thereafter..    4,163,182
                                 -------------
                                  $12,642,735
                                =============

(6)  INCOME TAXES

     The Company is included in IHS's consolidated federal income tax return. The allocated provision for income taxes on earnings before income taxes is summarized below:

                          YEARS ENDED                SIX MONTHS ENDED
                          DECEMBER 31,                    JUNE 30,
               ---------------------------------- -----------------------
                   1993       1994        1995         1995        1996
               ---------- ---------- ------------ ----------- -----------
                                                     (UNAUDITED)
     Current...  $172,369   $159,223   $ (23,208)   $ 331,606   $326,568
     Deferred .    54,127    162,871    (620,435)    (139,136)   324,106
               ---------- ---------- ------------ ----------- -----------
               $226,496   $322,094   $(643,643)   $ 192,470   $650,674
               ========== ========== ============ =========== ===========

     The amount computed by applying the Federal corporate tax rate of 34% to earnings before income taxes is reconciled to the provision for income taxes as follows:

                                                                                        SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,              JUNE 30,
                                                ------------------------------------ ---------------------
                                                   1993       1994         1995         1995       1996
                                                ---------- ---------- -------------- ---------- ----------
                                                                                          (UNAUDITED)
Income tax computed at statutory rates .......  $197,458   $292,032   $(1,355,632)   $169,974   $574,621
State income taxes, net of Federal tax
benefit.......................................    28,805     32,057      (176,920)     23,470     75,854
Other.........................................       233     (1,995)       (2,501)       (974)       199
Valuation allowance adjustment................        --         --       891,410          --         --
                                                ---------- ---------- -------------- ---------- ----------
                                                $226,496   $322,094   $  (643,643)   $192,470   $650,674
                                                ========== ========== ============== ========== ==========


              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

Deferred income tax liabilities are summarized as follows:


                                                        DECEMBER 31,                  JUNE 30,
                                         ----------------------------------------- -------------
                                              1993          1994          1995          1996
                                         ------------- ------------- ------------- -------------
                                                                                    (UNAUDITED)
Excess of book over tax basis of
assets.................................  $ 1,981,232   $ 2,032,363   $   798,083   $   966,201
Unearned entrance fees.................   (1,416,228)   (1,382,890)   (1,661,811)   (1,505,823)
Accrued expenses.......................      (77,999)      (29,038)      (27,682)      (27,682)
Other..................................      (29,441)           --            --            --
                                         ------------- ------------- ------------- -------------
                                             457,564       620,435      (891,410)     (567,304)
Valuation allowance....................           --            --       891,410       891,410
                                         ------------- ------------- ------------- -------------
Deferred income tax liability..........  $   457,564   $   620,435   $        --$      324,106
                                         ============= ============= ============= =============


     The provision for Federal and state income taxes is recorded using the overall effective tax rate of the consolidated group applied to the Company's pre-tax earnings before adjustment for permanent differences. Deferred income tax (assets) liabilities are recorded for the Company's temporary difference using the same effective tax rate. The difference between the total provision for income tax and the deferred income tax provision, both determined as discussed above, represents income taxes currently payable to the parent company and has been accounted for as additional paid-in capital. The provision for income taxes, deferred income taxes and income taxes currently payable may vary from such amounts that would have been computed on a stand-alone basis.

(7)  OTHER RELATED PARTY TRANSACTIONS

     Corporate administrative and general expenses represent management fees for certain services, including financial, legal, accounting, human resources and information systems services, provided by IHS pursuant to a management services agreement. Management fees have been provided at 6% of total revenues of each facility, except for the Lakehouse East partnership facility which has provided management fees at 9% of monthly service fees revenue pursuant to the partnership agreement in effect for the period from December 1, 1993 to October 31, 1995 (of which approximately $224,000 was paid to an IHS subsidiary and approximately $224,000 was paid to the other partner).

     Management fees charged by IHS at 6% of total revenues have been determined based on an allocation of IHS's corporate general and administrative expenses, which apply to all IHS divisions, including the Integrated Living Communities Division. Such allocation has been made because specific identification of expenses is not practicable. Management believes that this allocation method is reasonable. However, management estimates that the Company's corporate administrative and general expenses on a stand alone basis (i.e. expenses that would have been incurred if the Company had operated as an unaffiliated entity) would have been approximately $3.9 million in 1995.

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

(8)  ACCRUED EXPENSES

     Accrued expenses are summarized as follows:


                                  DECEMBER 31,        JUNE 30, 1996
                             ----------------------  ------------------
                                 1994       1995         (UNAUDITED)
                             ----------------------  ------------------

Accrued salaries and wages .  $188,382   $307,327      $  392,849
Refundable security
deposits....................   291,807    370,331         409,583
Other accrued expenses .....   125,129    253,283         506,350
                              ---------- ----------    ---------------
                              $605,318   $930,941      $1,308,782
                              ========== ==========    ===============

(9)  NOTE RECEIVABLE

     Integrated Living Communities Retirement Management, Inc. (ILCRM), a subsidiary of the Company, entered into loan and security agreements dated August 7, 1995 and amended on February 29, 1996 and July 9, 1996 with an individual, the president of Elderly Development Company, Inc. Under the agreements, ILCRM has agreed to loan up to $1,000,000 to the individual at an annual interest rate of 11.75%. The balance of the loan at December 31, 1995 of $130,000 is included in other assets. The loan is for the pre-development activities of five assisted living facilities in California. The loan and security agreement provide that ILCRM is entitled to the exclusive right to manage the facilities upon the completion of construction. Also, the individual has assigned the rights related to real estate purchase agreements to ILCRM. The loan and security agreements provide ILCRM a security interest in the borrower's pre-development plans, land contracts, and all licenses, permits and governmental approvals. The principal balance of the loan, and all accrued and unpaid interest thereon, is payable on demand.

(10) CAPITAL STOCK

     As of December 31, 1995 and 1994, the Company was authorized to issue up to 1,000 shares of common stock, $.01 par value, of which 100 shares were issued and outstanding. In June 1996, the Company's certificate of incorporation was restated to increase the authorized shares to 100,000,000 shares of common stock, $.01 par value and 5,000,000 shares of preferred stock, $.01 par value. Also, the Company effected a 49,610-for-one common stock split (in the form of a stock dividend). In August 1996, the Parent Company surrendered 1,063,100 shares of common stock to the Company. Share and per share data for all periods presented in the financial statements give retroactive effect to the revised shares, the common stock split and the related surrender of common shares referred to above. Accordingly, 3,897,900 shares of common stock are reflected as issued and outstanding during the three years ended December 31, 1995.

     The preferred stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is authorized to issue the shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The preferred stock could be issued by the Board of Directors with voting and conversion rights that could adversely affect the voting power and other rights of the holders of the common Stock. In addition, because the terms of the preferred stock may be fixed by the Board of Directors of the Company without stockholder action, the preferred stock could be issued quickly with terms calculated to defeat or delay a proposed takeover of the Company, or to make the removal of the management of the Company more difficult.

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

     The Company has adopted two stock option plans. The Stock Incentive Plan provides for options to be granted to certain employees and consultants at an exercise price per share not less than 100% of fair market value at the date of grant (110% in certain cases). In addition, the Company adopted a Stock Option Plan for Non-Employee Directors which provides for the grant of options at an exercise price per share equal to the fair market value on the date of grant. The Board of Directors has authorized the issuance of 950,040 shares of common stock under the plans. Stock options to purchase an aggregate of 450,500 shares of common stock under the Stock Incentive Plan have been granted through June 30, 1996. On June 10, 1996, stock options to purchase an aggregate of 405,000 shares of Common Stock in three equal installments, commencing June 10, 1997, were granted to five directors of the Company.

(11) LIFE-CARE CONTRACTS

     The obligation under life-care contracts to provide future service and use of facilities is calculated as the present value of the net future service and use costs. Unamortized deferred revenue exceeded the net present value of such net costs at December 31, 1994 and 1995; accordingly, there was no future service liability recorded in connection with the life-care contracts at December 31, 1994 and 1995.

     In accordance with the contractual arrangements under certain life-care contracts, a minimum amount (generally 50%) of the entrance fee is refundable and a portion of the entrance fee is refundable if the contract is terminated within a specified time period (potentially refundable entrance fees). Refundable deposits represent the minimum refunds under the membership agreements and the estimated amount expected to be refunded of the potentially refundable entrance fees, based on past experience with contract terminations. Potentially refundable entrance fees were $871,270 and $882,779 at December 31, 1994 and 1995, respectively, of which $187,281 and $215,627, respectively, is included in refundable deposits; the remainder is included in unearned entrance fees. Refunds paid were $62,275 for the period from December 1, 1993 to December 31, 1993, $370,769 in 1994, and $707,367 in 1995, including minimum refunds of
$62,275 in 1993, $343,819 in 1994 and $553,213 in 1995.

(12) LOSS ON IMPAIRMENT OF LONG-LIVED ASSETS

     The Company implemented Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 in connection with the Parent Company's implementation in 1995. In connection with the adoption of SFAS No. 121, the Company performed an evaluation of the recent financial performance and projected undiscounted cash flows of each of its facilities. Using a recent independent appraisal, the Company estimated the fair market value of its Waterside (Lakehouse East) facility and determined that the carrying value of certain long lived assets, including goodwill, land, buildings and improvements, exceeded the fair values. The excess carrying value of $5,125,838 (of which $1,533,152 represented goodwill and $3,592,686 represented buildings and improvements) was written off and is included in the statement of operations for 1995 as a loss on impairment of long-lived assets. At the time the Company acquired the controlling interest in the Waterside facility in December 1993, the Waterside facility and Lakehouse West, a separate adjacent facility, were operated in a manner whereby the facilities shared certain services and expenses. The December 1993 valuation assumed that these facilities would continue their existing cross-referral and joint marketing relationship and would continue to enjoy other corporate synergies. In 1995, the Company and the minority partners in the Waterside facility and the Lakehouse West facility exchanged interests, such that the Company became the sole owner of the Waterside facility and the minority partners became the sole owner of the adjacent Lakehouse West facility (see note 2). All joint arrangements were terminated. The December 1995 appraisal reflected that (i) the benefits discussed above no longer existed and (ii) the other facility was now a competitor of the Waterside facility. As a result, the December 1995 valuation of the Waterside facility was less than the December 1993 valuation used for purchase accounting purposes.

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

(13) LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings that are incidental to the conduct of its business. Management believes that pending or threatened legal proceedings will have no material adverse effect on the Company's financial condition or results of operations.

(14) EVENTS SUBSEQUENT TO DECEMBER 31, 1995

     Acquisitions

     On January 29, 1996, an IHS subsidiary purchased the Vintage Health Care Center, a 110-unit skilled nursing, 43-unit assisted-living and a 62-unit congregate care facility located in Denton, Texas and leased the assisted living and Congregate care portion to the Company. The Company and the IHS subsidiary subsequently entered into a condominium agreement (discussed more fully below) for the Vintage Facility whereby the Company owns and operates the assisted-living and congregate care portion and IHS owns and operates the skilled-nursing portion. Between January 29, 1996 and the effective date of the condominium agreement (June 1, 1996), ILC leased the assisted living and congregate care portion from IHS at a monthly rental of $35,000.

     Effective June 1, 1996, the Company and an IHS subsidiary entered into separate condominium agreements and shared services agreements for the West Palm Beach, Treemont and Vintage facilities whereby the Company owns and operates the assisted living and congregate care portions and IHS owns and operates the skilled-nursing portion of the facilities. Previously, these facilities were leased from IHS. In connection with the condominium agreements, IHS made capital contributions of approximately $27.2 million, representing the lesser of IHS's carryover basis in the assisted living and congregate care assets contributed or the estimated fair market value of such assets based on independent appraisals. The capital contributions were $2,260,000 for West Palm Beach, $21,450,000 for Treemont and $3,460,000 for Vintage. The Company cannot transfer its condominium interest without the prior consent of IHS. The IHS facility in which the Treemont facility is located is subject to a mortgage. Should IHS default on its obligations under the mortgage, the lender could foreclose on the mortgage which could materially adversely affect the Company's business, results of operations and financial condition.

     Shared services agreements require that IHS provide laundry, housekeeping, building maintenance, landscaping, emergency call services and common area maintenance for a combined total of $61,482 per month. In addition, IHS will provide dietary services to the Company for between $8 and $10 per resident per day. Utilities and real estate costs will be allocated among the condominium units according to pre-defined percentages. Finally, at the Vintage, IHS and the Company will share the services of the executive director; the Company will reimburse IHS for 30% of the executive director's salary, benefits and other expenses.

     Effective July 1, 1996, the Company entered into a lease agreement for Homestead of Garden City, a 35 unit assisted living facility in Garden City, Kansas. Effective July 17, 1996, the Company entered into a lease agreement for Homestead of Wichita, a 35 unit assisted living facility located in Wichita, Kansas. The initial term of each lease is 15 years with three five-year renewal options. Annual rent under each lease is $287,500, subject to increases based on the consumer price index.

     The Company acquired the Cabot Pointe facility in August 1996 for $2.7 million with funds borrowed from IHS. The Company intends to sell and lease it back from a real estate investment trust in September 1996. Cabot Pointe is a 35 unit assisted living and alzhiemers facility located in Bradenton, Florida.

     The Company has entered into a definitive agreement to acquire ownership of Terrace Gardens, a 258 unit assisted living and senior living facility which also includes a 100 bed nursing facility. The purchase price for the facility is $12.2 million. The acquisition is scheduled to close simultaneously with the initial public offering of ILC common stock. There can be no assurance that this acquisition and/or the sale/leaseback financing of Cabot Pointe will close as scheduled or at all.

              INTEGRATED LIVING COMMUNITIES, INC AND SUBSIDIARIES - (Wholly-Owned by Integrated Health Services, Inc.) (Continued)

     Note Receivable

     Integrated Living Communities Retirement Management, Inc. (ILCRM), a subsidiary of IHS and on behalf of the Division, entered into a Revolving Credit and Security Agreement and a Revolving Credit Note dated March 18, 1996 and amended on July 12, 1996 with an assisted living facility development company, The Homestead Company, L.C., a Kansas limited liability company. Under such agreement, ILCRM has agreed to loan up to $1,000,000, on a revolving basis, to be used for the sole purpose of developing four assisted living facilities in Kansas and six facilities in Nebraska. The note shall bear interest at an annual rate of 11.75%. The Revolving Credit and Security Agreement provides ILCRM a security interest in the borrower's interest in all development plans, assignments of land contracts, and all licenses, permits and governmental approvals. The note is also secured by a $250,000 personal guaranty by the president of The Homestead Company, L.C. The entire outstanding principal balance of the loan, and all accrued and unpaid interest thereon, is payable on demand. Also, the individual has assigned the rights related to real estate purchase agreements to ILCRM.

     Employment Agreements

     The Company has employment agreements with four of its officers which provide annual base salaries aggregating $765,000. In addition, the officers will receive bonuses, if the Company attains certain performance goals, as well as health, life, disability, and personal unbrella insurance and an annual automobile allowance. The agreements provide the officers the right to participate in any executive retirement and equity-based compensation programs established by the Company in the discretion of the Compensation Committee of the Board of Directors.

     Revolving Credit Note

     Effective June 30, 1996, IHS has made available to the Company a $75 million revolving credit facility. Borrowings under the facility bear interest at the rate of 14% per annum. All outstanding borrowings, together with all accrued but unpaid interest, are due at the earlier of (i) the closing of an initial public offering by ILC or (ii) June 30, 1998. At June 30, 1996, $3.4 million was outstanding under this facility. Borrowings under this facility have been used to finance the Company's development activities.

                          INDEPENDENT AUDITORS' REPORT

The Partners
F.L.C. Lakehouse, Inc.,
Don Blivas, Janice Blivas, Fred Fiala
and John Rowe
d/b/a Lakehouse East
Sarasota, Florida:

We have audited the accompanying statements of operations and cash flows for the year ended October 31, 1993 of F.L.C. Lakehouse Inc., Don Blivas, Janice Blivas, Fred Fiala, and John Rowe d/b/a Lakehouse East (a Partnership). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Lakehouse East for the year ended October 31, 1993, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Tampa, Florida
May 15, 1995

                                LAKEHOUSE EAST
                               (A PARTNERSHIP)
                           STATEMENT OF OPERATIONS


                                                        Year ended
                                                     October 31, 1993
                                                     ----------------
Revenues
 Maintenance fees..............................      $2,308,710
 Earned entrance fees..........................         864,941
 Interest......................................          13,053
 Other.........................................          60,715
                                                     ----------
Total revenues.................................       3,247,419
                                                     ----------

Expenses
 Resident care.................................       1,555,138
 Selling, general and administrative...........       1,153,555
 Utilities.....................................         231,033
 Depreciation..................................         443,352
 Interest......................................         143,091
                                                     ----------
Total expenses.................................       3,526,169
                                                     ----------
Net loss.......................................      $ (278,750)
                                                     ==========


                       See notes to financial statements.

                                LAKEHOUSE EAST
                               (A PARTNERSHIP)
                           STATEMENT OF CASH FLOWS


                                                                   Year ended
                                                                October 31, 1993
Operating Activities
 Net loss..........................................................  $ (278,750)
 Adjustments to reconcile net loss to net cash provided by
  operating
  activities:
  Depreciation.....................................................     443,352
  Earned entrance fees.............................................    (864,941)
  Entrance fees received...........................................   1,009,948
  Changes in operating assets and liabilities:
   Increase in accounts receivable.................................     (10,595)
   Decrease in prepaid expenses and other assets...................       4,084
   Increase in accounts payable and accrued expenses...............     133,210
   Increase in accrued employees' compensation and benefits........      65,644
   Decrease in accrued interest....................................         (23)
                                                                     ----------
Net cash provided by operating activities..........................     501,929
                                                                     ----------
Investing Activities
 Purchases of property and equipment...............................    (155,637)
 Increase in assets whose use is limited...........................     (20,548)
                                                                     ----------
Net cash used in investing activities..............................    (176,185)
                                                                     ----------
Financing Activities
 Advances to Partners..............................................     (60,409)
 Advances from affiliate...........................................     112,505
 Principal payments on long-term debt..............................    (500,000)
 Refundable deposits received......................................     576,303
 Refundable deposits paid..........................................    (492,700)
                                                                     ----------
Net cash used in financing activities..............................    (364,301)
                                                                     ----------
Decrease in cash...................................................     (38,557)
Cash, beginning of year............................................     181,744
                                                                     ----------
Cash, end of year..................................................  $  143,187
                                                                     ==========

                      See notes to financial statements.

                                LAKEHOUSE EAST

                               (A PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

   F.L.C. Lakehouse, Inc., Don Blivas, Janice Blivas, Fred Fiala, and John Rowe d/b/a Lakehouse East (the "Partnership") is a partnership organized and existing under the laws of Florida. The principal business is the management and maintenance of a life care facility. The financial statements include only those assets, liabilities and results of operations which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities.



                                                       Ownership Interests
                    Partners                             October 31, 1993
                    --------                             ----------------

F.L.C. Lakehouse, Inc...................                    60.50%
Donald Blivas...........................                    16.50
Janice Blivas...........................                     9.00
John Rowe...............................                     7.50
Fred Fiala..............................                     6.50
                                                            -----
                                                           100.00%
                                                           ------

         On December 1, 1993, 100% of the common stock of Central Park Lodges, Inc., parent company of F.L.C. Lakehouse, Inc., was purchased by Integrated Health Services, Inc. ("IHS"). This transaction did not have any effect on the accounts of the Partnership.

   The acquisition by IHS is subject to approval of the Florida Department of Insurance ("DOI"). IHS has applied to the DOI for approval, however, the DOI has not acted on the application. IHS expects the application to be approved, however, if it is disapproved, the DOI could take action that would be adverse to IHS and the Partnership including revocation of the certificate of authority for operation of the facility or require IHS to divest its ownership interest.

   The minority shareholders have filed suit against FLC Lakehouse, Inc. IHS and others alleging among other matters that the acquisition of FLC Lakehouse, Inc. by IHS required the consent of the minority partners or that arrangements should have been made to have the minority partners' interests also purchased. The case is in the preliminary stages of discovery, however, as it represents litigation among the partners, it is not expected to have any impact on the financial position of the partnership.

2. SIGNIFICANT ACCOUNTING POLICIES

   Property and Equipment: Property and equipment are stated at historical cost. Additions and betterments that extend the life of an asset are capitalized. Maintenance and repair expenditures are expensed as incurred. Depreciation is computed on the straight-line method based on the following estimated useful lives:



                    Building and improvements ...  20-40 years
                    Furniture and equipment .....   5-10 years



   Unearned Entrance Fees and Refundable Deposits: The Partnership accounts for the nonrefundable portion of entrance fees related to the sale of certain residency and care agreements as "unearned entrance fees" and recognizes income from these fees over the estimated remaining life expectancy of each resident, with the life expectancy reevaluated annually. The refundable portion is accounted for as "refundable deposits" and is not amortized. Residency and care agreements may be terminated by residents at any time for any reason with 30 days notice. Within 120 days of termination, the minimum

                                 LAKEHOUSE EAST
                                 (A Partnership)

                   Notes to Financial Statements--(Continued)

refund amount per contract of the total entrance fee will be refunded to the resident or the resident's estate. If the contract is terminated within 24 months of move-in, the refunds may be higher. Payments of such refunds are charged against the resident's unamortized entrance fee and refundable deposit and any gain or loss is included in revenue or expense.

   Income Taxes: The Partnership is not considered a taxable entity for Federal and State income tax purposes. Any taxable income or losses, investment credits and certain other items, therefore, are the responsibility of the partners on their income tax returns in accordance with the partnership agreement. The Partnership uses a fiscal year ending December 31, for reporting income tax items to the partners.

3. ASSETS WHOSE USE IS LIMITED

   Assets whose use is limited for entrance fee deposits held in escrow are restricted by the statutes of the State of Florida.

   Assets whose use is limited for minimum liquid reserve funds consists of cash and cash equivalents that are required to be maintained by continuing care facilities in accordance with Section 651.035, Florida Statutes. The Partnership has met its required minimum liquid reserves at October 31, 1993.

4. RELATED PARTY TRANSACTIONS

   The following transactions between the Partnership and related organizations have been reflected in the financial statements:

   The Partnership records expenses payable to a partner for management fees as well as payroll costs, data processing fees and miscellaneous other charges paid on behalf of the Partnership. Through December 1993, these advances from the partner were charged interest at 2% above the prime rate (which was 6% at October 31, 1993). The Partnership recognized $116,665 of interest expense in the year ended October 31, 1993 related to these advances.

                         INDEPENDENT AUDITORS' REPORT

The Partners
F.L.C. Lakehouse, Inc.,
Don Blivas, Janice Blivas, Fred Fiala
and John Rowe
d/b/a Lakehouse East:

We have audited the accompanying statements of operations and cash flows of F.L.C. Lakehouse, Inc., Don Blivas, Janice Blivas, Fred Fiala and John Rowe d/b/a Lakehouse East (a Partnership) for the month ended November 30, 1993.
These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Lakehouse East for the month ended November 30, 1993 in conformity with generally accepted accounting principles.

                                             KPMG Peat Marwick LLP


Baltimore, Maryland
June 5, 1996

                        LAKEHOUSE EAST (A PARTNERSHIP)
                           STATEMENT OF OPERATIONS


                                               Month ended
                                            November 30, 1993
                                            -----------------
Revenues:
 Monthly service fees...........                $ 194,661
 Earned entrance fees ..........                  109,709
 Other..........................                    6,797
                                                ---------
Total revenues..................                  311,167
                                                ---------
Operating expenses:.
 Community operations...........                  228,267
 Management fees (note 3).......                   17,519
 Depreciation ..................                   37,068
 Interest (note 3) .............                   10,846
                                                ---------
Total operating expenses........                  293,700
                                                ---------
Net earnings...................                 $  17,467
                                                =========

                 See accompanying notes to financial statements.

                        LAKEHOUSE EAST (A PARTNERSHIP)
                           STATEMENT OF CASH FLOWS


                                                                 Month ended
                                                               November 30, 1993
                                                               -----------------
Cash flows from operating activities:
 Net earnings......................................................  $  17,467
 Adjustments to reconcile net earnings to net cash used by
  operating activities:
  Depreciation.....................................................     37,068
  Earned entrance fees.............................................   (109,709)
  Entrance fees received...........................................     20,875
  Decrease in accounts receivable .................................    140,341
  Decrease in prepaid expenses and other assets....................      2,047
  Decrease in accounts payable and accrued expenses................   (109,632)
                                                                     ---------
Net cash used by operating activities..............................     (1,543)
                                                                     ---------
Cash flows from financing activities:
 Advances from Partners............................................     27,088
 Advances from affiliate...........................................     73,037
 Principal payments on long-term debt..............................   (125,000)
 Refunds of deposits and entrance fees.............................   (112,725)
                                                                     ---------
Net cash used by financing activities..............................   (137,600)
                                                                     ---------
Cash flows from investing activities:
 Purchases of property and equipment...............................     (9,965)
 Decrease in assets limited as to use..............................      6,671
                                                                     ---------
 Net cash used by investing activities ............................     (3,294)
                                                                     ---------
Decrease in cash...................................................   (142,437)
Cash, beginning of period..........................................    143,187
                                                                     ---------
Cash, end of period................................................  $     750
                                                                     =========

               See accompanying notes to financial statements.

                         LAKEHOUSE EAST (A PARTNERSHIP)

                          NOTES TO FINANCIAL STATEMENTS

                          MONTH ENDED NOVEMBER 30, 1993

(1) ORGANIZATION

   F.L.C. Lakehouse, Inc., Don Blivas, Janice Blivas, Fred Fiala and John Rowe d/b/a Lakehouse East (the "Partnership") is a partnership organized and existing under the laws of the state of Florida. The principal business is the management and maintenance of a 164-unit life care facility. The financial statements include only the results of operations which relate to the business of the Partnership. The ownership interests of the partners at November 30, 1993 are as follows:




               F.L.C. Lakehouse, Inc...................   60.50%
               Donald Blivas...........................   16.50%
               Janice Blivas ..........................    9.00%
               John Rowe...............................    7.50%
               Fred Fiala..............................    6.50%
                                                         ------
                                                         100.00%
                                                         ======

   On December 1, 1993, 100% of the common stock of Central Park Lodges, Inc., parent company of F.L.C. Lakehouse, Inc., was purchased by Integrated Health Services, Inc. ("IHS"). In connection with the December 1, 1993 acquisition of CPL, IHS originally obtained the controlling interests in two partnerships, Lakehouse East, which owns and operates a retirement facility including an assisted care wing, 21 garden apartments and 18 villas, and Lakehouse West, which owns and operates an adjacent retirement facility consisting of a single building. The 39.5% minority partners subsequently filed a suit against IHS and CPL alleging that the CPL acquisition triggered a provision in the partnership agreements requiring the sale of the minority interests in the partnership. Settlement of the suit was subsequently reached pursuant to a Partition Agreement between the parties. Under this agreement, an IHS subsidiary became the sole owner of Lakehouse East and the former minority partners became the sole partners of the partnership which is the sole owner of Lakehouse West.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


   Revenue Recognition

   In some cases, residents of the Lakehouse East facility have entered into life-care contracts whereby the resident pays an entrance fee as well as a monthly rental payment. Additionally, residents pay a monthly service fee that is recognized as revenue in the period in which it is earned. Other revenue represents charges for additional services.

   Under most life-care contracts (membership agreements), entrance fees are partially refundable to the resident. The minimum refund amount pursuant to the resident's membership agreement (generally 50% of the total entrance fee) is payable to the resident or the resident's estate within 120 days of termination of the agreement, which may occur at any time after 30 days notice. In addition, a portion of the remainder of the entrance fee is payable if the contract is terminated within 24 months of move-in, determined on a declining pro rata basis. The minimum refund amount and the estimated amount of the remainder which is expected to be refunded based on past experience of the facility are accounted for as refundable deposit liabilities. The remaining amount of the entrance fee is accounted for as deferred revenue under the caption "unearned entrance fees." Such deferred revenue is amortized to operations of future periods based on the estimated life of the resident, adjusted annually based on the actuarially determined estimated remaining life expectancy of each resident, on the straight-line method. Unamortized deferred revenue is recorded as revenue upon the resident's death or contract termination.

                         LAKEHOUSE EAST (A PARTNERSHIP)
                    Notes to Financial Statements (Continued)

   Property and Equipment

   Property and equipment are recorded at historical cost. Depreciation of property and equipment are computed using the straight-line method over the estimated useful lives of the assets as follows:



          Buildings and improvements ...          20-40 years
          Furniture and equipment.......          5-10 years




   Use of Estimates


   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Income Taxes

   The Partnership is not considered a taxable entity for Federal and state income tax purposes. Any taxable income or losses, investment credits and certain other items, therefore, are the responsibility of the partners on their income tax returns in accordance with the partnership agreement. The Partnership uses a fiscal year ending December 31 for reporting income tax items to the partners.


(3) RELATED PARTY TRANSACTIONS

   The following transactions between the Partnership and related organizations have been reflected in the financial statements.

   The Partnership records expenses payable to a partner for management fees of $17,519, as well as payroll costs, data processing fees and miscellaneous other charges paid on behalf of the Partnership. During November 1993, these advances from the partner were charged interest at 2% above the prime rate (which was 6% at November 30, 1993). The Partnership recognized approximately $11,000 of interest expense for the one month period ended November 30, 1993 related to these advances.

   The Partnership shares a centralized cash account with an affiliated partnership, Lakehouse West, which results in intercompany balances between Lakehouse East and Lakehouse West.

                         INDEPENDENT AUDITORS' REPORT



The Partners
Liberty/Carrington Pointe Limited Partnership:

We have audited the accompanying statements of operations and cash flows of Carrington Pointe (a facility owned by Liberty/Carrington Pointe Limited Partnership) for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the facility's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, and cash flows of Carrington Pointe (a facility owned by Liberty/Carrington Pointe Limited Partnership) for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                             KPMG Peat Marwick LLP

Baltimore, Maryland
June 5, 1996

                              CARRINGTON POINTE
     (A FACILITY OWNED BY LIBERTY/CARRINGTON POINTE LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS



                                        Years ended December 31,
                               --------------------------------------
                                     1993          1994          1995
                                     ----          ----          ----
Revenues:
 Monthly service fees........  $3,191,293    $3,368,346    $3,485,989
 Other ......................      89,848        81,551       102,412
                               ----------    ----------    ----------
Total revenues...............   3,281,141     3,449,897     3,588,401
                               ----------    ----------    ----------
Facility operating expenses:
 Salaries, wages and benefit    1,012,499     1,062,616     1,074,229
 Other operating expenses ...     909,755       942,577       862,676
Management fees (note 2) ....     230,895       240,938       249,470
Depreciation ................     406,166       416,074       425,153
                                ---------     ---------     ---------
Total expenses...............   2,559,315     2,662,205     2,611,528
                               ----------     ---------     ---------
Net earnings.................  $  721,826    $  787,692    $  976,873
                               ==========    ==========    ==========


               See accompanying notes to financial statements.

                              CARRINGTON POINTE
     (A FACILITY OWNED BY LIBERTY/CARRINGTON POINTE LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                                                           Years ended December 31,
                                                               ------------------------------------------
                                                                      1993          1994          1995
                                                                      ----          ----          ----
Cash flows from operating activities:
 Net earnings................................................  $   721,826   $   787,692   $   976,873
 Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation ..............................................      406,166       416,074       425,153
  Decrease (increase) in prepaid expenses and other assets...        2,345         4,810        (3,272)
  Increase in accounts receivable ...........................      (10,490)       (5,033)          (84)
  Increase (decrease) in accounts payable and other
   liabilities ..............................................      (15,906)      (60,595)      125,535
                                                                ----------    ----------     ---------
Net cash provided by operating activities....................    1,103,941     1,142,948     1,524,205
Cash flows from financing activities--decrease in amounts
 due to affiliates ..........................................   (1,045,931)   (1,090,218)   (1,508,281)
Cash flows from investing activities--purchases of property,
 plant and equipment ........................................      (18,268)      (99,040)       (4,200)
                                                                ----------     ---------      --------
Increase (decrease) in cash..................................       39,742       (46,310)       11,724
Cash, beginning of period....................................       13,577        53,319         7,009
                                                                ----------     ---------     ---------
Cash, end of period..........................................  $    53,319   $     7,009   $    18,733
                                                               ===========   ===========   ===========



               See accompanying notes to financial statements.

                                CARRINGTON POINTE

       (A FACILITY OWNED BY LIBERTY/CARRINGTON POINTE LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1993, 1994 AND 1995

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Description of Business and Basis of Presentation

   Carrington Pointe (the facility) is a 172-unit assisted-living facility located in Fresno, California. The facility provides various services to its residents, including meals, social activities and other personal services.

   Liberty/Carrington Pointe Limited Partnership (the "Partnership") is a partnership organized and existing under the laws of Massachusetts which owns and operates the Carrington Pointe facility.

   The partners' interest in the Partnership are as follows:


                                             Partnership     Ownership
          Partners                            Interest       Interests
          --------                            --------       ---------
Liberty Real Estate Properties, Inc. ...      General            1%
Atlantic Real Estate L.P................      Limited           99%
                                                               ---
                                                               100%
                                                               ===


   On December 15, 1995, a subsidiary of Integrated Health Services, Inc. (IHS) acquired the facility from Liberty/Carrington Pointe Limited Partnership. The purchase price was approximately $11,900,000 adjusted for certain accrued liabilities, prepayments and deposits assumed by IHS. These financial statements include no adjustments to establish a new basis of accounting for the facility related to the change in ownership.

   IHS recorded the acquisition of Carrington Pointe as of December 31, 1995. In connection with a corporate reorganization in 1996, Carrington Pointe is now owned by a subsidiary of Integrated Living Communities, Inc. which is also wholly-owned by IHS.

   Monthly Service Fees

   Resident units are rented on a month to month basis and rent is recognized in the months the units are occupied. Service fees paid by residents for assisted-living and other related services are recognized in the period such services are rendered as other revenue.

                                CARRINGTON POINTE
(A Facility Owned by Liberty/Carrington Pointe Limited Partnership)--(Continued)

   Property and Equipment

   Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the assets as follows:

               Buildings and improvements ...  40 years
               Land improvements.............  25 years
               Furniture and equipment.......  10 years
               Vehicles .....................   5 years



   Income Taxes

   Neither the partnership nor the facility are considered taxable entities for Federal and state income tax purposes. Accordingly, no provision for income taxes is reflected in the financial statements. Any taxable income or losses, investment credits and certain other items, therefore, are reported by the partners in their income tax returns.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) MANAGEMENT FEES

   Integrated Health Services, Inc. (IHS) performed management services for the facility until the date of acquisition by IHS. Pursuant to the management agreement, the management fee is 6.5% of gross receipts plus a monthly charge of $15 per employee.

                         INDEPENDENT AUDITORS' REPORT


The Partners
C.S. Denton Partners, Ltd.:


We have audited the accompanying balance sheets of Vintage Health Care Center Retirement Division (the Company) (wholly-owned by C.S. Denton Partners, Ltd., a Partnership) as of December 31, 1994 and 1995, and the related statements of operations, changes in division equity and cash flows for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vintage Health Care Center Retirement Division as of December 31, 1994 and 1995, and the results of its operations and cash flows for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.

                                                         KPMG Peat Marwick LLP

Baltimore, Maryland
June 5, 1996

                VINTAGE HEALTH CARE CENTER RETIREMENT DIVISION
         (WHOLLY-OWNED BY C.S. DENTON PARTNERS, LTD., A PARTNERSHIP)

                                 BALANCE SHEETS


                                                           December 31,
                                                  -------------------------
                                                       1994         1995
                                                       ----         ----
Assets
Current assets:
 Cash.....................................        $  132,046   $  168,738
 Accounts receivable......................             4,661        4,828
                                                  ----------   ----------
Total current assets......................           136,707      173,566
Property, plant and equipment, net (note
 4).......................................         4,134,082    4,015,263
                                                  ----------   ----------
                                                  $4,270,789   $4,188,829
                                                  ==========   ==========
Liabilities and Division Equity

Rent collected in advance.................        $    6,959   $    3,673
Security deposits.........................           132,046      168,738
Note payable (note 5).....................         4,352,000    4,692,000
                                                  ----------   ----------
Total current liabilities.................         4,491,005    4,864,411
Division equity...........................          (220,216)    (675,582)
                                                    ---------   ---------
                                                  $4,270,789   $4,188,829
                                                  ===========  ==========

                 See accompanying notes to financial statements.

                VINTAGE HEALTH CARE CENTER RETIREMENT DIVISION
         (WHOLLY-OWNED BY C.S. DENTON PARTNERS, LTD., A PARTNERSHIP)

                            STATEMENTS OF OPERATIONS




                                                   Years ended December 31,
                                                   -----------------------
                                                       1994         1995
                                                       ----         ----
Revenues
 Monthly service fees..............               $1,514,305   $1,598,439
 Other revenue.....................                   43,341       22,946
                                                  ----------  -----------
Total revenues.....................                1,557,646    1,621,385
                                                  ----------  -----------
Expenses:
 Facility Operations...............                1,202,861    1,208,570
 Management fees...................                   77,882       81,069
 Depreciation......................                  192,082      199,687
 Interest..........................                  234,491      428,629
                                                   ---------    ---------
Total expenses.....................                1,707,316    1,917,955
                                                  ----------    ---------
Net loss...........................               $ (149,670)  $ (296,570)
                                                  ==========   ==========


               See accompanying notes to financial statements.

                 VINTAGE HEALTH CARE CENTER RETIREMENT DIVISION
           (WHOLLY-OWNED BY C.S. DENTON PARTNERS, LTD., A PARTNERSHIP)

                    STATEMENTS OF CHANGES IN DIVISION EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1995


Balance at January 1, 1994.................................................  $(143,221)
 Net earnings..............................................................   (149,670)
 Net increase in division equity arising from transactions with Parent
  Company..................................................................     72,675
                                                                              --------
Balance at December 31, 1994...............................................   (220,216)
 Net earnings..............................................................   (296,570)
 Net decrease in division equity arising from transactions with Parent
  Company..................................................................   (158,796)
                                                                              --------
Balance at December 31, 1995...............................................  $(675,582)
                                                                             =========



               See accompanying notes to financial statements.

                VINTAGE HEALTH CARE CENTER RETIREMENT DIVISION
         (WHOLLY-OWNED BY C.S. DENTON PARTNERS, LTD., A PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                                                        Years ended December 31,
                                                                        ------------------------

                                                                         1994         1995
                                                                         -----        -----
Cash flows from operating activities:
 Net loss.........................................................  $(149,670)   $(296,570)
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
   Depreciation...................................................    192,082      199,687
   Decrease (increase) in accounts receivable and rent collected
    in advance....................................................      1,735       (3,453)
   Increase in security deposits..................................      2,486       36,692
                                                                     --------    ---------
Net cash provided (used) by operating activities..................     46,633      (63,644)
                                                                     --------    ---------

Cash flows from financing activities:
 Increase (decrease) in division equity representing net, advances
  from (distributions to) Parent Company .........................     72,675     (158,796)
 Increase in note payable.........................................         --      340,000
                                                                    ---------    ---------
 Net cash flows from financing activities:........................     72,675      181,204
                                                                    ---------    ---------
Cash flows from investing activities--property, plant and
 equipment additions..............................................   (116,822)     (80,868)
                                                                    ---------    ---------
 Increase in cash.................................................      2,486       36,692
Cash, beginning of period.........................................    129,560      132,046
                                                                    ---------    ---------
Cash, end of period...............................................  $ 132,046    $ 168,738
                                                                    =========    =========


                 See accompanying notes to financial statements.

                VINTAGE HEALTH CARE CENTER RETIREMENT DIVISION
          (WHOLLY-OWNED BY C.S. DENTON PARTNERS, LTD., A PARTNERSHIP)


                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1995


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Description of Business and Basis of Presentation


   The Vintage Health Care Center Retirement Division (the Retirement Division) consists of a 43 unit assisted living and a 62 unit congregate care facility also. The Retirement Division represents an operating Division of the Vintage Health Care Center, (the Parent Company) )which includes a skilled nursing facility. Vintage Health Care Center represents substantially all of the assets of C.S. Denton Partners, Ltd. (the Partnership). The financial statements of the Retirement Division include the activity of the assisted living and congregate care facility only and do not include the activity of the skilled nursing facility. The Partnership was organized under the laws of the State of Texas and its principal business is to own and operate the Vintage Health Care Center.

   The  Vintage  Health  Care  Center  is  located  on a  campus  containing  an assisted-living and congregate care living facility and a skilled-nursing facility which share certain operating expenses. Allocations of various operating expenses have been made by management on a monthly basis in order to present the separate operating expenses of the Retirement Division and the skilled-nursing facility.

   Revenue Recognition

   Rent is recognized in the month the units are occupied and service fees paid by residents are recognized in the period the services are provided.

   Income Taxes


   Neither the Partnership nor the Vintage Health Care Center Retirement Division are considered taxable for Federal and State income tax purposes. Any taxable income or losses, investment credits and certain other items, therefore, are the reponsibility of the Partners on their income tax returns in accordance with the Partnership agreement. The Partnership uses a fiscal year ended December 31 for reporting income tax items to the partners.


   Statements of Cash Flow


   Under a cash management facility provided by the Partnership, the Retirement Division's cash balances are transferred to a centralized account and applied to reduce division equity. The facility's cash needs for operating and other purposes are similarly provided through an increase in division equity.

   Division Equity

   Division equity represents net advances from the Partnership to the Retirement Division less the cumulative deficit (annual losses in excess of earnings in prior years) of the Retirement Division. Advances from the Partnership represent the cash paid by the Partnership on behalf of the Retirement Division in excess of cash received by the Partnership on behalf of the Retirement division.

                 VINTAGE HEALTH CARE CENTER RETIREMENT DIVISION
                                      -
   (Wholly-Owned by C.S. Denton Partners, Ltd., a Partnership) (Continued)

   Property and Equipment

   Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the assets as follows:



               Building and improvements ...  20-30 years
               Equipment....................  5-10 years


   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Disclosures about Fair Value of Financial Instruments


   The carrying amounts of cash, accounts receivable, rent collected in advance, security deposits and notes payables approximate fair value because of the short-term maturity of these instruments.

(2) MANAGEMENT FEES


   Autumn America Retirement, Ltd., wholly-owned by Robert Chilton, performed management services for the Retirement Division until the date of acquisition by Integrated Health Services, Inc. (IHS). Pursuant to the management agreement, the managment fee is 5% of gross receipts. Management fees paid to Autumn America Retirement, Ltd. were approximately $77,882 and $81,069 for the years ended December 31, 1994 and 1995, respectively.


(3) OWNERSHIP


   The partners' interests in the Partnership during 1994 and 1995 were as follows:


                                                                              Ownership Interests
                                                                   ---------------------------------------
                                                   Partnership     January 1, 1994       April  1, 1995 to
                Partners                            Interest       to April 1, 1995      December 31, 1995
                --------                            ---------      ----------------      -----------------
Pinnacle Properties IX, Inc.
  (wholly-owned by Thomas Scott).................  Limited            49.5%                  99.0%
Robert Chilton...................................  Limited            49.5%                    --
Denton NH, Inc. (50% owned by Pinnacle
  Properties IX, Inc., and 50% owned by Robert
  Chilton).......................................  General             1.0%                  1.0%
                                                                     -----                 -----
                                                                     100.0%                 100.0%
                                                                     =====                  =====



   On April 1, 1995, Pinnacle Properties IX, Inc. purchased the 49.5% partnership interest in C.S. Denton Partners, Ltd. held by Robert Chilton and the 50.0% interest in Denton NH, Inc., held by Robert Chilton. This transaction effectively gave Thomas Scott a 100% interest in C.S. Denton Partners, Ltd.

                VINTAGE HEALTH CARE CENTER RETIREMENT DIVISION
    (Wholly-Owned by C.S. Denton Partners, Ltd., a Partnership)--(Continued)

   On January 29, 1996, an IHS subsidiary purchased the Vintage Health Care Center. On June 1, 1996 the IHS subsidiary contributed a condominium interest in the assisted living and congregate care portion of the Vintage Health Care Center to Integrated Living Communities, Inc. (ILC). Between January 29, 1996 and June 1, 1996 ILC will lease the assisted and independent living communities from IHS at a monthly rental of $35,000.

(4) PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment consist of the following at December 31:



                                                       December 31,
                                                  ------------------------
                                                     1994        1995
                                                     ----        ----
Land                                             $  458,620   $  458,620
Building and improvements ....                    3,652,735    3,674,637
Equipment.....................                      525,788      584,754
                                                  ---------   ----------
                                                  4,637,143    4,718,011
Less accumulated depreciation..                     503,061      702,748
                                                  ---------   ----------
Total........................                    $4,134,082   $4,015,263
                                                 ==========   ==========



(5) NOTE PAYABLE

   On March 31, 1995, CS Denton Partners Ltd. entered into a $6.9 million promissory note with Nationsbank, of which approximately $4.7 million is allocated to the retirement division. Proceeds of the note were used to pay off a $6.4 million note between Chemical Bank and CS Denton Partner Ltd, of which approximately $4.4 million was allocated to the retirement division. The March 31, 1995 note bears interest at the prime rate plus one percent (9.5% at December 31, 1995), payable monthly. Interest paid on the note approximates interest expense included in the financial statements. The March 31, 1995 note was paid off in connection with the January, 1996 sale of Vintage Health Care Center.

                          INDEPENDENT AUDITOR'S REPORT


The Tenants In Common
Terrace Gardens Tenants In Common:

We have audited the accompanying balance sheets of Terrace Gardens Tenants In Common (d/b/a Terrace Gardens Healthcare and Retirement Center) (the "Company"), a facility owned by seven tenants in common (see note 1) as of December 31, 1994 and 1995, and the related statements of operations, owners' deficit and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Terrace Gardens Tenants In Common (d/b/a Terrace Gardens Healthcare and Retirement Center) as of December 31, 1994 and 1995, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                  KPMG Peat Marwick LLP

Baltimore, Maryland
June 5, 1996

                        TERRACE GARDENS TENANTS IN COMMON
            (D/B/A TERRACE GARDENS HEALTHCARE AND RETIREMENT CENTER)

                                 BALANCE SHEETS


                                                                                December 31,
                                                                        -----------------------
                                                                             1994          1995
                                                                             ----          ----
Assets
Current assets:
 Cash and cash equivalents...........................................  $  205,187    $  319,481
 Accounts receivable, less allowance for doubtful accounts of $19,084
  in 1995 ...........................................................     498,417       449,025
 Other current assets................................................      54,282        51,597
                                                                       ----------    ----------
Total current assets.................................................     757,886       820,103
Property, plant and equipment, net (note 2)..........................   8,362,121     8,044,779
Deferred financing costs, net of accumulated amortization of
 $116,482 at December 31, 1994 and $131,446 in 1995 .................     154,549       139,585
                                                                          -------       -------
                                                                       $9,274,556    $9,004,467
                                                                       ==========    ==========
Liabilities and Partners' Equity
Current liabilities:
 Accounts payable and accrued expenses (note 6)......................  $  332,719    $  342,084
 Refundable security deposits........................................     340,802       342,837
 Current portion of long-term debt (notes 3 and 4)...................     309,203       314,086
                                                                       ----------    ----------
Total current liabilities............................................     982,724       999,007
                                                                       ----------    ----------
Long-term debt:
 Mortgage payable, less current portion (note 3).....................   8,197,556     7,977,558
 Note payable, less current portion (note 4).........................     188,000       116,000
                                                                       ----------    ----------
Total liabilities....................................................   9,368,280     9,092,565
Owner's deficit......................................................     (93,724)      (88,098)
                                                                       ----------    ----------
                                                                       $9,274,556    $9,004,467
                                                                       ==========    ==========


          See accompanying notes to consolidated financial statements.

                      TERRACE GARDENS TENANTS IN COMMON
           (D/B/A TERRACE GARDENS HEALTHCARE AND RETIREMENT CENTER)

                           STATEMENTS OF OPERATIONS


                                                             Years ended December 31,
                                                             ------------------------

                                                         1993         1994         1995
                                                         -----        ----         -----
Revenues:
 Nursing facility:
  Basic medical services, net....................  $1,819,752   $1,821,085   $1,828,533
  Specialty medical services.....................     158,412      165,379      189,793
                                                   ----------   ----------   ----------
                                                    1,978,164    1,986,464    2,018,326
 Assisted living and congregate living facilities:
  Monthly service fees...........................   3,672,034    3,780,651    3,813,841
  Other..........................................      67,801       79,937       94,150
                                                   ----------   ----------   ----------
                                                    3,739,835    3,860,588    3,907,991
 Other ..........................................      16,317       15,138       16,747
                                                   ----------   ----------   ----------
Total revenues...................................   5,734,316    5,862,190    5,943,064
                                                   ----------   ----------   ----------
Facility operating expenses:
 Salaries, wages and benefits....................   2,780,287    2,800,350    2,871,205
 Other operating expenses........................   1,031,840    1,177,705    1,196,466
 Administrative .................................     509,349      503,182      545,941
                                                   ----------    ---------    ---------
                                                    4,321,476    4,481,237    4,613,612
Interest.........................................     586,376      626,946      738,870
Depreciation and amortization....................     361,292      367,223      344,956
                                                   ----------   ----------   ----------

Total expenses...................................   5,269,144    5,475,406    5,697,438
                                                   ----------   ----------   ----------
Net earnings.....................................  $  465,172   $  386,784   $  245,626
                                                   ==========   ==========   ===========


                        TERRACE GARDENS TENANTS IN COMMON
            (D/B/A TERRACE GARDENS HEALTHCARE AND RETIREMENT CENTER)

                   STATEMENTS OF CHANGES IN OWNERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


Owners' deficit at December 31, 1992................................  $(325,680)
 Net earnings.......................................................    465,172
 Distribution to tenants in common..................................   (270,000)
                                                                      ---------

Owners' deficit at December 31, 1993................................   (130,508)
 Net earnings.......................................................    386,784
 Distribution to tenants in common..................................   (350,000)
                                                                      ---------

Owners' deficit at December 31, 1994................................    (93,724)
 Net earnings.......................................................    245,626
 Distribution to tenants in common..................................   (240,000)
                                                                      ---------

Owners' deficit at December 31, 1995................................  $ (88,098)
                                                                      =========

                See accompanying notes to financial statements.

                      TERRACE GARDENS TENANTS IN COMMON
           (D/B/A TERRACE GARDENS HEALTHCARE AND RETIREMENT CENTER)

                           STATEMENTS OF CASH FLOWS


                                                                    Years ended December 31,
                                                            -------------------------------------
                                                                 1993        1994        1995
                                                                 ----        ----        ----
Cash flows from operating activities:
 Net earnings.............................................  $ 465,172   $ 386,784   $ 245,626
 Adjustments to reconcile net earnings to net cash
  provided by operating activities:
  Depreciation and amortization...........................    361,292     367,223     344,956
  Decrease (increase) in other assets.....................     24,698     (15,940)      2,685
  Decrease (increase) in accounts receivable..............    (22,528)    (72,538)     49,392
  Increase in accounts payable and accrued expenses.......     13,580      11,024       9,365
  Increase (decrease) in security deposits ...............    (27,477)    (22,876)      2,035
                                                            ---------    --------   ---------
Net cash provided by operating activities.................    814,737     653,677     654,059
                                                            ---------    --------   ---------
Cash flows from financing activities:
 Payments on mortgages payable............................   (229,505)   (237,203)   (215,115)
 Payments on note payable.................................    (72,000)    (72,000)    (72,000)
 Distributions to tenants in common.......................   (270,000)   (350,000)   (240,000)
                                                            ---------     -------     -------
Net cash used by financing activities.....................   (571,505)   (659,203)   (527,115)
                                                            ---------    --------    --------
Cash flows from investing activities--
 purchase of property, plant and equipment ...............    (76,912)   (150,179)    (12,650)
                                                            ---------    --------     -------
Increase (decrease) in cash...............................    166,320    (155,705)    114,294
Cash, beginning of period.................................    194,572     360,892     205,187
                                                            ---------    ---------   --------
Cash, end of period.......................................  $ 360,892   $ 205,187   $ 319,481
                                                            =========   =========   =========


               See accompanying notes to financial statements.

                        TERRACE GARDENS TENANTS IN COMMON

            (D/B/A TERRACE GARDENS HEALTHCARE AND RETIREMENT CENTER)

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Description of Business and Basis of Presentation

   Terrace Gardens Tenants In Common (a Kansas tenancy in common), hereinafter referred to as the Company, owns and operates Terrace Gardens Healthcare and Retirement Center (the Facility) which consists of a 120-unit congregate living facility, a 122 bed assisted living facility and a 100 bed nursing facility located in Wichita, Kansas. The Facility provides various services to its residents, including intermediate nursing care, meals, social activities and other personal services.

   The Facility is owned by seven tenants in common. Ownership interests in the facility are as follows:

                                                  Ownership
     Tenants in Common                             Interest
     -----------------                             --------
Herb Krumsick........................                  33%
Nestor Weigand, Jr...................                  17%
Ross Tidemann, Managing co-owner ....                  19%
Chester West, Administrator..........                  10%
Dr. Jon Kardatzke, Medical Doctor ...                   5%
Terrace Gardens L.P..................                   6%
Louis Weiss..........................                  10%
                                                      ---
                                                      100%
                                                      ===

   In February, 1996, Integrated Living Communities, Inc. (ILC) entered into an agreement to acquire the facility from the tenants in common above. The purchase price is approximately $12.20 million adjusted for certain accrued liabilities, prepayments and deposits to be assumed by ILC. The purchase is scheduled to close simultaneous with the initial public offering of common stock of ILC.

   Basis of Accounting

   The accompanying financial statements have been prepared on the accrual basis of accounting.

   Revenue Recognition

   Nursing facility revenues include revenues from two nursing units at the Facility. Basic medical services revenues represent routine service (room and board) charges of the nursing units. Specialty medical services revenues represent ancillary service charges of the nursing units.

   Assisted living revenues include revenues from a congregate living apartment building as well as revenues from three assisted living units. Service fees represent monthly rental charges to residents of the apartment units and daily room and board charges in the assisted living units.

   Revenues are recorded at established rates and adjusted for differences between such rates and estimated amounts reimbursable by third party payors when applicable. Revenues are recognized in the period the units are occupied and service fees paid by residents are recognized in the period that such services are provided.

                        TERRACE GARDENS TENANTS IN COMMON
      (D/B/A Terrace Gardens Healthcare and Retirement Center) (Continued)

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Disclosures about Fair Value of Financial Instruments

   The carrying amounts of cash, accounts receivable, other current assets, other assets, accounts payable, and accrued expenses approximate fair value because of the short-term maturity of these instruments. The carrying amount of the mortgage payable approximates its fair value because the interest rate is adjusted quarterly.

   Property and Equipment

   Property and equipment are recorded at cost. Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the assets as follows:

               Buildings............  40 years
               Land improvements ...  25 years
               Equipment............  10 years

   Income Taxes

   The Facility is not considered taxable for Federal and state income tax purposes and, accordingly, the Company does not record a provision for income taxes. Any taxable income or loss, investment tax credits and certain other items are the responsibility of the tenants in common on their tax returns in accordance with their ownership interests.

   Deferred Financing Costs

   Long-term debt financing costs are deferred and amortized over the term of the financing using the straight-line method.

(2) PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:


                                              1994         1995
                                              ----         ----
Land and improvements.........           $   458,558  $   458,558
Building and improvements.....             9,856,692    9,856,692
Furniture and equipment ......             1,097,723    1,110,373
                                         -----------  -----------
                                          11,412,973   11,425,623
Less accumulated depreciation.             3,050,852    3,380,844
                                         -----------   ----------
Total........................            $ 8,362,121  $ 8,044,779
                                         ===========  ===========

                        TERRACE GARDENS TENANTS IN COMMON
      (D/B/A Terrace Gardens Healthcare and Retirement Center)--(Continued)

(3) MORTGAGES PAYABLE

   As tenants in common, Herb Krumsick, Ross Tidemann, Chester West, Jon Kardatzke and Weigand Properties, Inc., borrowed $4,800,000 from Eureka Federal Savings and Loan Association (Eureka) with a promissory note dated July 21, 1987. The interest rate on the Eureka note is adjusted quarterly to equal the 90-day U.S. Treasury bill rate plus 3%, rounded up to the nearest 1/8 %. The borrowers are to make monthly payments of principal and interest, adjusted quarterly, based upon a 25 year fully amortizing schedule of equal monthly payments. All remaining principal and unpaid interest is due on August 1, 2007. The promissory note is secured by a mortgage and security interest in the premises. Any default in the terms and provisions of the Eureka promissory note shall be construed as an event of default under the Mid-Kansas note described below.

   Also as tenants in common, Herb Krumsick, Ross Tidemann, Chester West, Jon Kardatzke and Weigand Properties, Inc., borrowed $4,800,000 from Mid-Kansas Federal Savings and Loan Association of Wichita (Mid-Kansas) with a promissory note dated July 21, 1987. The interest rate on the Mid-Kansas note is adjusted quarterly to equal the 90-day U.S. Treasury bill rate plus 3 1/8 %, rounded up to the nearest 1/8 %. Monthly payments of principal and interest, adjusted quarterly, are based upon a 25 year fully amortizing schedule of equal monthly payments. All remaining principal and unpaid interest shall be due on August 1, 2007. The promissory note is secured by a mortgage on and security interest in the premises. Any default of the borrowers in the terms and provisions of the Mid-Kansas note shall be construed as an event of default under the Eureka mortgage note described above.

   At December 31, 1995, the annual maturities of the mortgages for the five years ending December 31, 2000 and thereafter are as follows:


                         1996........  $  242,086
                         1997........     262,828
                         1998........     285,347
                         1999........     309,797
                         2000........     336,341
                         Thereafter .   6,783,245
                                       ----------
                                       $8,219,644
                                       ==========

(4) NOTE PAYABLE

   As tenants in common, Ross Tidemann, Herb Krumsick, Chester West, Jon Kardatzke and Weigand Properties, Inc. entered into a note with E. Stanley Kardatzke, Jon Kardatzke, E. E. Kardatzke, and Vera L. Kardatzke on December 31, 1986 in the original amount of $2,480,000. This note was subsequently assigned to Jon Kardatzke as the only payee. This note is secured by a second mortgage and security agreement covering the property located in Wichita, Kansas. A default under the promissory notes mentioned in note 3 shall constitute a default under this note. The note as amended bears interest at a rate of 9.75%. The principal balance of the note is payable in monthly principal payments of $6,000 plus accrued interest. Annual maturities are as follows:



                         1996......... $ 72,000
                         1997.........   72,000
                         1998.........   44,000
                                       --------
                                       $188,000
                                       ========

   Interest paid on the mortgages and note approximated the amount of interest expense during the three-year period ended December 31, 1995.

                        TERRACE GARDENS TENANTS IN COMMON
     (D/B/A Terrace Gardens Healthcare and Retirement Center)-- (Continued)

(5) CONCENTRATIONS OF CREDIT RISK

   Receivables from patients and third-party payors at December 31, 1994 and 1995 by payor class are as follows:

                                               1994   1995
                                               ----   ----
                    Medicaid...............     15%    19%
                    Private and other......     85%    81%


(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses at December 31, 1994 and December 31, 1995 are summarized as follows:


                                                   1994       1995
                                                   ----       ----
               Accounts payable..............   $170,320   $174,713
               Accrued salaries and wages....    105,556    114,963
               Other accrued expenses........     56,843     52,408
                                                --------   --------
                                                $332,719   $342,084
                                                ========   ========


(7) RELATED PARTY TRANSACTIONS

   The Facility has recorded a receivable at December 31, 1995 from Chester West, administrator and a tenant in common, in the amount of $14,000, which is included in other current assets. In addition, the Facility has recorded compensation to Mr. West of $106,000 in 1993, $119,943 in 1994 and $116,800 in
1995. Ross Tidemann, the managing co-owner, has been paid management fees of $24,000 in 1993, $24,000 in 1994 and $24,000 in 1995. Jon Kardatzke, Medical
Director and a Tenant In Common, has been paid compensation of $21,600 in 1993, $21,600 in 1994 and $21,600 in 1995.

   No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                              --------------------

                                TABLE OF CONTENTS

                                                     PAGE
                                                    ------
Prospectus Summary................................    3
Risk Factors......................................    6
Company History...................................   17
Use of Proceeds...................................   18
Dividend Policy...................................   18
Capitalization....................................   19
Dilution..........................................   20
Pro Forma Financial Information...................   21
Selected Consolidated Financial Data..............   25
Management's Discussion and Analysis of Financial
Condition and Results of Operations...............   26
Business..........................................   33
Management........................................   48
Certain Transactions..............................   55
Principal and Selling Stockholders................   57
Description of Capital Stock......................   58
Shares Eligible for Future Sale...................   61
Underwriting......................................   63
Legal Matters.....................................   64
Experts...........................................   64
Additional Information............................   64
Index to Financial Statements.....................  F-1

                              -------------------

   Until , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                5,130,600 SHARES


                                     [Logo]


                       INTEGRATED LIVING COMMUNITIES, INC.






                                  COMMON STOCK





                                 ----------------
                                   PROSPECTUS
                                         , 1996
                                 ----------------











                                SMITH BARNEY INC.

                               ALEX. BROWN & SONS
                                  INCORPORATED

                          Donaldson, Lufkin & Jenrette
                             Securities Corporation

                                     PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the Company's estimates (other than the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee) of the expenses in connection with the issuance and distribution of the shares of Common Stock being registered, other than underwriting discounts and commissions and the Representatives non-accountable expense allowance:


          SEC registration fee..............      $   46,610.69
          NASD filing fee ..................          14,017.10
          Nasdaq National Market listing fee          43,124.13
          Printing and engraving expenses ..         150,000.00*
          Legal fees and expenses...........         250,000.00*
          Accounting fees and expenses .....         750,000.00*
          Blue sky fees and expenses........          30,000.00*
          Transfer agent and registrar fees.          10,000.00*
          Miscellaneous expenses ...........          56,248.08*
                                                  ----------------
               Total:.......................      $1,350,000.00*
                                                  ================

   *Estimated

   The Selling Stockholder will not pay any of the foregoing expenses, all of which the Company has agreed to pay.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145(a) of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of an action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 of the GCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

   The Company's Restated Certificate of Incorporation provides that the Company shall indemnify certain persons, including officers, directors, employees and agents, to the fullest extent permitted by Section 145 of the GCL of the State of Delaware. Reference is made to the Restated Certificate of Incorporation filed as Exhibit 3.1. The Company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

   Under Section 9 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify officers, directors and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.



   In January 1996 the Company issued 100 shares of Common Stock to Integrated Health Services, Inc. ("IHS") in consideration of IHS' contribution to it of certain assets. In June 1996 the Company issued to IHS 4,960,900 shares of Common Stock as a dividend to effect a 49,610-for-1 stock split of the Common Stock on June 10, 1996. The foregoing transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereunder. In August 1996, IHS surrendered 1,063,100 shares of Common Stock to the Company. At June 30, 1996, IHS had paid total consideration of $42,398,000, representing the net book value of the facilities contributed as capital to the Company by IHS less the cash distributions received by IHS from the Company.


Item 16.       Exhibits and Financial Statement Schedules

(a) Exhibits
No             Description
- -----          -----------
1              Form of Underwriting Agreement.
2.1            Asset Purchase Agreement, dated as of      , 1996, by and among Terrace Gardens,
               L.P., Herbert L. Krumsick, Jon Kardatzke, Louis Weiss, Chester West, Ross G. Tidemann,
               Nestor R. Weigand, Jr., and Integrated Living Communities at Terrace Gardens, Inc.+
2.2            Asset Purchase Agreement, dated as of June 1, 1996, between Cabot Pointe I, Inc. and Integrated
               Living Communities at Cabot Pointe, Inc. and Certain Shareholders of Cabot Pointe I, Inc.+
3.1            Restated Certificate of Incorporation, as amended.+
3.2            Bylaws.
4.1            Specimen Common Stock Certificate (Description).+
5.             Opinion of Fulbright & Jaworski L.L.P.+
10.1           Declaration of Condominium of West Palm Beach, a Condominium, dated as of June 3, 1996, by Central Park Lodges of West Palm Beach and Integrated Living Communities of West
               Palm Beach, Inc.+
10.2           Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of
               West Palm Beach, Inc. and Central Park Lodges of West Palm Beach, Inc.+
10.3           Amendment to Services Agreement, dated as of June 1, 1996, between Integrated Living
               Communities of West Palm Beach, Inc. and Central Park Lodges of West Palm Beach, Inc.+
10.4           Declaration of Condominium of Treemont, a Condominium, dated as of June 1, 1996, by
               Cambridge Group of Texas, Inc. and Integrated Living Communities of Dallas, Inc.+
10.5           Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of
               Dallas, Inc. and Cambridge Group of Texas, Inc.+

                                      II-2




10.6           Amendment to Services Agreement, dated as of June 1, 1996, between Integrated Living
               Communities of Dallas, Inc. and Cambridge Group of Texas, Inc.+
10.7           Declaration of Condominium of Vintage, a Condominium, dated as of June 1, 1996, by Integrated
               Health Services at Great Bend, Inc. and Integrated Living Communities of Denton (Texas), Inc.+
10.8           Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of Denton
               (Texas), Inc. and Integrated Health Services at Great Bend, Inc.+
10.9           Amendment to Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of Denton (Texas), Inc. and Integrated Health Services at Great Bend, Inc.+
10.10          Administrative Services Agreement, effective June 1, 1996, by and between Integrated Living
               Communities, Inc. and Integrated Health Services, Inc.+
10.11          Lease Agreement, dated as of June 18, 1996, between The Hartmoor Homestead, L.C., as Landlord, and Integrated Living Communities at Wichita, Inc., as Tenant.+
10.12          Purchase Option Agreement, dated as of June 18, 1996, by and between The Hartmoor Homestead, L.C., as
               Owner, and Integrated Living Communities at Wichita, Inc., as Optionee.+
10.13          Right of First Refusal Agreement, dated as of June 18, 1996, by and between The Hartmoor Homestead,
               L.C. and Integrated Living Communities at Wichita, Inc.+
10.14          Lease Agreement, dated as of June 18, 1996, between The Homestead of Garden City, L.C., as Landlord, and Integrated Living Communities at Garden City, Inc., as Tenant.+
10.15          Purchase Option Agreement, dated as of June 18, 1996, by and between The Homestead of Garden City,
               L.C., as Owner, and Integrated Living Communities at Garden City, Inc., as Optionee.+
10.16          Right of First Refusal Agreement, dated as of June 18, 1996, by and between The Homestead of Garden
               City, L.C. and Integrated Living Communities at Garden City, Inc.+
10.17          Sublease, dated as of June 1, 1996, between Integrated Living Communities of Bradenton, Inc. and
               Integrated Health Services of Lester, Inc. (relating to "The Shores").+
10.18          Guaranty, dated as of June 1, 1996, by Integrated Living Communities, Inc. for the benefit of
               Integrated Health Services of Lester, Inc. and Litchfield Asset Management Corp.+
10.19          Sublease, dated as of June 1, 1996, between Integrated Living Communities of Bradenton, Inc. and
               Integrated Health Services of Lester, Inc. (relating to "Cheyenne").+
10.20          Registration Rights Agreement, dated as of June 1, 1996, between Integrated Living Communities, Inc.
               and Integrated Health Services, Inc.+
10.21          Purchase and Sale Agreement, dated as of October 4, 1995, between Liberty Carrington Pointe Limited
               Partnership, as Seller, and Integrated Management-Carrington Pointe, Inc., as Buyer.+
10.22          First Amendment to Purchase and Sale Agreement, dated as of December 15, 1995, between
               Liberty/Carrington Pointe Limited Partnership, as Seller, and Integrated Management-Carrington
               Pointe, Inc., as Buyer.+
10.23          Employment Agreement, dated as of May 1, 1996, between the Company and Edward J. Komp.+
10.24          Employment Agreement, dated as of May 1, 1996, between the Company and Kayda Johnson.+
10.25          Employment Agreement, dated as of May 1, 1996, between the Company and John Poole.+
10.26          Employment Agreement, dated as of May 1, 1996, between the Company and Kyle Shatterly.+
10.27          Form of Indemnification Agreement for officers and directors.+
10.28          Stock Incentive Plan.+
10.29          Form of Option Agreement under Stock Incentive Plan.+
10.30          Non-Employee Director Stock Option Plan.+
10.31          Form of Option Agreement under Non-Employee Director Stock Option Plan.+
10.32          Form of Non-Plan Director Option.+
10.33          Integrated Living Communities, Inc. Supplemental Deferred Compensation Plan.
10.34          Revolving  Credit  Demand Note,  dated  February  29, 1996,  in the principal  amount of  $750,000, between  Lori Zito  d/b/a  Elderly Development  Company,  as Borrower,  and Integrated Health
               Services Retirement  Management,  Inc., as Lender, as amended by Allonge and Amendment of
               Revolving Credit Demand Note dated as of July 9, 1996.+

                                      II-3





10.35          Revolving Credit and Security  Agreement,  dated as of February 29, 1996,  between  Lori Zito d/b/a
               Elderly  Development  Company,  as  Borrower,  and Integrated  Health Services  Retirement  Management,
               Inc., as Lender,  as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated as of
               July 9, 1996.+
10.36          Development Services Agreement, dated as of June 3, 1996, by and among Integrated Living Communities,
               Inc., Integrated Health Services, Inc. and Aguirre, Inc.+
10.37          Letter of Intent Agreement, dated August 23, 1996, among Integrated Living Communities, Inc. and
               Capstone Capital Corporation.
10.38          Loan Commitment letter, dated June 11, 1996, from Health Care Property Investors, Inc. to the
               Company.+
10.39          Asset Purchase Agreement, dated as of January  , 1996, among C.S. Denton Partners, Ltd., Thomas Scott and Integrated Health Services at Great Bend, Inc.+
10.40          Letter Agreement Re: Options to Receive Assignments of Various Land Contracts dated March 27, 1996 between Integrated Living Communities, Inc. and The Homestead Company, L.C.+
10.41          Letter Agreement Re: Options to Receive Assignments of Various Land Contracts dated March 21, 1996 between Integrated Living Communities, Inc. and Lori Zito d/b/a Elderly Development Company.+
10.42          Revolving Credit Note, dated June 30, 1996, in the principal amount of $75,000,000, between
               Integrated Living Communities, Inc., as Maker, and Integrated Health Services, Inc., as Lender.+
10.43          Letter of Intent Agreement, dated as of March 18, 1996, among Integrated Living Communities, Inc. and
               The Homestead Company, L.C.+
10.44          Revolving  Credit  Note,  dated March 18,  1996,  in the  principal amount  of  $800,000,  between  The
               Homestead  Company,  L.C.,  as  Borrower,  and Integrated  Health Services  Retirement  Management,
               Inc., as Lender,  as amended by Allonge and  Amendment of  Revolving  Credit Note dated as of July 12, 1996.+
10.45          Revolving  Credit and  Security Agreement,  dated as of  March  18,  1996,  between  The  Homestead
               Company,   L.C.,  as  Borrower,   and  Integrated  Health  Services Retirement Management, Inc., as
               Lender, as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated as of July 12, 1996.+
10.46          Indemnification Agreement dated August 15, 1996 by and between Integrated Health Services, Inc. and
               Integrated Living Communities, Inc.+
10.47          Ancillary Services Agreement dated as of June 3, 1996 by and among Integrated Living Communities,
               Inc., Integrated Health Services, Inc. and Aguirre, Inc.+
10.48          Partition Agreement, dated as of October 31, 1996, by and among Donald Ross, Fred Fiala, John E.
               Rowe, Integrated Health Services, Inc., Central Park Lodges, Inc., Florida Life Care, Inc., and FLC
               Lakehouse Inc. and Janice Blivas.
10.49          Letter  Agreement,  dated  August 23,  1996,  between  Health  Care Property Investors,  Inc. and
               Integrated Living Communities,  Inc., amending certain provisions of that certain Loan Commitment letter, dated June 11, 1996, from Health Care Property Investors, Inc. to the Company.
21.            Subsidiaries of the Registrant.+
23.1           Consent of KPMG Peat Marwick LLP
23.2           Consent of Deloitte & Touche LLP
23.3           Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).+
24.1           Power of Attorney (included on signature page).+
24.2           Certified Resolution.+
27.            Financial Data Schedule+

+ Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES

ITEM 17. UNDERTAKINGS.

   A. The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   B. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   C. The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills and State of Maryland on the 20th day of September, 1996.

                                      By:  /s/ Edward J. Komp
                                           -------------------------------------
                                                    Edward J. Komp
                                           President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                               TITLE                           DATE
- ----------------------------------  --------------------------------------- ----------------------
/s/ Edward J. Komp                  President, Chief Executive                  September 20, 1996
- -------------------------------       Officer and Director
Edward J. Komp                        principal executive officer)


/s/ John B. Poole*                  Senior Vice President--                     September 20, 1996
- -------------------------------       Chief Financial Officer
John B. Poole                         (principal financial and
                                      accounting officer)


/s/ Robert N. Elkins*               Chairman of the Board of Directors          September 20, 1996
- -------------------------------
Robert N. Elkins, M.D.

                                    Director
- -------------------------------
Luis Bared


/s/ Lawrence P. Cirka*              Director                                    September 20, 1996
- --------------------------------
Lawrence P. Cirka


/s/ Charles A. Laverty*             Director                                    September 20, 1996
- --------------------------------
Charles A. Laverty


/s/ Lisa Merritt*                   Director                                    September 20, 1996
- --------------------------------
Lisa Merritt



*By: /s/ Edward J. Komp
     ---------------------------
           Edward J. Komp
     (as ttorney-in-fact for
   each of the ersons indicated)

                                      II-6

                                  EXHIBIT INDEX



 Exhibit
  No.                                                    Description                                           Page
 -----         ----------------------------------------------------------------------------------------------- ---------

1.             Form of Underwriting Agreement.
2.1            Asset Purchase Agreement, dated as of      , 1996, by and among Terrace Gardens,
               L.P., Herbert L. Krumsick, Jon Kardatzke, Louis Weiss, Chester West, Ross G. Tidemann,
               Nestor R. Weigand, Jr., and Integrated Living Communities at Terrace Gardens, Inc.+
2.2            Asset Purchase Agreement, dated as of June 1, 1996, between Cabot Pointe I, Inc. and Integrated
               Living Communities at Cabot Pointe, Inc. and Certain Shareholders of Cabot Pointe I, Inc.+
3.1            Restated Certificate of Incorporation, as amended.+
3.2            Bylaws.
4.1            Specimen Common Stock Certificate (Description).+
5.             Opinion of Fulbright & Jaworski L.L.P.+
10.1           Declaration of Condominium of West Palm Beach, a Condominium, dated as of June 3, 1996, by Central Park Lodges of West Palm Beach and Integrated Living Communities of West
               Palm Beach, Inc.+
10.2           Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of
               West Palm Beach, Inc. and Central Park Lodges of West Palm Beach, Inc.+
10.3           Amendment to Services Agreement, dated as of June 1, 1996, between Integrated Living
               Communities of West Palm Beach, Inc. and Central Park Lodges of West Palm Beach, Inc.+
10.4           Declaration of Condominium of Treemont, a Condominium, dated as of June 1, 1996, by
               Cambridge Group of Texas, Inc. and Integrated Living Communities of Dallas, Inc.+
10.5           Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of
               Dallas, Inc. and Cambridge Group of Texas, Inc.+
10.6           Amendment to Services Agreement, dated as of June 1, 1996, between Integrated Living
               Communities of Dallas, Inc. and Cambridge Group of Texas, Inc.+
10.7           Declaration of Condominium of Vintage, a Condominium, dated as of June 1, 1996, by Integrated
               Health Services at Great Bend, Inc. and Integrated Living Communities of Denton (Texas), Inc.+
10.8           Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of Denton
               (Texas), Inc. and Integrated Health Services at Great Bend, Inc.+
10.9           Amendment to Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of Denton (Texas), Inc. and Integrated Health Services at Great Bend, Inc.+
10.10          Administrative Services Agreement, effective June 1, 1996, by and between Integrated Living
               Communities, Inc. and Integrated Health Services, Inc.+
10.11          Lease Agreement, dated as of June 18, 1996, between The Hartmoor Homestead, L.C., as Landlord, and Integrated Living Communities at Wichita, Inc., as Tenant.+
10.12          Purchase Option Agreement, dated as of June 18, 1996, by and between The Hartmoor Homestead, L.C., as
               Owner, and Integrated Living Communities at Wichita, Inc., as Optionee.+
10.13          Right of First Refusal Agreement, dated as of June 18, 1996, by and between The Hartmoor Homestead,
               L.C. and Integrated Living Communities at Wichita, Inc.+
10.14          Lease Agreement, dated as of June 18, 1996, between The Homestead of Garden City, L.C., as Landlord, and Integrated Living Communities at Garden City, Inc., as Tenant.+


 Exhibit
  No.                                                    Description                                                    Page
 -----         -----------------------------------------------------------------------------------------------          ---------
10.15          Purchase Option Agreement, dated as of June 18, 1996, by and between The Homestead of Garden City,
               L.C., as Owner, and Integrated Living Communities at Garden City, Inc., as Optionee.+
10.16          Right of First Refusal Agreement, dated as of June 18, 1996, by and between The Homestead of Garden
               City, L.C. and Integrated Living Communities at Garden City, Inc.+
10.17          Sublease, dated as of June 1, 1996, between Integrated Living Communities of Bradenton, Inc. and
               Integrated Health Services of Lester, Inc. (relating to "The Shores").+
10.18          Guaranty, dated as of June 1, 1996, by Integrated Living Communities, Inc. for the benefit of
               Integrated Health Services of Lester, Inc. and Litchfield Asset Management Corp.+
10.19          Sublease, dated as of June 1, 1996, between Integrated Living Communities of Bradenton, Inc. and
               Integrated Health Services of Lester, Inc. (relating to "Cheyenne").+
10.20          Registration Rights Agreement, dated as of June 1, 1996, between Integrated Living Communities, Inc.
               and Integrated Health Services, Inc.+
10.21          Purchase and Sale Agreement, dated as of October 4, 1995, between Liberty Carrington Pointe Limited
               Partnership, as Seller, and Integrated Management-Carrington Pointe, Inc., as Buyer.+
10.22          First Amendment to Purchase and Sale Agreement, dated as of December 15, 1995, between
               Liberty/Carrington Pointe Limited Partnership, as Seller, and Integrated Management-Carrington
               Pointe, Inc., as Buyer.+
10.23          Employment Agreement, dated as of May 1, 1996, between the Company and Edward J. Komp.+
10.24          Employment Agreement, dated as of May 1, 1996, between the Company and Kayda Johnson.+
10.25          Employment Agreement, dated as of May 1, 1996, between the Company and John Poole.+
10.26          Employment Agreement, dated as of May 1, 1996, between the Company and Kyle Shatterly.+
10.27          Form of Indemnification Agreement for officers and directors.+
10.28          Stock Incentive Plan.+
10.29          Form of Option Agreement under Stock Incentive Plan.+
10.30          Non-Employee Director Stock Option Plan.+
10.31          Form of Option Agreement under Non-Employee Director Stock Option Plan.+
10.32          Form of Non-Plan Director Option.+
10.33          Integrated Living Communities, Inc. Supplemental Deferred Compensation Plan.
10.34          Revolving  Credit  Demand Note,  dated  February  29, 1996,  in the principal  amount of  $750,000, between  Lori Zito  d/b/a  Elderly Development  Company,  as Borrower,  and Integrated Health
               Services Retirement  Management,  Inc., as Lender, as amended by Allonge and Amendment of
               Revolving Credit Demand Note dated as of July 9, 1996.+
10.35          Revolving Credit and Security  Agreement,  dated as of February 29, 1996,  between  Lori Zito d/b/a
               Elderly  Development  Company,  as  Borrower,  and Integrated  Health Services  Retirement  Management,
               Inc., as Lender,  as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated as of
               July 9, 1996.+
10.36          Development Services Agreement, dated as of June 3, 1996, by and among Integrated Living Communities,
               Inc., Integrated Health Services, Inc. and Aguirre, Inc.+

 Exhibit
  No.                                                    Description                                                    Page
 -----         -----------------------------------------------------------------------------------------------          ---------
10.37          Letter of Intent Agreement, dated August 23, 1996, among Integrated Living Communities, Inc. and
               Capstone Capital Corporation.
10.38          Loan Commitment letter, dated June 11, 1996, from Health Care Property Investors, Inc. to the
               Company.+
10.39          Asset Purchase Agreement, dated as of January  , 1996, among C.S. Denton Partners, Ltd., Thomas Scott and Integrated Health Services at Great Bend, Inc.+
10.40          Letter Agreement Re: Options to Receive Assignments of Various Land Contracts dated March 27, 1996 between Integrated Living Communities, Inc. and The Homestead Company, L.C.+
10.41          Letter Agreement Re: Options to Receive Assignments of Various Land Contracts dated March 21, 1996 between Integrated Living Communities, Inc. and Lori Zito d/b/a Elderly Development Company.+
10.42          Revolving Credit Note, dated June 30, 1996, in the principal amount of $75,000,000, between
               Integrated Living Communities, Inc., as Maker, and Integrated Health Services, Inc., as Lender.+
10.43          Letter of Intent Agreement, dated as of March 18, 1996, among Integrated Living Communities, Inc. and
               The Homestead Company, L.C.+
10.44          Revolving  Credit  Note,  dated March 18,  1996,  in the  principal amount  of  $800,000,  between  The
               Homestead  Company,  L.C.,  as  Borrower,  and Integrated  Health Services  Retirement  Management,
               Inc., as Lender,  as amended by Allonge and  Amendment of  Revolving  Credit Note dated as of July 12, 1996.+
10.45          Revolving  Credit and  Security Agreement,  dated as of  March  18,  1996,  between  The  Homestead
               Company,   L.C.,  as  Borrower,   and  Integrated  Health  Services Retirement Management, Inc., as
               Lender, as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated as of July 12, 1996.+
10.46          Indemnification Agreement dated August 15, 1996 by and between Integrated Health Services, Inc. and
               Integrated Living Communities, Inc.+
10.47          Ancillary Services Agreement dated as of June 3, 1996 by and among Integrated Living Communities,
               Inc., Integrated Health Services, Inc. and Aguirre, Inc.+
10.48          Partition Agreement, dated as of October 31, 1996, by and among Donald Ross, Fred Fiala, John E.
               Rowe, Integrated Health Services, Inc., Central Park Lodges, Inc., Florida Life Care, Inc., and FLC
               Lakehouse Inc. and Janice Blivas.
10.49          Letter  Agreement,  dated  August 23,  1996,  between  Health  Care Property Investors,  Inc. and
               Integrated Living Communities,  Inc., amending certain provisions of that certain Loan Commitment letter, dated June 11, 1996, from Health Care Property Investors, Inc. to the Company.
21.            Subsidiaries of the Registrant.+
23.1           Consent of KPMG Peat Marwick LLP
23.2           Consent of Deloitte & Touche LLP
23.3           Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).+
24.1           Power of Attorney (included on signature page).+
24.2           Certified Resolution.+
27.            Financial Data Schedule+


+ Previously filed.